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As filed with the Securities and Exchange Commission on December 26, 2001

Registration No. 333-74362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTILICORP UNITED INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	4932 (Primary Standard Industrial Classification Code Number)	44-0541877 (I.R.S. Employer Identification No.)

20 WEST NINTH STREET
KANSAS CITY, MISSOURI 64105
(816) 421-6600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

LESLIE J. PARRETTE, JR., ESQ.
SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
UTILICORP UNITED INC.
20 WEST NINTH STREET
KANSAS CITY, MISSOURI 64105
(816) 421-6600

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

ARTHUR FLEISCHER, JR., ESQ.
PHILIP RICHTER, ESQ.
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
One New York Plaza
New York, New York 10004
(212) 859-8000

    Approximate date of commencement of proposed sale to the public:  As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Offer to Exchange
0.6896 of a Share of Common Stock
of
UtiliCorp United Inc.
for
Each Outstanding Share of Class A Common Stock
of
Aquila, Inc.

  This Exchange Offer, and Your Right to Withdraw Aquila Shares You Tender Into This Offer, Will Expire At 5:00 p.m., New York City Time, On January 4, 2002, Unless We Extend This Offer.

    We are offering to exchange 0.6896 of a share of UtiliCorp common stock for each outstanding share of Class A common stock of Aquila, on the terms and conditions contained in this prospectus and in the related letter of transmittal.

    We will not acquire any Aquila shares in this exchange offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp tender into this offer at least a majority of Aquila's outstanding Class A shares. Based on the number of Class A shares of Aquila outstanding, Aquila stockholders other than our directors and executive officers must tender at least 9,987,501 shares for this condition to be satisfied. We will not waive this condition. Our obligation to exchange UtiliCorp shares for Aquila shares is also subject to other conditions described in this prospectus under "The Offer—Conditions of the Offer" beginning on page 45.

    We do not currently own any Class A shares of Aquila, but do own all 80,025,000 outstanding shares of Aquila's Class B common stock. These Class B shares represent approximately 80% of all of the outstanding shares of both classes of Aquila's common stock combined. If we successfully complete this exchange offer, we will convert our Class B shares into Class A shares. Under Delaware law we will then be permitted to effect a "short form" merger with Aquila without the approval of Aquila's board of directors or the remaining holders of Aquila's Class A shares. We will effect the merger as soon as possible after we complete this offer, unless a court prevents us from doing so. Each Class A share of Aquila that we do not acquire in this offer will be converted in the merger into the right to receive 0.6896 of a UtiliCorp share, unless the holder of the Aquila share properly perfects appraisal rights under Delaware law. After we complete the merger, Aquila will be a wholly owned subsidiary of UtiliCorp.

    See "Risk Factors" beginning on page 17 for a discussion of issues that you should consider in determining whether to tender your shares into this offer.

    UtiliCorp's common stock is listed on the New York, Pacific and Toronto Stock Exchanges and trades under the symbol "UCU." Aquila's Class A common stock is listed on the New York Stock Exchange and trades under the symbol "ILA."

    We are not asking you for a proxy and you are requested not to send us a proxy with respect to this offer.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the UtiliCorp common stock to be issued in this offer and the subsequent merger or determined if the information contained in this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 26, 2001.

i

Certain Effects of the Offer	48
Conduct of Aquila if the Offer is Not Completed	50
Establishment of Audit Committee of Aquila's Board of Directors	50
Relationships With Aquila	50
Accounting Treatment	58
Fees and Expenses	58
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	60
INTERESTS OF CERTAIN PERSONS IN THE OFFER	63
Treatment of Aquila Stock Options	63
Interests of Aquila's Directors and Executive Officers	63
COMPARISON OF RIGHTS OF HOLDERS OF AQUILA'S CLASS A COMMON STOCK AND HOLDERS OF UTILICORP'S COMMON STOCK	70
WHERE YOU CAN FIND MORE INFORMATION	78
LEGAL MATTERS	79
EXPERTS	79
MISCELLANEOUS	79

ii

    As permitted under the rules of the SEC, this prospectus incorporates important business and financial information about UtiliCorp that is contained in documents we have filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 77.

    You may also obtain copies of these documents, without charge, upon written or oral request to our information agent for this offer, Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, collect at (212) 754-8000 or toll-free at (800) 607-0088. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. Unless this offer is extended, the latest you should request copies of these documents is December 27, 2001.

iii

    Except as otherwise specifically noted, "we," "our," "us" and similar words in this prospectus refer to UtiliCorp.

    In "Questions and Answers About the Offer" below and in the "Summary" beginning on page 7, we highlight selected information from this prospectus but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger and for a more complete description of their legal terms, you should read carefully this entire prospectus, including the annexes, as well as the documents we have incorporated by reference into this prospectus. See "Where You Can Find More Information" beginning on page 77.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.
Why is UtiliCorp making the offer?

A.
We currently own all 80,025,000 outstanding shares of Aquila's Class B common stock. These shares represent approximately 80% of all of the outstanding shares of both classes of Aquila's common stock combined. We are making the offer for the purpose of acquiring all of the outstanding shares of Aquila's Class A common stock, none of which we own currently, in order to recombine Aquila with UtiliCorp.

Q.
Why has UtiliCorp decided to propose a recombination of Aquila with UtiliCorp rather than proceed with its previously announced spin-off?

A.
In connection with Aquila's initial public offering in April 2001, we announced our then current intention to complete a spin-off of our remaining interest in Aquila within twelve months of the IPO. We indicated, however, that we would not complete the spin-off if our board of directors determined that doing so was no longer in the best interests of UtiliCorp and its stockholders.

  In a meeting held on November 7, 2001, our board of directors determined that proceeding with the spin-off was no longer in the best interests of UtiliCorp and its stockholders and authorized us to propose, instead, a recombination of UtiliCorp and Aquila. Our board's decision was based on a variety of factors, including:

  •
  the changes that have occurred in the energy merchant sector and the general economy since Aquila's IPO and the impact of these changes on the capital markets;

  •
  the recent decline in the price-to-earnings multiple at which Aquila's shares are trading, despite materially increased earnings estimates for Aquila and Aquila's achievement of results that have exceeded expectations;

  •
  Aquila's need for a stronger asset base and more stable cash flow to pursue successfully its significant growth opportunities; and

  •
  our belief that greater stockholder value could be realized by both UtiliCorp and Aquila stockholders by recombining the financial strength of UtiliCorp with the significant growth opportunities of Aquila and thereby creating a combined company with a larger asset base and earnings potential, more stable cash flow and more efficient access to capital to execute its growth strategy.

  We describe the reasons for the offer in greater detail in "Background and Reasons for the Offer and Merger; Our Change in Strategy" beginning on page 22.

Q.
UtiliCorp has announced plans to change its business strategy to emphasize a merchant strategy. Why is UtiliCorp doing this and how will its business change as a result?

A.
The merchant strategy behind Aquila's rapid growth has been a key driver behind the successful achievement of our earnings targets. Accordingly, our board of directors has determined that UtiliCorp would be better served by embracing Aquila's merchant strategy as our core strategy and utilizing the combined company's financial strength, asset base, earnings, cash flow and access to capital to support this strategy. As a part of this strategy, we expect to pursue acquisitions and investments that leverage our commodity services capability and liquidity across North America and allow us to develop risk management products for our clients. We also intend to monetize portions of our global networks business over time with the goal of shifting capital from lower-growth network assets to higher-growth opportunities, while at the same time retaining a sufficient portion of our global networks business to maintain a critical level of stable cash flow.

  To symbolize our change in strategy, we intend to adopt Aquila, Inc. as our corporate name. This name change will occur only if we successfully complete the offer and subsequent merger. See "Background and Reasons for the Offer and Merger; Our Change in Strategy" beginning on page 22 for additional discussion of our change in strategy.

Q.
What will I receive in exchange for Aquila shares that I tender into the offer?

A.
If we successfully complete the offer, you will receive 0.6896 of a share of UtiliCorp common stock in exchange for each Aquila share that you validly tender into the offer. We will not issue fractional shares of UtiliCorp common stock. Instead, any Aquila stockholder entitled to receive a fractional UtiliCorp share will receive cash in an amount equal to the fraction, multiplied by the closing price of a UtiliCorp share on the NYSE on the day the offer expires. See "The Offer—Cash Instead of Fractional Shares of UtiliCorp Common Stock" on page 37.

Q.
What are the potential benefits of this offer to Aquila stockholders?

A.
We believe that this offer should be attractive to Aquila stockholders for the reasons described elsewhere in this prospectus as well as for the following reasons:
•
based on the closing prices of UtiliCorp's and Aquila's shares on November 6, 2001, the day before our announcement of this offer, the exchange ratio represented a 15% premium over the price of Aquila's shares;

•
the exchange ratio exceeds the ratio of 0.6782 reflected by the relative value of an Aquila share as compared to a UtiliCorp share at the time of Aquila's IPO, based on Aquila's IPO price and the $35.39 closing price per share of UtiliCorp common stock on April 23, 2001, the day the IPO price was determined;

•
if we successfully complete the offer, you will hold shares in a larger combined company, which we believe (1) will have greater access to capital to pursue strategic growth opportunities than would Aquila on a stand-alone basis and (2) will be better positioned to realize our targeted average long-term annual earnings growth of at least 15%, with lower associated risk and volatility than Aquila on a stand-alone basis;

•
as a result of your exchange of Aquila shares for UtiliCorp shares, you will receive UtiliCorp's dividend, which we expect to continue to pay at our current annual rate of $1.20 per share. See "—UtiliCorp Dividend Policy" on page 16. Your receipt of this dividend will increase your total return on investment. Aquila does not currently pay a dividend with respect to its shares;

•
we expect that, as a stockholder of UtiliCorp, you will hold shares for which the trading market will be more liquid than is the trading market for Aquila's shares; and

•
you will have the opportunity to continue to participate in Aquila's growth through your ownership of UtiliCorp shares. As we noted above, UtiliCorp will adopt Aquila's energy merchant strategy as its core strategy. Moreover, we expect that UtiliCorp will be better positioned than Aquila on a stand-alone basis to pursue this strategy by utilizing the combined company's greater financial strength and access to capital, larger asset base and larger and more stable earnings and cash flow.

  We describe various factors Aquila stockholders should consider in deciding whether to tender their shares under "Risk Factors" beginning on page 17 and "Additional Factors for Consideration by Aquila Stockholders" beginning on page 26. We describe the principal bases for our earnings growth target under "Financial Forecasts" on page 31.

Q.
What are some of the other factors I should consider in deciding whether to tender my Aquila shares?

A.
In addition to the factors described elsewhere in this prospectus, you should consider the following:

•
the exchange ratio reflects a value per Aquila share below Aquila's IPO price of $24 and below the highest trading price at which Aquila shares have traded since Aquila's IPO in late April 2001. The highest Aquila trading price was $35 reached on May 21, 2001;

•
as a stockholder of UtiliCorp, your interest in the performance and prospects of Aquila will be only indirect and in proportion to your share ownership in UtiliCorp. You therefore may not realize the same financial benefits of any future appreciation in the value of Aquila that you may realize if you remain an Aquila stockholder;

•
Aquila has recently experienced significant growth, and we derive a significant portion of our financial results from Aquila. For the nine months ended September 30, 2001, Aquila's net income increased by 238% and its earnings before interest and taxes, or EBIT, increased by 214% over its net income and EBIT for the same period of the prior year. In addition, during the nine months ended September 30, 2001, including minority interest in income of Aquila but excluding the gain realized from UtiliCorp's sale of Aquila shares in its IPO, we derived approximately 46% of our EBIT and 57% of our net income from Aquila; and

•
because we own approximately 80% of the outstanding shares of both classes of Aquila's common stock combined, and approximately 98% of the voting power of the outstanding shares of Aquila's common stock and we do not intend to sell our Aquila shares, there can be no effective "market check" on our offer. The possibility is remote that any third party would bid for Aquila under these circumstances.

  We describe various factors Aquila stockholders should consider in deciding whether to tender their shares under "Risk Factors" beginning on page 17 and "Additional Factors for Consideration by Aquila Stockholders" beginning on page 26.

Q.
If I decide not to tender, how will this affect the offer and my Aquila shares?

A.
We will not acquire any shares of Aquila in the offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp have tendered into the offer, and not withdrawn, as of the expiration of the offer, a majority of the outstanding Class A shares of Aquila. As of November 30, 2001, there were 19,975,000 Class A shares outstanding. Accordingly, for us to acquire any Aquila shares, stockholders of Aquila who are not directors and executive officers of UtiliCorp must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 9,987,501 Class A shares. Because we will not waive this condition, your failure to tender your Aquila shares will reduce the likelihood that we will receive tenders of a sufficient number of Class A shares to be able to complete the offer.

     If you do not tender your Aquila shares and we nonetheless successfully complete the offer, we will convert the Class B shares we hold in Aquila into Class A shares. Under Delaware law we will then be permitted to effect a "short form" merger with Aquila without the approval of Aquila's board of directors or the remaining holders of Aquila's Class A shares. We will effect such a merger as soon as possible after we complete the offer, unless a court prevents us from doing so. Each Class A share of Aquila that we do not acquire in the offer will be converted in the merger into the right to receive 0.6896 of a share of UtiliCorp common stock, and cash in lieu of fractional shares, unless you properly perfect your appraisal rights under Delaware law. See "The Offer—Purpose of the Offer; The Merger" beginning on page 42 and "The Offer—Appraisal Rights" beginning on page 43.

  If we do not successfully complete the offer, your Aquila shares will remain outstanding and we expect that Aquila will remain a majority owned subsidiary of UtiliCorp. See "The Offer—Conduct of Aquila if the Offer is Not Completed" beginning on page 49.

Q.
How long will it take to complete the offer and the subsequent "short form" merger?

A.
We hope to complete the offer promptly after its expiration at 5:00 p.m., New York City time, on January 4, 2002. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer's scheduled expiration or if we are required to extend the offer by the rules of the SEC. We will complete the merger as soon as possible after the successful completion of the offer, unless a court prevents us from doing so.

Q.
Will Aquila's board make a recommendation concerning the offer?

A.
On December 14, 2001, Aquila filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 which states that, for the reasons described in the Schedule 14D-9, Aquila's board determined to remain neutral and make no recommendation to Aquila's stockholders with respect to the offer and subsequent merger. We understand that Aquila has mailed copies of its Schedule 14D-9 to its stockholders. In evaluating this offer, you should be aware that all three members of the Aquila board are directors and/or executive officers of UtiliCorp and two of Aquila's directors are significant stockholders of UtiliCorp. They therefore have conflicts of interest with respect to the offer. For additional information on interests that Aquila's board members and executive officers may have in the offer and subsequent merger, see "Interests of Certain Persons in the Offer" beginning on page 63.

Q.
Has UtiliCorp negotiated, or sought the approval of, the terms of this offer or the merger with Aquila?

A.
No. We have not negotiated the terms of this offer or the subsequent merger with Aquila, its board of directors or any special committee of its board. Moreover, we have not requested that Aquila, its board of directors or any special committee of its board approve this offer.

Q.
Has the Aquila board formed a special committee of independent directors to evaluate UtiliCorp's offer?

A.
No. All three members of Aquila's board are directors and/or executive officers of UtiliCorp. Accordingly, there are currently no independent directors of Aquila who could serve as a special committee of independent directors of its board to evaluate our offer. Aquila has announced that its board has engaged The Blackstone Group L.P. as financial advisor and Jones, Day, Reavis & Pogue and Potter Anderson & Corroon L.L.P. as legal counsel to assist the Aquila board in performing its duties to the holders of Aquila's Class A shares in connection with our offer. A summary of the financial analysis of the 0.6896 exchange ratio that Blackstone provided to the Aquila board is contained in Aquila's solicitation/recommendation statement on Schedule 14D-9.

Q.
Why doesn't Aquila have independent directors? Isn't this required for Aquila's shares to remain listed on the NYSE?

A.
Under the rules of the NYSE, Aquila was required to establish an audit committee comprised of at least two independent directors within 90 days after its IPO and add a third independent director to the audit committee within one year after the IPO. Although Aquila has undertaken a process for selection of independent directors, it has not yet made an appointment. Aquila has committed to the NYSE that, if the offer is not successfully completed, Aquila's board, with our full support, will promptly appoint two current independent directors on UtiliCorp's board as independent directors of Aquila and as members of Aquila's audit committee. The NYSE has indicated that appointment of these directors to Aquila's audit committee would satisfy the NYSE's audit committee requirements. See "The Offer—Establishment of Audit Committee of Aquila's Board of Directors" on page 50.

Q.
What percentage of UtiliCorp common stock will Aquila Class A stockholders own after the offer and the merger?

A.
We anticipate that the completion of the offer and the merger will result in the exchange of the outstanding shares of Aquila's Class A common stock into approximately 10.6% of the shares of UtiliCorp common stock outstanding at the conclusion of the transactions, not including options of either company. In general, this assumes that: (1) 13,774,760 shares of UtiliCorp common stock will be issued in the offer and the subsequent merger; (2) approximately 116 million shares of UtiliCorp common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and (3) no Aquila stockholders exercise appraisal rights. The holders of UtiliCorp common stock are entitled to one vote for each share held. The former public stockholders of Aquila, who would receive UtiliCorp common stock, will, therefore, hold approximately 10.6% of the outstanding voting power of UtiliCorp immediately following the offer and the subsequent merger.

Q.
Have any lawsuits been filed in connection with the offer?

A.
Yes. After we announced our proposal to acquire the Class A shares of Aquila, individual stockholders of Aquila filed complaints in Delaware and Missouri courts purporting to commence class action lawsuits. On December 5, 2001, stockholders of Aquila filed a consolidated amended class action complaint against UtiliCorp, Aquila and Aquila's directors in a Delaware court. This complaint alleges that (1) the defendants have violated provisions of Aquila's certificate of incorporation and failed to satisfy an alleged commitment to establish an independent audit committee of Aquila's board contained in Aquila's IPO prospectus; (2) UtiliCorp's making of the exchange offer at this time constitutes a breach of its and the Aquila directors' fiduciary duties; and (3) UtiliCorp and Aquila's directors have violated their fiduciary duties by failing to make full and fair disclosure in connection with the exchange offer. The complaint seeks to enjoin the exchange offer until two independent directors are appointed to Aquila's board. On December 14, 2001, the Delaware court ordered expedited proceedings and scheduled a hearing for January 2, 2002 in response to the plaintiff's request to be heard on a motion for a preliminary injunction of the offer. See "The Offer—Certain Effects of the Offer—Stockholder Litigation" beginning on page 48 for a more detailed discussion of the lawsuits.

Q.
What are the most significant conditions to the offer?

A.
The offer is subject to several conditions, including:

•
a majority of Aquila's outstanding Class A shares having been tendered by Aquila stockholders who are not directors or executive officers, and not withdrawn, as of the expiration of the offer; we refer to this condition as the minimum condition;

•
the registration statement of which this prospectus is a part having been declared effective by the SEC;

•
the shares of UtiliCorp common stock to be issued in the offer and the subsequent merger having been approved for listing on the New York, Toronto and Pacific Stock Exchanges, subject to official notice of issuance; we have obtained this approval;

•
our acquisition of Aquila shares and issuance of UtiliCorp shares in the offer and the subsequent merger having been authorized by the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act;

  •
  the tax opinion delivered by Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp, to the effect that the offer and the subsequent merger will be treated as a tax free reorganization for federal income tax purposes not having been withdrawn;

  •
  there not having occurred any event that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on Aquila;

  •
  the absence of legal impediments to the offer or the subsequent merger; and

  •
  the absence of certain litigation or other legal action by or before any court or governmental authority that, in our reasonable judgment, is reasonably likely to be successful or result in material liability for Aquila or us.

  We will not waive the minimum condition, the registration statement effectiveness condition, the listing condition or the FERC consent condition. These conditions and other conditions to the offer are discussed in this prospectus under "The Offer—Conditions of the Offer" beginning on page 45.

Q.
Will I be taxed on the UtiliCorp common stock that I receive?

A.
You will generally not recognize income, gain or loss for United States federal income tax purposes upon the receipt of the UtiliCorp shares in exchange for your Aquila shares, other than any income, gain or loss recognized on the receipt of cash in lieu of fractional shares. See "The Offer—Material U.S. Federal Income Tax Consequences" beginning on page 40. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.

Q.
Will I have to pay any fees or commissions?

A.
If you are the record owner of your Aquila shares and you tender your shares directly to UMB Bank, n.a., the exchange agent for the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q.
Are UtiliCorp's business, prospects and financial condition relevant to my decision to tender my shares in the offer?

A.
Yes. Aquila shares accepted in the offer will be exchanged for UtiliCorp shares and therefore you should consider UtiliCorp's business, prospects and financial condition before you decide to tender your shares in the offer. In considering our business, prospects and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See "Where You Can Find More Information" beginning on page 78.

Q.
Whom can I call with questions about the offer?

A.
You can contact our information agent for the offer:

445 Park Avenue, 5th Floor
New York, NY 10022

E-mail: AQUILA.INFO@MORROWCO.COM
Call Collect: (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468
Stockholders Please Call: (800) 607-0088

SUMMARY

Introduction

    We are proposing to acquire all of the outstanding shares of Aquila's Class A common stock, the class of Aquila's common stock held by the public. We do not currently own any shares of Aquila's Class A common stock, but we do own 80,025,000 shares of Aquila's Class B common stock, each of which is convertible into one share of Aquila's Class A common stock. These Class B shares represent approximately 80% of all of the outstanding shares of both classes of Aquila's common stock combined. Because each Class B share entitles us to ten votes, we hold approximately 98% of the combined voting power of all of Aquila's common stock.

    We are offering to exchange 0.6896 of a share of UtiliCorp common stock for each outstanding share of Aquila's Class A common stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Aquila in the offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp have tendered into this offer, and not withdrawn, as of the expiration of the offer, a majority of outstanding shares of Class A common stock of Aquila not beneficially owned by our directors and executive officers. As of November 30, 2001, there were 19,975,000 Class A shares outstanding. Accordingly, for us to acquire any Aquila shares, stockholders of Aquila who are not directors and executive officers of UtiliCorp must have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 9,987,501 Class A shares. We will not waive this condition. There are also other conditions to the offer that are described under "The Offer—Conditions of the Offer" beginning on page 45.

    If we successfully complete the offer, we will convert all of our Class B shares into Class A shares of Aquila. We will then own more than 90% of the outstanding shares of Aquila's Class A common stock and be permitted to effect a "short form" merger with Aquila under Delaware law without the approval of Aquila's board or remaining stockholders. We will contribute all of the Class A shares of Aquila we hold to a wholly owned subsidiary and effect a "short form" merger of Aquila with that wholly owned subsidiary as soon as possible after we complete the offer, unless a court prevents us from doing so. Each outstanding Class A share we do not acquire in the offer will be converted in the merger into the right to receive 0.6896 of a share of UtiliCorp common stock and cash in lieu of fractional shares, the same consideration per Aquila share you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See "The Offer—Purpose of the Offer; The Merger" beginning on page 42 and "The Offer—Appraisal Rights" beginning on page 43. After completion of the merger, Aquila will be a wholly owned subsidiary of UtiliCorp.

Information about UtiliCorp and Aquila

UTILICORP UNITED INC.
20 West Ninth Street
Kansas City, Missouri 64105
(816) 421-6600

    UtiliCorp is a multinational energy solutions provider headquartered in Kansas City, Missouri. Initially established as Missouri Public Service Company in 1917, it was reincorporated in Delaware as UtiliCorp United Inc. in 1985. Our intention is to be a leading multinational energy solutions provider and we are seeking to be a premier manager of energy assets and a leading energy merchant and services provider. We currently operate regulated and merchant businesses on three continents and our businesses have historically been organized into three groups consisting of Networks, Energy Merchant and Services. We have recently combined our Networks and Service groups into the Global Networks Group. See "Information Concerning UtiliCorp and Recent Events" beginning on page 28.

AQUILA, INC.
1100 Walnut Street
Suite 3300
Kansas City, Missouri 64106
(816) 527-1000

    Aquila markets and trades wholesale natural gas, electricity and other commodities, and deals in a wide range of energy related financial and risk management products and services in North America and Western Europe. Aquila also owns, operates and contractually controls electric power generation assets, natural gas gathering, transportation, processing and storage assets, and a coal blending, storage and handling facility. See "Information Concerning Aquila and Recent Events" on page 30 and in Annex A to this prospectus.

The Offer

Exchange of Class A Shares of Aquila; Delivery of UtiliCorp Common Stock

    Upon the terms and subject to the conditions of the offer, we will accept for exchange, and will exchange, Class A shares of Aquila validly tendered and not properly withdrawn promptly after the expiration of the offer for shares of UtiliCorp common stock. See "The Offer—Exchange of Class A Aquila Shares; Delivery of UtiliCorp Common Stock" beginning on page 36.

Timing of The Offer

    We commenced the offer on December 3, 2001, the date of this prospectus. The offer is currently scheduled to expire at 5:00 p.m., New York City time, on January 4, 2002. However, we may extend the offer as necessary, on one or more occasions, until all the conditions to the offer have been satisfied or, where permissible, waived. For further details, see "The Offer—Extension, Termination and Amendment" on page 36.

Extension, Termination and Amendment

    We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to UMB Bank, n.a., the exchange agent for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend the offer, although we currently intend to do so until all conditions to the offer have been satisfied or, where permissible, waived. During any extension, all Aquila shares previously tendered and not withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your Aquila shares as described under "The Offer—Withdrawal Rights" beginning on page 38.

    We also reserve the right to make any changes in the terms and conditions of the offer. However, in no event will we complete the offer unless the minimum condition is satisfied, the registration statement we have filed with the SEC, of which this prospectus is a part, has been declared effective, the FERC has authorized our acquisition of Aquila's Class A shares and the issuance of the UtiliCorp shares in the offer and the subsequent merger and the UtiliCorp shares issuable in the offer and the subsequent merger have been approved for listing on the New York, Toronto and Pacific Stock Exchanges.

    Any extension, termination, other amendment or delay of the offer will be made by giving written or oral notice to UMB Bank, n.a., the exchange agent for the offer. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, we will make an announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of that change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service. See "The Offer—Extension, Termination and Amendment" on page 36.

Withdrawal Rights

    You may withdraw any Aquila shares you previously tendered into the offer at any time before the expiration of the offer. See "The Offer—Withdrawal Rights" beginning on page 38.

Procedure for Tendering Shares

    The method of tendering your shares into the offer will depend on whether your shares are held in certificate or book-entry form.

  •
  If your shares are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal, or a manually executed copy, and any other required documents to UMB Bank, n.a., the exchange agent for the offer, at one of its addresses set forth on the back cover of this prospectus. In the circumstances detailed in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.

  •
  If your shares are held in book-entry form, you must either (1) deliver a properly completed and duly executed letter of transmittal, or a manually executed copy, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus and the exchange agent must receive a confirmation of a book-entry transfer of your shares to the exchange agent's account at The Depository Trust Company, or DTC, in accordance with the procedures for book-entry tender or (2) arrange for the exchange agent to receive a confirmation of a book-entry transfer of your shares to the exchange agent's account at DTC, together with a so-called "agent's message." The procedures for book-entry transfer are described under "The Offer—Procedure for Tendering Shares" beginning on page 37.

    These deliveries must be made before the expiration of the offer.

    However, if (1) certificates for your shares are not immediately available; (2) you cannot deliver the certificates and all other required documents to the exchange agent by the expiration of the offer; or (3) you cannot complete the procedure for book-entry transfer of your shares by the expiration of the offer, you can still participate in the offer by complying with the guaranteed delivery procedures set forth under "The Offer—Guaranteed Delivery" on page 39.

Appraisal Rights

    Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights are available in connection with the subsequent "short form" merger. For a detailed discussion of these appraisal rights, see "The Offer—Appraisal Rights" beginning on page 43.

Accounting Treatment

    Our acquisition of the Class A shares will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. See "The Offer—Accounting Treatment" on page 58.

Regulatory Approval

    In order for us to acquire Aquila's Class A shares and issue our shares pursuant to the offer and the subsequent merger, we must obtain authorization from the FERC under the Federal Power Act. We filed applications to obtain this authorization from the FERC during the week of November 12, 2001. We have received approval from the FERC of our acquisition of Aquila shares. We expect to obtain FERC approval for the issuance of our shares in connection with this acquisition prior to the scheduled expiration of this offer. See "The Offer—Certain Legal Matters and Regulatory Approvals," beginning on page 47.

Comparison of Rights of Stockholders of Aquila and Stockholders of UtiliCorp

    If we successfully complete the offer, holders of Aquila's Class A shares will become UtiliCorp stockholders, and their rights as stockholders will be governed by UtiliCorp's certificate of incorporation and by-laws. There are some differences between the certificate of incorporation and by-laws of Aquila and UtiliCorp. However, since Aquila and UtiliCorp are both Delaware corporations, the rights of Aquila stockholders will continue to be governed by Delaware law after the completion of the offer and the subsequent merger. For a summary of material differences between the rights of holders of Aquila's Class A shares and holders of UtiliCorp shares, see "Comparison of Rights of Holders of Aquila's Class A Common Stock and Holders of UtiliCorp's Common Stock" beginning on page 70.

Selected Historical Financial Data of UtiliCorp and Aquila

    We are providing the following selected financial information to assist you in analyzing the financial aspects of the offer and the subsequent merger. We derived the financial information presented on page 12 for UtiliCorp as of, and for the nine months ended, September 30, 2001 and 2000 from UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001. We derived the financial information presented on page 12 for UtiliCorp as of, and for each of the five years in the period ended, December 31, 2000 from UtiliCorp's Annual Report on Form 10-K for each of those years.

    We derived the financial information presented on page 13 for Aquila as of, and for the nine months ended, September 30, 2001 and 2000, from Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001. We derived the financial information presented on page 13 for Aquila as of, and for each of, the five years ended December 31, 2000, from the prospectus relating to Aquila's initial public offering in late April 2001. Historical combined financial statements and related notes of Aquila are contained in Annex F to this prospectus.

    You should read the financial information with respect to UtiliCorp in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by UtiliCorp with the SEC, which we have incorporated by reference into this prospectus. See "Where You Can Find More Information" beginning on page 78. You should read the financial information with respect to Aquila in conjunction with the historical combined financial statements and related notes of Aquila contained in Annex F to this prospectus.

UtiliCorp Selected Historical Consolidated Financial Data

	As of and for the Nine Months Ended September 30, (unaudited)		As of and for the Year Ended December 31,
	2001(1)	2000	2000(2)	1999	1998(3)	1997(4)	1996(5)
	(In millions, except per share amounts)
Consolidated Income Statement Data:
Sales	$31,737	$18,369	$28,975	$18,622	$12,563	$8,926	$4,332
Earnings before interest and taxes	664	399	540	414	351	359	326
Net income	286	159	207	161	132	122	106
Earnings available for common shares	286	159	207	161	132	122	104
Basic earnings per common share	2.58	1.71	2.22	1.75	1.65	1.51	1.46
Diluted earnings per common share	2.50	1.69	2.21	1.75	1.63	1.51	1.46
Cash dividends per common share	.90	.90	1.20	1.20	1.20	1.17	1.17
Consolidated Balance Sheet Data:
Total assets	11,878		14,138	7,539	6,131	5,114	4,740
Short-term debt (including current maturities)	346		553	292	484	263	278
Long-term debt	2,140		2,346	2,202	1,377	1,359	1,471
Company-obligated preferred securities	350		450	350	100	100	100
Preference and preferred stock	—		—	—	—	—	25
Common shareholders' equity	2,619		1,800	1,525	1,446	1,164	1,158

In addition to the notes to the Selected Historical Combined Financial Data for Aquila on page 13, please note the following items affecting comparability:

(1)
In 2001, we recorded a $110.8 million pre-tax gain on the sale of 5.75 million shares of Aquila's Class A common stock.

(2)
In 2000, we recorded $16.4 million of reserves for impairments and other charges relating to certain information technology assets, corporate intangibles and our construction of broadband fiber optic networks. We also recorded a $44.0 million pre-tax gain on the sale of a 34% interest in Uecomm Limited to the public.

(3)
In 1998, we recorded a $20.7 million provision for impairments of retail gas marketing assets. We also recorded a $45.3 million pre-tax gain on the sale to the public of a 42% interest in United Energy Ltd.

(4)
In 1997, we recorded a $12.5 million provision for impairment of certain technology assets and a $7.2 million after-tax extraordinary loss on early retirement of long-term debt. We also recorded fee income of $53.0 million, pre-tax, related to a terminated merger.

(5)
In 1996, we recorded a $11.0 million charge for deferred merger costs.

Aquila Selected Historical Combined Financial Data

	As of and for the Nine Months Ended September 30, (unaudited)		As of and for the Year Ended December 31,
	2001	2000	2000(1)	1999(2)	1998(3)	1997(4)	1996(5)
	(In millions, except per share amounts)
Combined Income Statement Data:
Sales	$29,677	$17,332	$26,478	$16,653	$10,691	$6,958	$2,623
Earnings before interest and taxes	331	105	194	83	47	60	99
Net income	188	56	98	37	16	25	45
Basic earnings per common share	2.00	.65	1.14	.43	.18	.29	.52
Diluted earnings per common share	1.99	.65	1.14	.43	.18	.29	.52
Cash dividends per common share	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Combined Balance Sheet Data:
Total assets	6,136		7,887	2,983	2,281	2,031	1,682
Current liabilities	4,132		6,157	1,748	1,330	1,247	810
Long-term debt, net	—		60	238	181	176	389
Shareholders' equity	780		255	288	234	231	220

(1)
In 2000, Aquila recorded an $8 million provision for the impairment of underperforming pipeline assets and a $3 million provision related to its investments in retail assets in the United Kingdom.

(2)
In 1999, Aquila recorded a gain of $5 million related to the sale of software assets.

(3)
In 1998, Aquila recorded a $7 million provision for the impairment of an investment in an independent power project and partnership.

(4)
In 1997, Aquila recorded the following items: (a) a $14 million provision for the impairment of royalty interests; and (b) a $5 million reserve for unfavorable gas supply contracts in the United Kingdom.

(5)
In April 1996, one of Aquila's partnerships entered into a long-term lease arrangement with a third party and recorded the transaction as a sale at the partnership level. This sale resulted in a gain that was reflected as additional equity earnings of $21 million.

UtiliCorp Selected Unaudited Pro Forma Consolidated Financial Data

    We are providing the following selected unaudited pro forma consolidated financial data to give you a better picture of what the results of operations and financial position of UtiliCorp might have been had the offer and the subsequent merger been completed at an earlier date. The unaudited pro forma income statement data for the nine months ended September 30, 2001 give effect to the offer and the subsequent merger as if we had completed them as of January 1, 2001. The unaudited pro forma balance sheet data give effect to the offer and subsequent merger as if we had completed them on September 30, 2001.

    The initial public offering of Aquila occurred in late April 2001. As a result, our reported financial information for the year ended December 31, 2000 already reflects our 100% ownership of Aquila. Accordingly, we have not provided pro forma income statement data for the year ended December 31, 2000. We are providing the following information for illustrative purposes only. This information does do not purport to be indicative of (1) the results of operations or financial position which would have been achieved if the offer and the subsequent merger had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position which may be achieved in the future. This information also does not reflect the effect of any payment that may be required to be made in connection with the exercise of appraisal rights by Aquila stockholders under Delaware law in connection with the subsequent merger. You should read the pro forma data provided below in conjunction with the pro forma financial statements and related notes contained under "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 60.

For the Nine Months Ended September 30, 2001
(in millions, except per share amounts)
Income Statement Data:
Sales	$31,737
Earnings before interest and taxes	688
Net income and earnings available for common shares	310
Basic earnings per common share	2.48
Diluted earnings per common share	2.41
Cash dividends per common share	.90
As of September 30, 2001
(in millions)
Balance Sheet Data:
Total assets	$12,142
Short-term debt (including current maturities)	346
Long-term debt	2,140
Company-obligated preferred securities	350
Common shareholders' equity	3,032

Unaudited Comparative Per Share Data

    In the following table we present historical per share data for UtiliCorp and Aquila, pro forma per share data for UtiliCorp and Aquila equivalent pro forma per share data, as of and for the nine months ended September 30, 2001 and as of and for the twelve months ended December 31, 2000. We present the pro forma per share data for comparative purposes only. The data does not purport to be indicative of (1) the results of operations or financial position which would have been achieved if the offer and the subsequent merger had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position which may be achieved in the future. The pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by Aquila stockholders under Delaware law in connection with the subsequent merger. You should review the pro forma per share data provided below in conjunction with the pro forma financial statements and related notes contained under "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 60.

	UtiliCorp historical per share data	UtiliCorp pro forma per share data(1)(2)(3)	Aquila historical per share data	Aquila equivalent pro forma per share data(1)
	For the Nine Months Ended September 30, 2001
Earnings per share of common stock:
Basic	$2.58	$2.48	$2.00	$1.71
Diluted	2.50	2.41	1.99	1.66
Cash dividends per share of common stock	.90	.90	—	.62
Book value per share of common stock(4)	22.66	23.44	7.80	16.16
	For the Year Ended December 31, 2000
Earnings per share of common stock:
Basic	$2.22		$1.14	$1.53
Diluted	2.21		1.14	1.52
Cash dividends per share of common stock	1.20		—	.83
Book value per share of common stock(4)	17.94		2.98	12.37

(1)
We calculated the UtiliCorp pro forma earnings, dividend and book value per share data assuming Aquila stockholders will receive 0.6896 shares of UtiliCorp common stock for each outstanding share of Aquila's Class A common stock. We calculated the Aquila equivalent unaudited pro forma per share data by multiplying the UtiliCorp pro forma per share data by 0.6896.

(2)
We derived the UtiliCorp pro forma per share data by adjusting the historical results of UtiliCorp to reflect (a) the impact of UtiliCorp's acquisition of Aquila's Class A shares using the purchase method of accounting and (b) the number of additional shares of UtiliCorp common stock that would have been outstanding if the offer and the merger had been completed at the beginning of the applicable period (assumed to be an additional 13,774,760 shares of UtiliCorp common stock).

(3)
The initial public offering of Aquila occurred in late April 2001. As a result, our reported financial information for the year ended December 31, 2000 already reflects our 100% ownership of Aquila. Accordingly, we have not provided pro forma income statement data for the year ended December 31, 2000.

(4)
We calculated book value per share of common stock by dividing shareholders' equity by the number of shares of common stock outstanding as of September 30, 2001 and December 31, 2000,

  respectively. We calculated pro forma book value per share by dividing UtiliCorp pro forma common shareholders' equity by the pro forma number of shares of UtiliCorp common stock that would have been outstanding as of September 30, 2001 and December 31, 2000, respectively, if the offer and the merger had been completed as of that date.

Comparative Per Share Market Data

    In the following table we present:

  •
  the prices per share of UtiliCorp's common stock and Aquila's Class A common stock as reported in the consolidated transaction reporting system, as of the close of trading on November 6, 2001, the last trading date prior to the public announcement of UtiliCorp's offer, and on December 24, 2001, the last trading day prior to the date of this prospectus for which this information was practicably available; and

  •
  the equivalent price per share of Aquila's Class A common stock, based on the exchange ratio.

	UtiliCorp Historical	Aquila Historical	Aquila Equivalent(1)
As of closing on November 6, 2001
Price per share of common stock	$30.00	$17.99	$20.69
As of closing on December 24, 2001
Price per share of common stock	$24.35	$16.50	$16.79

(1)
We calculated the Aquila equivalent data by multiplying the applicable UtiliCorp closing price by the exchange ratio in the offer and the subsequent merger of 0.6896 of a share of UtiliCorp common stock for each share of Aquila's Class A common stock.

    The market prices of shares of UtiliCorp common stock and Aquila's Class A common stock are subject to fluctuation. The actual value of the UtiliCorp shares you receive in the offer will likely differ from the values illustrated. You are urged to obtain current market quotations. See "Comparative Per Share Data" beginning on page 33.

UtiliCorp Dividend Policy

    The holders of UtiliCorp shares receive dividends if and when declared by our board of directors out of legally available funds. We currently pay dividends at an annual rate of $1.20 per share. We expect to continue to pay quarterly dividends at this annual rate on a basis consistent with our past practice following completion of the offer and the subsequent merger. However, our board's declaration and payment of dividends will depend upon business conditions, operating results and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate in the future. See "Comparative Per Share Data—UtiliCorp—UtiliCorp Dividend Policy" on page 33.

RISK FACTORS

    In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we incorporate by reference into this prospectus. You should also carefully consider the following factors:

Risks Related to the Offer and the Subsequent Merger

The number of UtiliCorp shares that you will receive in the offer and the subsequent merger will be based upon a fixed exchange ratio. The value of the UtiliCorp shares at the time you receive them could be less than at the time you tender your Aquila shares.

    In the offer and the subsequent merger, each Aquila Class A share will be exchanged for 0.6896 of a UtiliCorp share. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any decrease in the market price of the UtiliCorp common stock between the date of this prospectus and the date you receive UtiliCorp shares in exchange for Aquila shares. The market price of the UtiliCorp common stock will likely be different on the date you receive UtiliCorp shares than it is today because of changes in the business, operations or prospects of UtiliCorp, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for the UtiliCorp common stock and the Aquila Class A common stock. See "Comparative Per Share Data" beginning on page 33.

The trading price of UtiliCorp's common stock may be affected by factors in addition to those factors affecting the price of Aquila's Class A common stock. The price of UtiliCorp's common stock could decline following the offer.

    If we successfully complete the offer and the subsequent merger, holders of Aquila's Class A common stock will become holders of UtiliCorp common stock. Although we currently own approximately 80% of Aquila's outstanding shares of common stock, and for the nine months ended September 30, 2001, including minority interest in income of Aquila but excluding the gain we realized from our sale of Aquila shares in its IPO, we derived approximately 46% of our earnings before interest and taxes, or EBIT, and 57% of our net income from Aquila, we also own and operate other businesses. Accordingly, our results of operations and business, as well as the trading price of our common stock, may be affected by factors in addition to those affecting Aquila's results of operations and business and the price of Aquila's Class A common stock. The price of UtiliCorp's common stock may decrease after we accept Aquila shares for exchange in the offer and complete the subsequent merger.

We have not negotiated with, or sought approval of the terms of the offer or the subsequent merger from, Aquila's board.

    In evaluating this offer, you should be aware that we have not negotiated the terms of this offer or the subsequent merger with Aquila, its board of directors or any special committee of its board. We have also not requested that Aquila, its board of directors or any special committee of its board approve this offer or the subsequent merger. In accordance with the rules of the SEC, on December 14, 2001, Aquila filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 which states that, for the reasons described in the Schedule 14D-9, Aquila's board has determined to remain neutral and make no recommendation to Aquila's stockholders with respect to the offer and the subsequent merger.

The board of directors and executive officers of Aquila have conflicts of interests with respect to the offer.

    In evaluating this offer, you should be aware that all three members of the Aquila board are directors and/or executive officers of UtiliCorp and two of the directors of Aquila have a significant ownership interest in UtiliCorp. In addition, most of the executive officers of Aquila are current or former executive officers of UtiliCorp. They, therefore, have conflicts of interest with respect to the offer. UtiliCorp owns 80,025,000 shares of Aquila's Class B common stock, representing approximately 80% of all of the outstanding shares of Aquila's Class A and Class B common stock and approximately 98% of the combined voting power of Aquila's common stock. For additional information on the interests that Aquila's board members and executive officers may have in the offer and subsequent merger, see "Interests of Certain Persons in the Offer" beginning on page 63.

Risks Related to Our Business

Through Aquila, we are exposed to market risk and may incur losses from Aquila's marketing and trading operations.

    Aquila routinely enters into financial contracts to position its trading portfolios. These trading portfolios consist of physical and financial gas, electricity, coal, other commodities and interest rate contracts. These contracts take many forms including futures, swaps and options. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize losses as a result of Aquila's trading activities. Aquila currently enters into financial contracts to hedge or limit its exposure to trading losses. However, these strategies may not prove to be effective and we may still incur losses.

    Although Aquila strictly adheres to established trading guidelines and carefully qualifies its market risk using advanced methodologies, we cannot assure you that losses attributable to Aquila's trading activities will not be material to UtiliCorp.

    In connection with Aquila's marketing and trading activities, Aquila and we often extend credit to trading counterparties. While significant credit analysis is performed prior to the extension of credit, the risk exists that parties with whom Aquila and we enter into contracts might fail to perform their obligations.

We have exposure to Enron in our global networks business and through Aquila.

    On December 2, 2001, Enron Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. We have exposure to Enron in our global networks business and through Aquila. Our global networks business holds two unsecured promissory notes of Enron in an aggregate amount of $31.5 million. Also, as we describe under "Information Concerning UtiliCorp and Recent Events" beginning on page 28, we have entered into an acquisition agreement with FirstEnergy Corp. to acquire Midlands Electricity plc. We are currently evaluating whether Enron's bankruptcy will have a materially adverse effect on Midlands and its generation-related investments and the effect Enron's bankruptcy may have on the closing of our planned acquisition of Midlands. We have not yet estimated Midlands' exposure to Enron. Aquila believes its net exposure to Enron is under $40 million.

We may not be able to make the strategic acquisitions we anticipate or successfully integrate businesses we acquire into our operations.

    A major part of our growth strategy involves making strategic acquisitions. In addition, businesses we acquire must be integrated into our operations. Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available and (3) as described more fully below, our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to realize the growth we anticipate. Our ability to successfully integrate acquired businesses into our operations will depend on: (1) the adequacy of our implementation plans; (2) our ability to achieve desired operating efficiencies; and (3) regulatory approval of the acquisitions on favorable terms. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

We may not be able to implement our strategy if we are unable to access capital at competitive rates.

    If we are not able to access capital at competitive rates, our growth strategy will be adversely affected. A number of factors could affect our ability to access capital, including: (1) general economic conditions; (2) capital market conditions; (3) market prices for electricity and gas; (4) the overall health of the utility industry; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure.

There may be changes in our regulatory environment that impair our ability to pass through costs to our customers.

    As a result of the energy crisis in California and the recent high natural gas prices in North America, the regulatory environments in which our utility business operates have received an increased amount of public attention. The profitability of our utility operations is dependent upon our ability to pass through costs related to providing energy to our customers. Although we believe that the current regulatory environments applicable to our utility business would permit us to recapture our costs, it is possible that there could be changes in the regulatory environment that would impair our ability to recapture costs historically absorbed by our customers.

    We note that your existing investment in Aquila is subject to the risks described above under "Risks Related to Our Business," other than the risk described in the last risk factor above, which relates specifically to our utility business, as well as to other risks not described above. Under "Background and Reasons for the Offer and Merger; Our Change in Strategy—Market and Industry Changes Since Aquila's IPO" beginning on page 23 and under "Additional Factors For Consideration By Aquila Stockholders" beginning on page 26, we describe some of these other risks relating to your investment in Aquila as a stand-alone company, including risks resulting from changes in market and industry conditions since Aquila's IPO and risks affecting Aquila's ability to raise capital and pursue growth opportunities.

FORWARD LOOKING INFORMATION

    Many of the statements we make in this prospectus, including under "Financial Forecasts" beginning on page 31, as well as statements contained in documents we are incorporating by reference into this prospectus, are "forward looking statements." These forward looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward looking statements. All forward looking statements involve risks and uncertainties. In particular, any statements with respect to forecasts, future business strategies and performance are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual forecasted results, performance or achievements to differ materially from anticipated results, performance or achievements. We describe below various factors that might affect these forward looking statements.

  •
  Our business and results of operations may be negatively impacted by adverse changes to general economic conditions and to conditions in the industries in which we operate.

  •
  Both our global networks and Aquila's businesses are weather-sensitive. Weather can affect results significantly to the extent that temperatures differ from normal.

  •
  We are exposed to market risk, which may cause us to incur losses from our commodity services operations.

  •
  We may not be able to implement our strategy if we are unable to access or generate capital at competitive rates.

  •
  The failure to maintain our investment grade bond rating would impair our ability to execute our strategy.

  •
  The timing and extent of changes in interest rates could affect our financial results.

  •
  We may not be able to successfully integrate acquired businesses into our operations.

  •
  The volatility of natural gas and natural gas liquids prices can significantly affect the earnings contribution from the capacity services segment of Aquila.

  •
  The pace of well connections to our gas gathering system can affect the earnings contribution from the capacity services segment of Aquila.

  •
  Our development of merchant power plants may not be successful or profitable.

  •
  The pace and degree of regulatory changes in the U.S. and abroad can affect new business opportunities and the intensity of competition.

  •
  The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar and New Zealand dollar can affect financial results from our foreign operations.

  •
  The results of operations from our Australian businesses may be affected in the near future by the next phase of deregulation, which makes customers contestable and resets rates.

  •
  The inability to pass through increased fuel and purchased power costs in certain regulatory jurisdictions may affect the results of operations of our networks. The modification of regulations or historical practices in other jurisdictions in which we rely upon our ability to recover our costs from our customers could adversely affect our earnings.

  •
  The result of pending rate proceedings will affect future earnings of our global networks business.

  •
  Expansion of electric markets in the United Kingdom and Europe will increase both opportunity and competition in marketing and trading activities.

  •
  The construction of broadband fiber optic networks and start-up operations of our communication business will have a negative effect on earnings over the near term.

    Additional factors that might affect our forward looking statements are included in our most recently filed Quarterly Report on Form 10-Q, Current Reports on Form 8-K and Annual Report on Form 10-K, all of which we have incorporated by reference into this prospectus. The factors described above, in the documents we have incorporated by reference and in the "Risk Factors" section of this prospectus are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. Accordingly, our actual results may differ from those expressed in, or implied by, our forward looking statements. We undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or circumstances or otherwise. At the same time, during the pendency of our offer, we will amend our offer materials if a material change occurs in the information we have previously disclosed.

BACKGROUND AND REASONS FOR THE OFFER AND MERGER; OUR CHANGE IN STRATEGY

    The following discussion presents background information concerning the offer and the subsequent merger and describes our reasons for the offer and merger and our anticipated change in strategy.

Aquila's Initial Public Offering

    In April 2001, Aquila completed an initial public offering in which it sold 14,225,000 shares, and we sold 5,750,000 shares, of Aquila's Class A common stock to the public at $24 per share. Aquila received net proceeds of approximately $316 million and we received net proceeds of approximately $130 million from the IPO. Since the IPO, we have held all of Aquila's Class B common stock, representing approximately 80% of all of the outstanding shares of Aquila's Class A and Class B common stock combined and approximately 98% of the combined voting power of Aquila's voting stock.

    In connection with Aquila's IPO, we announced that it was our then current intention to complete a spin-off of our remaining interest in Aquila within 12 months of the IPO. We indicated, however, that we would not complete the spin-off if our board of directors determined that doing so was no longer in the best interests of UtiliCorp and its stockholders.

    We sought to achieve a number of objectives in connection with Aquila's IPO. These included:

  •
  enhancing UtiliCorp stockholder value by crystallizing the value of Aquila, a subsidiary of UtiliCorp, in the public market;

  •
  raising proceeds for both UtiliCorp and Aquila on an efficient basis by selling Aquila's Class A shares;

  •
  increasing Aquila's financing flexibility by allowing Aquila to independently access the capital markets;

  •
  enhancing Aquila's strategic focus and increasing the speed at which Aquila could respond to the needs of its customers and to changes in the marketplace;

  •
  providing a more targeted investment to stockholders who wanted a more direct investment in the energy merchant industry; and

  •
  providing more targeted incentives to Aquila's management and employees.

    As we expected, the IPO initially achieved our objectives and resulted in the realization of significant value. First, it clarified, highlighted and focused Aquila's strategy internally and with investors. More importantly, the proceeds raised by Aquila in the IPO helped drive Aquila's recent earnings growth. For the nine months ended September 30, 2001, Aquila's net income of $188 million, or $1.99 per share, represented an increase of 238% over its net income of $56 million, or $.65 per share, for the same nine month period of the previous year. In addition, Aquila's $331 million in earnings before interest and taxes, or EBIT, for the nine months ended September 30, 2001 represented an increase of approximately 214% over its EBIT for the same period of the prior year. Aquila's success has been a key driver behind the successful achievement of our earnings targets. Over the nine months ended September 30, 2001, including minority interest in income of Aquila but excluding the gain we realized from our sale of Aquila shares in its IPO, approximately 46% of our EBIT and 57% of our net income was derived from Aquila.

Market and Industry Changes Since Aquila's IPO

    Despite Aquila's significant earnings growth and the value created, the dramatic changes in general economic conditions and the energy merchant sector since Aquila's IPO caused us to re-evaluate our plan to spin-off Aquila as an independent public company. The changes include:

  •
  a considerable weakening in the economy with the decline accelerating as a result of the September 11, 2001 terrorist attacks;

  •
  the significant reduction to the price-to-earning multiples reflected in the market value of equity securities of companies operating in the energy merchant sector, including the market value of the shares of Aquila, despite materially increased earnings estimates for Aquila and Aquila's achievement of results that have exceeded expectations; and

  •
  tightening credit markets in which lenders, particularly banks, prefer to lend to companies with significant asset bases and more balanced cash flows.

    In addition, in the energy merchant sector, changes have been driven by:

  •
  the response of regulators to the California energy crises;

  •
  perceived over-supply of power resulting in a decline in the price of power in most regions of the U.S.;

  •
  massive industry consolidation of generation assets as well as continued convergence of the wholesale gas and power, pipeline and hydrocarbon production sectors;

  •
  general investor skepticism of the energy merchant sector, particularly of companies lacking substantial electric generation assets, associated with highly publicized difficulties of industry-leading companies, particularly Enron Corporation, in the energy merchant sector; and

  •
  changes on the part of other industry participants in plans for initial public offerings of subsidiaries and spin-offs.

    As a consequence of these developments, we believe that Aquila faces challenges as an independent company unexpected at the time of Aquila's IPO. In light of the decline in equity markets and tightening credit markets, we anticipate that, during the next few months, many industry participants will seek alternative means of raising capital to pursue their growth plans, including through the sale of energy generation assets. As a result, we expect that Aquila will be presented with significant opportunities to bid on, and acquire, these assets at attractive valuations. However, we anticipate that the value of potential transactions will be in excess of $400 million per transaction. Given recent acquisitions in the industry, Aquila's success in acquiring these assets will be critical from a competitive point of view.

    We believe that, in the current market and industry environment—particularly in light of weak equity and tightening credit markets—it will be extremely difficult for Aquila, with its relatively small tangible asset base, to obtain financing on terms that will enable it to successfully bid for the significant number of energy generation assets we anticipate coming to market during the next several months, without the ability to leverage our larger balance sheet which is supported by our more stable cash flow. In addition, we believe that, in light of the continued volatility in the energy markets, Aquila's ability to take full advantage of other business opportunities may also be hampered by its currently limited access to capital.

Our Board's Decision to Propose a Recombination of Aquila and UtiliCorp; Our Adoption of Aquila's Merchant Strategy

    After considering the factors described above and advice provided to UtiliCorp management by Lehman Brothers, Inc., our financial advisor, our board of directors determined at a meeting held on November 7, 2001, that it was no longer in the best interests of UtiliCorp and its stockholders to proceed with our previously announced plan to spin-off Aquila as an independent company. Instead, the board authorized us to propose the recombination of UtiliCorp and Aquila pursuant to an exchange offer in which Aquila's public stockholders would be offered 0.6896 of a share of UtiliCorp common stock for each share of Aquila's Class A common stock.

    In making this decision, our board believed that greater stockholder value could be realized by recombining the financial strength of UtiliCorp with the growth opportunities that lie ahead for Aquila. In the board's judgment, with its larger asset base, earnings potential and cash flow, the combined company will have more efficient access to capital to execute its growth plans. Accordingly, we believe that both UtiliCorp stockholders and Aquila stockholders, who will be receiving UtiliCorp shares in this transaction, will benefit from our successful execution of these growth plans and greater stockholder value that we can realize. See "Additional Factors For Consideration By Aquila Stockholders" beginning on page 26 for our view of the potential benefits of the offer to Aquila stockholders.

    In connection with its decision to propose a recombination of UtiliCorp and Aquila, our board decided that a combined company would be best served by embracing Aquila's energy merchant strategy as our core strategy, and utilizing the financial strength, asset base, earnings and cash flow, and access to capital of the combined company to support this strategy. As a part of this strategy, we expect to pursue acquisitions and investments that leverage our commodity services, capability and liquidity across North America and allow us to develop risk management products for our clients. We also intend to monetize portions of our global networks business over time with the goal of shifting capital from our lower-growth networks assets to higher-growth opportunities, while at the same time retaining a sufficient portion of our networks business to maintain a critical level of stable cash flows. To symbolize this change, our board authorized us to change our corporate name to Aquila, Inc. upon the successful completion of the offer and subsequent merger.

    After the board meeting, Richard C. Green, Jr., our Chairman and Chief Executive Officer, delivered a letter to the Aquila board outlining the exchange offer. Simultaneously, we issued a press release disclosing the offer and its material terms to the public. The following is the text of Mr. Green's letter to the Aquila board:

    November 7, 2001

  Board of Directors
  Aquila, Inc.
  1100 Walnut Street, Suite 330
  Kansas City, MO 64106
  Attention: Board of Directors

    Gentlemen:

      Our Board of Directors has determined not to proceed with the previously announced spin-off of UtiliCorp's interest in Aquila. This decision was based upon a variety of factors, including recent significant changes in the merchant energy sector and the general economy, and the impact of these changes on the capital markets and our experience in operating Aquila on a more stand-alone basis. At the same time, the Board has authorized us to make an exchange offer pursuant to which the public shareholders of Aquila will be offered .6896 shares of common stock of UtiliCorp in a tax-free exchange for each outstanding share of Aquila's Class A common stock. Based on the $30.00 closing price of our shares on November 6, 2001, our offer represents a value of approximately $20.69 per Class A share and a 15% premium to the closing price of the Class A shares on that date.

      We believe that our offer should be well received by your shareholders. As noted, it represents a meaningful premium to your market price. Furthermore, your shareholders will continue to participate in the growth of Aquila through their ownership interest in UtiliCorp. Finally, we at UtiliCorp believe that our long-term prospects are exciting.

      Because each of you is affiliated with UtiliCorp, we are not asking that you approve our proposed exchange offer. Rather, the offer will be structured so that it will, in effect, be subject to the approval of your Class A shareholders.

      First, our exchange offer will be subject to a condition that at least a majority of the Class A shares are tendered into our offer. We cannot waive this condition. Other conditions to the offer will be customary.

      Second, we will commit to effect a "short form" merger of your Company with a subsidiary of UtiliCorp promptly after the successful completion of our exchange offer. In this merger, each Class A share will be converted (subject to the exercise of appraisal rights) into the same number of shares of our common stock as are paid in the exchange offer. This commitment too, will be unconditional except for there being no order prohibiting the merger.

      We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer as soon as practicable.

    I enclose a copy of the press release that has been issued today.

    Sincerely,

    /s/ Richard C. Green, Jr.

    Richard C. Green, Jr.
    Chairman of the Board and Chief Executive Officer

    On November 20, 2001, Aquila announced that its board has engaged The Blackstone Group L.P. as financial advisor and Jones, Day, Reavis & Pogue and Potter Anderson & Corroon LLP as legal counsel, to assist its board in performing its duties to the holders of Aquila's Class A shares in connection with our offer.

    On December 3, 2001, we commenced this offer.

    On December 14, 2001, Aquila filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 which states that, for the reasons described in the Schedule 14D-9, Aquila's board determined to remain neutral and make no recommendation to Aquila's stockholders with respect to the offer and subsequent merger. We understand that Aquila has mailed copies of its Schedule 14D-9 to its stockholders. The Schedule 14D-9 contains a summary of the financial analysis of the 0.6896 exchange ratio Blackstone provided to Aquila's board.

ADDITIONAL FACTORS FOR CONSIDERATION BY AQUILA STOCKHOLDERS

    In deciding whether or not to tender your Aquila shares, you should consider the following factors in addition to the factors set forth under "Risk Factors" beginning on page 17 and the other factors set forth in this prospectus.

    We believe the offer should be attractive to you as an Aquila stockholder for the following reasons:

  •
  Based on the $30.00 closing price per share of UtiliCorp common stock on November 6, 2001, the day prior to the announcement of the offer, the exchange ratio reflected a value per Aquila share of approximately $20.69, a 15% premium over the $17.99 closing price per share of Aquila's Class A common stock on that day.

  •
  The exchange ratio exceeds the ratio of 0.6782 reflected by the relative values at the time of Aquila's IPO of a share of Class A common stock of Aquila and a share of common stock of UtiliCorp, based on Aquila's IPO price and the $35.39 closing price for a UtiliCorp share on April 23, 2001, the day Aquila's IPO price was determined.

  •
  We expect that the combined company will have greater access to capital to pursue strategic growth opportunities than would Aquila on a stand-alone basis as a result of the combined company's larger asset base and broader base of earnings and cash flow, including the more stable earnings and cash flow contributed by UtiliCorp's global networks businesses.

  •
  We expect the combined company will be better positioned to achieve targeted long-term annual earnings growth of at least 15%, with lower associated risk and volatility than Aquila on a stand-alone basis. We describe the principal bases for this earnings target under "Financial Forecasts" on page 31.

  •
  We expect there will be a more liquid trading market for the UtiliCorp shares you will receive in the offer than there is for the Aquila shares you now hold. There will be approximately 130 million shares of UtiliCorp common stock outstanding if the offer is completed, as compared with approximately 20 million shares of Aquila Class A common stock outstanding currently. In addition, the UtiliCorp shares are currently trading at a higher price per share than are the shares of Aquila.

  •
  As a UtiliCorp stockholder, you will receive UtiliCorp's dividend, which we currently expect to continue to pay at an annual rate of $1.20 per share, for each UtiliCorp share you receive. See "Comparative Per Share Data—UtiliCorp—UtiliCorp Dividend Policy" on page 33. Your receipt of this dividend will increase your total return on your investment. Aquila does not currently pay a dividend with respect to its shares.

  •
  As a UtiliCorp stockholder, you will have the opportunity to continue to participate in Aquila's growth through your ownership of UtiliCorp shares. In relation to the foregoing:

  •
  UtiliCorp will adopt Aquila's energy merchant strategy as its core strategy;

  •
  We expect that the combined company will be better positioned than Aquila on a stand-alone basis to pursue this energy merchant strategy as a result of the combined company's larger asset base and broader base of earnings and cash flow, including the more stable earnings and cash flow contributed by UtiliCorp's global networks businesses.

  •
  As described under "Background and Reasons for the Offer and Merger; Our Change in Strategy—Market and Industry Changes Since Aquila's IPO" beginning on page 23, we believe that, in the current market environment—particularly in light of weak equity and tightening credit markets—it will be extremely difficult for Aquila, with its relatively small tangible asset base, to obtain financing on a stand-alone basis, on terms that will enable it to successfully bid for the significant number of energy generation assets we anticipate coming to market during the next several months, without the ability to leverage our larger balance sheet which is supported by our more stable cash flow.

  •
  As described under "Background and Reasons for the Offer and Merger; Our Change in Strategy—Market and Industry Changes Since Aquila's IPO" beginning on page 23, we believe that, in light of the continued volatility in the energy markets, Aquila's ability to take full advantage of other business opportunities may also be hampered by its currently limited access to capital.

    You should also consider the following factors in deciding whether to tender your Aquila shares;

  •
  The exchange ratio reflects a value per Aquila share below Aquila's IPO price of $24 and below the highest trading price at which Aquila shares have traded since Aquila's IPO in late April 2001. The highest Aquila trading price was $35, reached on May 21, 2001.

  •
  As a stockholder of UtiliCorp, your interest in the performance and prospects of Aquila will only be indirect and in proportion to your share ownership in UtiliCorp. You therefore may not realize the same financial benefits of future appreciation in the value of Aquila, if any, that you may realize if you remain an Aquila stockholder.

  •
  Aquila has recently experienced significant growth, and we derive a significant portion of our financial results from Aquila. Aquila's net income and earnings before interest and taxes, or EBIT, for the nine months ended September 30, 2001 increased 238% and 214%, respectively, over Aquila's net income and EBIT for the same period of the prior year. In addition, during the nine months ended September 30, 2001, including minority interests in income of Aquila but excluding the gain realized from UtiliCorp's sale of Aquila shares in its IPO, we derived approximately 46% of our EBIT and 57% of our net income from Aquila. See "Background and Reasons for the Offer and Merger; Our Change in Strategy—Aquila's Initial Public Offering" beginning on page 22. Also, see forecasts of Aquila's future results under "Financial Forecasts" beginning on page 31.

  •
  Because we own approximately 80% of the outstanding shares of both classes of Aquila's common stock combined, and approximately 98% of the combined voting power of Aquila's common stock and do not intend to sell our Aquila shares, there can be no effective "market check" on our offer. The possibility is remote that any third party would bid for Aquila under these circumstances.

  •
  Individual stockholders of Aquila have filed complaints in Delaware and Missouri courts purporting to commence class action lawsuits. On December 5, 2001, stockholders of Aquila filed a consolidated amended class action complaint against UtiliCorp, Aquila and Aquila's directors in a Delaware court. This complaint alleges that (1) because independent directors have not yet been appointed to Aquila's board, the defendants have violated provisions of Aquila's certificate of incorporation and failed to satisfy an alleged commitment to establish an independent audit committee of Aquila's board contained in Aquila's IPO prospectus; (2) UtiliCorp's making of the exchange offer at this time constitutes a breach of the fiduciary duties of UtiliCorp and of Aquila's directors, in light of the current Aquila share price and the absence of an independent audit committee of Aquila's board; and (3) UtiliCorp and Aquila's directors have violated their fiduciary duties by failing to make full and fair disclosure in connection with the exchange offer. The complaint seeks to enjoin the exchange offer until two independent directors are appointed to Aquila's board. On December 14, 2001, the Delaware court ordered expedited proceedings and scheduled a hearing for January 2, 2002 in response to the plaintiff's request to be heard on a motion for a preliminary injunction of the offer. See "The Offer—Certain Effects of the Offer—Stockholder Litigation" beginning on page 48 for a more detailed discussion of these lawsuits.

INFORMATION CONCERNING UTILICORP AND RECENT EVENTS

    UtiliCorp is a multinational energy and energy solutions provider headquartered in Kansas City, Missouri. Initially established as Missouri Public Service Company in 1917, it was reincorporated in Delaware as UtiliCorp United Inc. in 1985. Our intention is to be a leading multinational energy solutions provider and we are seeking to be a premier manager of energy assets and a leading energy merchant and services provider. We currently operate regulated and merchant businesses on three continents. Historically, our businesses were organized into three groups consisting of Networks, Energy Merchant and Services. On November 26, 2001, we announced the creation of a Global Networks Group consisting of our former Networks and Services Groups. Our Global Networks Group is being led by Keith Stamm, who will be its President and Chief Operating Officer.

    Our Global Networks Group includes our former Networks Group, which was comprised of our domestic and international regulated electric and gas operations. In the United States, we provide gas and/or electricity to approximately 1.3 million customers in seven midwestern states. Internationally, we own interests in electric, natural gas and broadband networks in Australia and New Zealand which serve approximately 2.2 million customers and provide electric distribution services to approximately 500,000 customers in Canada. For the nine months ended September 30, 2001, our Networks group had sales of approximately $2.1 billion, compared to sales of approximately $1.6 billion during the same period of the prior year, and earnings before interest and taxes, or EBIT, of approximately $253 million, compared to EBIT of approximately $271 million during the same period of the prior year.

    Our Global Networks Group also includes our former Services Group, which included our approximately 38% interest in Quanta Services Inc., a publicly traded company (NYSE:PWR) that provides specialized contracting services to utilities, telecommunications and cable television companies, and government agencies and its domestic broadband communications business. A portion of our interest in Quanta is held in the form of shares of convertible preferred stock, which entitle us to directly elect three Quanta directors. The preferred stock also entitles us to vote with Quanta's stockholders, on an as-converted basis, to elect all but one of the remaining directors of Quanta. For the nine months ended September 30, 2001, our Services Group had sales of approximately $11 million and a loss before interest and taxes of approximately $7 million, compared to EBIT of approximately $26 million during the same period of the prior year.

    We have announced that we intend, subject to availability, price and other considerations, to increase, through open market purchases, our percentage ownership in Quanta to a percentage that will require us to reflect Quanta's assets, liabilities and financial results in our consolidated financial statements. To satisfy the accounting requirements necessary to require us to consolidate Quanta's financial statements with our financial statements, we must own a majority of Quanta's outstanding shares or have the ability to elect a majority of Quanta's directors. We do not currently own a majority of Quanta's outstanding shares or have the ability to elect a majority of Quanta's directors.

    We recently held unsuccessful discussions with Quanta regarding a proposal to increase the number of directors we are entitled to elect through our preferred stock from three to six of Quanta's ten directors. In exchange, we would have agreed, among other things, (1) to lower our maximum permissible ownership level to 40% of Quanta's outstanding common stock, on an as-converted, fully diluted basis, from our current maximum permissible ownership level of 49.9% of Quanta's common stock, determined on an as-converted, fully diluted basis, which translates into approximately 57.7% of the voting interest in Quanta's outstanding common stock, and (2) to provide other Quanta stockholders with veto rights over certain fundamental matters, including decisions regarding the sale of Quanta.

    On November 16, 2001, Quanta announced that its board of directors adopted amendments to Quanta's shareholder rights plan that purport to reduce the number of shares of Quanta common stock that we are permitted to purchase from 49.9% of Quanta's outstanding stock, assuming full conversion of all securities and full exercise of all outstanding rights, options and warrants to acquire common stock, to 39% of Quanta's outstanding stock, assuming full conversion only. We believe that this action constitutes a breach of our agreements with Quanta and have filed a demand for arbitration with the American Arbitration Association seeking declaratory judgment, injunctive relief and damages from Quanta in connection with this breach. We have also commenced a related action in the Court of Chancery of the State of Delaware.

    On November 7, 2001, we entered into an acquisition agreement with FirstEnergy Corp. under which we and a financial partner will purchase FirstEnergy's wholly owned Avon Energy Partners Holdings subsidiary, the holding company for Midlands Electricity plc. Midlands Electricity is the fourth-largest regional electricity provider in the United Kingdom and serves 2.3 million network customers. We are evaluating whether Enron Corporation's recently announced bankruptcy filing will have a materially adverse effect on Midlands and its generation-related investments and the effect Enron's bankruptcy may have on the closing of our planned acquisition of Midlands. We have not yet estimated Midlands' exposure to Enron. Aquila believes its net exposure to Enron is under $40 million. In addition, we hold two unsecured promissory notes of Enron in an aggregate amount of $31.5 million.

    The purchase price of $2.1 billion for this acquisition will include the assumption of approximately $1.7 billion of debt that will be non-recourse to us. We and our partner each expect to contribute one-half of approximately $362 million of equity for this acquisition. We expect to account for this acquisition using the equity method of accounting. This transaction is subject to the approval of U.S., U.K. and European regulatory authorities. We expect the transaction to close during the first quarter of 2002, after we receive necessary regulatory approvals.

    Our Energy Merchant group includes our interest in Aquila. For the nine months ended September 30, 2001, our Energy Merchant group had sales of approximately $29.7 billion, compared to sales of approximately $16.8 billion during the same period of the prior year, and EBIT of $418 million (including a $110.8 million pre-tax gain on the sale of Aquila shares by UtiliCorp in Aquila's IPO) compared to EBIT of $105 million during the same period of the prior year.

    A detailed description of UtiliCorp's businesses is included in the documents filed by UtiliCorp with the SEC which we have incorporated by reference into this prospectus. See "Where You Can Find Additional Information" beginning on page 77.

INFORMATION CONCERNING AQUILA AND RECENT EVENTS

    Aquila is a wholesale energy merchant. It owns and controls a geographically diverse asset base and transportation network that includes electric power generation plants; natural gas gathering, transportation, processing and storage assets; and a coal blending, storage and loading facility. It markets and trades a diverse portfolio of commodities including natural gas, electricity, weather derivatives, coal, bandwidth capacity, emission allowances and other commodities. It also offers a number of related products and services to its clients that allow them to manage risks such as price volatility or availability of supply. Its clients include both large and small regulated and unregulated public utilities, industrial companies, other large users of energy and other wholesale energy merchants. By combining its commercial capabilities with its geographically diverse assets and its marketing and trading expertise, Aquila seeks to maximize returns from its expanding base of energy assets and provide comprehensive energy-related solutions to its clients in North America, the United Kingdom and continental Europe.

    Aquila conducts its business through two interconnected and complementary business groups: Wholesale Services and Capacity Services. We have included, with limited revisions, the detailed description of Aquila's businesses contained in Aquila's prospectus relating to its initial public offering in April 2001 in Annex A to this prospectus. The following is a brief description of each of Aquila's two business groups as well as a description of developments since the IPO.

Wholesale Services

    Aquila's wholesale services group provides commodity risk management services to its clients focusing on the energy industry. It also offers structured financial products to its clients by combining financing with innovative energy products and services, and engages in e-commerce marketing and trading efforts. For the nine months ended September 30, 2001, Aquila's wholesale services segment had sales of approximately $28.7 billion, compared to sales of approximately $16.8 billion during the same period of the prior year, and earnings before interest and taxes, or EBIT, of approximately $242 million, compared to EBIT of approximately $70 million during the same period of the prior year.

Capacity Services

    Aquila owns, operates and contractually controls significant electric power generation assets; natural gas gathering, transportation, processing and storage assets; and a coal blending, storage and loading facility. Aquila has approximately 4,100 megawatts of electric power generation capacity owned, controlled or under development. In addition, it owns or has an interest in 13 natural gas gathering systems, 1.6 billion cubic feet per day of natural gas transportation capacity, 30,000 barrels per day of natural gas processing capacity, 41.5 billion cubic feet of net working natural gas storage capacity and a coal terminal facility capable of moving 5 million tons of coal annually. For the nine months ended September 30, 2001, Aquila's capacity services group had sales of $945 million, compared to sales of $503 million during the same period of the prior year, and EBIT of approximately $89 million compared to EBIT of approximately $35 million during the same period of the prior year.

    On August 23, 2001, Aquila formed a partnership with ArcLight Energy Partners Fund I, L.P. to buy Western Hub Properties, a Houston-based developer of underground natural gas storage. Western Hub owns a gas storage facility under construction near Lodi, California. The cost to acquire Western Hub and to complete the facility is approximately $220 million. The majority of the acquisition will be funded at the project level; however, Aquila is expected to contribute approximately $25 million of equity. Aquila must obtain the approval of the California Public Utilities Commission before it completes the acquisition.

    Effective as of November 26, 2001, Mr. Keith Stamm is no longer the Chief Executive Officer of Aquila. He has become President and Chief Operating Officer of UtiliCorp's newly formed Global Networks Group. Mr. Robert K. Green, Aquila's Chairman, has replaced Mr. Stamm as Aquila's Chief Executive Officer. Mr. Stamm will remain as a director of Aquila. Mr. Edward K. Mills will remain President and Chief Operating Officer of Aquila. As announced on November 27, 2001 by Aquila, Mr. Brock Shealy, currently Aquila's Vice President, Human Resources, has been named to the position of Director, Administration for Aquila Europe and will be based in London effective as of the beginning of 2002. Ms. Elaine McCoy will replace Mr. Brock Shealy as Aquila's Vice President, Human Resources.

FINANCIAL FORECASTS

    As part of its business planning cycles, the management of UtiliCorp prepares financial forecasts regarding the anticipated future operations of UtiliCorp and its 80% subsidiary, Aquila.

Forecasts for UtiliCorp

    The following are UtiliCorp management's most recent internal financial forecasts of UtiliCorp's consolidated earnings before interest, tax, depreciation and amortization expense, or EBITDA; earnings before interest and tax expense, or EBIT; net income; and diluted earnings per average common share, or EPS. All of the forecasts are in millions of dollars (except per share amounts). The 2001 and 2002 forecasts reflect UtiliCorp's current ownership interest in Aquila. The 2002 pro forma forecasts assume the exchange offer and merger are completed effective January 1, 2002. On pages 28 and 29, under "Information Concerning UtiliCorp and Recent Events," we discuss recent developments with respect to Quanta Services, Inc. and our acquisition of Midlands Electricity plc. The 2002 and 2002 pro forma forecasts include earnings contributions that we would expect from the financial consolidation of Quanta and the proposed acquisition of Midlands.

Calendar Year	EBITDA	EBIT	Net Income	EPS
2001	$1,030	$790	$339	$2.95
2002	1,043	802	364	2.92
2002 Pro Forma	1,082	842	404	2.92

    Beyond 2002, we target 15% average annual earnings growth for UtiliCorp. This target is based on average annual earnings growth targets of:

  •
  3%-5% for our U.S. networks business as a result of customer growth, cost reductions, revenue enhancements and other measures;

  •
  15% for our international network business, based on the growth rate of this business since 1995; and

  •
  25% for our energy merchant, or Aquila, business as described below.

Forecasts for Aquila

    The following are UtiliCorp management's most recent financial forecasts of Aquila's EBITDA, EBIT, net income and EPS on a stand-alone basis. All forecasts are in millions of dollars (except per share amounts):

Calendar Year	EBITDA	EBIT	Net Income	EPS
2001	$433	$398	$234	$2.34
2002	381	344	200	2.00

    Beyond 2002, we target 25% average annual earnings growth for Aquila. This target is based on average annual earnings growth targets of:

  •
  28% for Aquila's wholesale services unit based upon growth in volumes, anticipated investments in capital services and expansion of other client businesses; and

  •
  25% for Aquila's capacity services unit due to the commercial operation of additional electric power generation capacity and estimated capital expenditures of approximately $300 million per year.

    The forecasts for UtiliCorp and Aquila above were prepared by UtiliCorp management for internal planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants regarding projections or forecasts. The forecasts are not fact and should not be relied upon as being indicative of future results, and you are cautioned not to place undue reliance on these forecasts.

    The forecasts constitute forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasts and should be read with caution. The forecasts are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. See "Risk Factors" beginning on page 17 and "Forward Looking Information" beginning on page 20.

    While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the businesses of UtiliCorp and Aquila including the ability of UtiliCorp and Aquila to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to the impact of general economic and business conditions, the competitive environment in which each operates and other factors, all of which are difficult or impossible to predict accurately and that are beyond the control of the management of Aquila and UtiliCorp. See "Risk Factors" beginning on page 17 and "Forward Looking Information" beginning on page 20. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the forecasts.

    You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause Aquila's or UtiliCorp's results to differ materially from those expressed in forward looking statements and may cause the forecasts or the underlying assumptions for each to be inaccurate.

    For these reasons, you should not regard our inclusion of forecasts in this prospectus as an indication that Aquila, UtiliCorp or any of their respective affiliates or representatives considers that the forecasts are or will prove to be correct, and the forecasts should not be relied on as such.

    Except to the extent required under applicable securities laws, neither Aquila nor UtiliCorp intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of such forecasts or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the forecasts are shown to be in error.

COMPARATIVE PER SHARE DATA

UtiliCorp

    UtiliCorp's common stock is traded on the New York, Pacific and Toronto Stock Exchanges under the symbol "UCU." In the following table we present the high and low sales prices per share of UtiliCorp common stock, as reported in the consolidated transaction reporting system, for the quarterly periods presented below. The prices for the UtiliCorp common stock have been adjusted to reflect a three-for-two stock split in March 1999. We also present the quarterly dividends paid during the applicable periods.

	UtiliCorp Common Stock
	High	Low	Dividend
1999:
First Quarter	$24.75	$22.44	$0.30
Second Quarter	26.00	22.00	0.30
Third Quarter	24.88	20.56	0.30
Fourth Quarter	22.56	18.56	0.30
2000:
First Quarter	20.06	15.19	0.30
Second Quarter	21.88	17.31	0.30
Third Quarter	28.50	19.88	0.30
Fourth Quarter	31.31	23.94	0.30
2001:
First Quarter	32.40	24.81	0.30
Second Quarter	37.85	29.35	0.30
Third Quarter	33.00	26.60	0.30
Fourth Quarter (through December 24, 2001)	31.80	21.85	0.30

    The closing sale price for the shares of UtiliCorp's common stock on November 6, 2001, the last full trading date prior to UtiliCorp's announcement of this offer, was $30.00. The closing sale price on December 24, 2001, the last trading date prior to the date of this prospectus for which this information was practicably available, was $24.35. You are urged to obtain current market quotations.

    As of December 24, 2001, there were approximately 116 million shares of UtiliCorp common stock outstanding and approximately 40,000 holders of record of UtiliCorp's common stock.

    UtiliCorp Dividend Policy.  The holders of UtiliCorp common stock receive dividends if and when declared by our board of directors out of legally available funds. As noted above, we currently pay dividends at an annual rate of $1.20 per share. Following completion of the offer and the subsequent merger, we expect to continue paying quarterly dividends on a basis consistent with our past practice. However, our board's declaration and payment of dividends will depend upon business conditions, operating results and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate in the future.

Aquila

    Aquila's Class A common stock is traded on the New York Stock Exchange under the symbol "ILA." The following table sets forth the high and low sales prices per share of Aquila's Class A common stock, as reported in the consolidated transaction reporting system, for the quarters following Aquila's initial public offering in late April 2001.

	Aquila's Class A Common Stock
	High	Low
2001:
Second Quarter (from April 24, 2001)	$35.00	$22.00
Third Quarter	28.35	17.75
Fourth Quarter (through December 24, 2001)	26.40	14.55

    The closing sale price for the shares of Aquila's Class A common stock on November 6, 2001, the last full trading date prior to the UtiliCorp's announcement of this offer, was $17.99. The closing sale price on December 24, 2001, the last trading date prior to the date of this prospectus for which this information was practicably available, was $16.50. You are urged to obtain current market quotations.

    As of December 24, 2001, there were 19,975,000 Class A shares and 80,025,000 Class B shares outstanding. Based on information received by us from Aquila, there were 57 holders of record of Aquila's Class A shares as of November 30, 2001. UtiliCorp is the holder of record of all outstanding shares of Aquila's Class B shares.

    Since its initial public offering, Aquila has not declared or paid any dividends on either its Class A or Class B common stock.

THE OFFER

    We are proposing to acquire all of the outstanding shares of Aquila's Class A common stock, the class of Aquila's common stock held by the public. We currently own no shares of Aquila's Class A common stock and 80,025,000 shares of Aquila's Class B common stock, each of which is convertible into one share of Aquila's Class A common stock. These Class B shares represent approximately 80% of all of the outstanding shares of both classes of Aquila's common stock combined. Because each Class B share entitles us to ten votes, we hold approximately 98% of the combined voting power of all of Aquila's common stock.

    We are offering to exchange 0.6896 of a share of UtiliCorp common stock for each outstanding share of Aquila's Class A common stock which is validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Aquila in the offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp have tendered into this offer, and not withdrawn, as of the expiration of the offer, a majority of outstanding shares of Class A common stock of Aquila. As of November 30, 2001, there were 19,975,000 Class A shares outstanding. Accordingly, for us to acquire any Aquila shares, Aquila stockholders who are not directors or executive officers at UtiliCorp must have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 9,987,501 shares of Class A common stock. We will not waive this condition. There are also other conditions to the offer that are described under "—Conditions of the Offer" beginning on page 45.

    If we acquire a majority of Aquila's Class A shares in this offer, we will convert all of our Class B shares into Class A shares of Aquila. We will then own more than 90% of the outstanding shares of Aquila's Class A common stock and be permitted to effect a "short form" merger with Aquila under Delaware law. We will contribute all of the Class A shares of Aquila we hold to a wholly owned subsidiary and effect a short form merger of Aquila with a wholly owned subsidiary of UtiliCorp as soon as possible after we complete the offer, unless a court prevents us from doing so. Each outstanding Class A share we do not acquire in the offer will be converted in the merger into the right to receive 0.6896 of a share of UtiliCorp common stock and cash in lieu of fractional shares. Accordingly, if you do not tender your shares and we effect the short form merger, you will receive the same consideration per Aquila share you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See "—Purpose of the Offer; The Merger" beginning on page 42 and "—Appraisal Rights" beginning on page 43. After completion of the merger, Aquila will be a wholly owned subsidiary of UtiliCorp.

    When we refer to the expiration of the offer we mean 5:00 p.m., New York City time, on January 4, 2002, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean the latest time and date on which the offer is open.

    You will not receive any fractional shares of UtiliCorp common stock in the offer or the merger. In lieu of any fractional share, you will receive cash equal to the product of that fractional share, after combining all fractional shares to which you would otherwise be entitled, and the closing price of UtiliCorp common stock as reported on the NYSE on the expiration date of the offer.

    If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

    We commenced the offer on December 3, 2001, the date of this prospectus. Our offer is scheduled to expire at 5:00 p.m., New York City time, on January 4, 2002, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under "—Extension, Termination and Amendment" below.

Extension, Termination and Amendment

    We expressly reserve the right, in our sole discretion, to extend, on one or more occasions the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not making any assurances that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all Aquila shares previously tendered and not properly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your Aquila shares as described below under "—Withdrawal Rights" beginning on page 38.

    Subject to the SEC's applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of Aquila shares pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any Aquila shares, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, an announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

    We expressly reserve the right to modify, on one or more occasions, the terms and conditions of the offer, except that we will not modify or waive the minimum condition, the registration statement effectiveness condition, the listing condition and the FERC consent condition.

    If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Exchange of Class A Aquila Shares; Delivery of UtiliCorp Common Stock

    Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange Aquila shares validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange UtiliCorp common stock and cash instead of fractional shares for the shares of Aquila's Class A common stock as soon as practicable afterwards. In all cases, exchange of Aquila shares tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives (1) certificates for those Aquila shares, or a timely confirmation of a book-entry transfer of those Aquila shares in the exchange agent's account at The Depository Trust Company, or DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those Aquila shares in the exchange agent's account at DTC, together with an "agent's message" as described below under "—Procedure for Tendering Shares." Alternatively, if appropriate, you may comply with the guaranteed delivery procedures set forth under "—Guaranteed Delivery" on page 39.

    For purposes of the offer, we will be deemed to have accepted for exchange Aquila shares validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those Aquila shares pursuant to the offer. The exchange agent will deliver shares of UtiliCorp common stock in exchange for Aquila shares pursuant to the offer and cash instead of a fraction of a share of UtiliCorp common stock as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering Aquila stockholders for the purpose of receiving UtiliCorp common stock and cash to be paid instead of a fraction of a share of UtiliCorp common stock and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

    If we do not accept Aquila shares for exchange pursuant to the offer or if certificates are submitted for more Aquila shares than are tendered into the offer, we will return certificates for these unexchanged Aquila shares without expense to the tendering stockholder. If we do not accept Aquila shares for exchange pursuant to the offer, Aquila shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures set forth below under "—Procedure for Tendering Shares," will be credited to the account maintained with DTC from which those shares were originally transferred, as soon as practicable following expiration or termination of the offer.

Cash Instead of Fractional Shares of UtiliCorp Common Stock

    We will not issue any fraction of a share of UtiliCorp common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of UtiliCorp common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of UtiliCorp common stock to which the holder would otherwise be entitled by (2) the closing price of UtiliCorp common stock as reported on the NYSE on the expiration date of the offer.

Procedure for Tendering Shares

    For you to validly tender Aquila shares into our offer, you must do one of the following:

  •
  Deliver certificates for your shares, a properly completed and duly executed letter of transmittal, or a manually executed copy of the letter of transmittal, along with any required signature guarantees and any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

  •
  Arrange for a book-entry transfer of your shares to be made to the exchange agent's account at DTC and receipt by the exchange agent of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal, or a manually executed copy of the letter of transmittal and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

  •
  Arrange for a book-entry transfer of your shares to the exchange agent's account at DTC and receipt by the exchange agent of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

    Alternatively, if appropriate, you may tender Aquila shares by complying with the guaranteed delivery procedures set forth on page 39 under "—Guaranteed Delivery."

    The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Aquila shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    The exchange agent will establish an account with respect to the Aquila shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Aquila shares by causing DTC to transfer these Aquila shares into the exchange agent's account in accordance with DTC's procedure for the transfer. For a tender made by transfer of Aquila shares through book-entry delivery at DTC to be valid, the exchange agent must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a manually signed copy of the letter of transmittal, along with any other required documents at one of its addresses set forth on the back cover of this prospectus by the expiration date of the offer, or an agent's message as part of the book-entry confirmation.

    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Aquila shares are tendered either by a registered holder of Aquila shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution," we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

    If the certificates for Aquila shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    The method of delivery of Aquila share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Withdrawal Rights

    Aquila shares tendered pursuant to the offer may be withdrawn at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by February 1, 2002, the shares may be withdrawn at any time thereafter.

    For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Aquila shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Aquila shares. If Aquila shares have been tendered pursuant to the procedures for book-entry tender discussed above under "—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Aquila shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Aquila shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

    An eligible institution must guarantee all signatures on the notice of withdrawal unless the Aquila shares have been tendered for the account of an eligible institution.

    None of us, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Aquila shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Aquila shares by following one of the procedures discussed under "—Procedure for Tendering Shares" or "—Guaranteed Delivery" at any time before the expiration of the offer.

Guaranteed Delivery

    If you wish to tender Aquila shares pursuant to the offer and either (1) certificates for your Aquila shares are not immediately available, (2) you cannot deliver the certificates and all other required documents to the exchange agent by the expiration of the offer, or (3) cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless tender your Aquila shares, so long as all of the following conditions are satisfied:

  •
  you make your tender by or through an eligible institution;

  •
  you deliver to the exchange agent and the exchange agent receives a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, as provided below before the expiration of the offer; and

  •
  you deliver to the exchange agent, and the exchange agent receives within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered Aquila shares in proper form for transfer or a confirmation of a book-entry transfer of those shares into the exchange agent's account at DTC as described above, together with a properly completed and duly executed letter of transmittal, or a manually signed copy of the letter of transmittal, with any required signature guarantees and all other required documents, or, in the case of a book-entry transfer, an agent's message.

    You may deliver the notice of guaranteed delivery to the exchange agent by hand or transmit it by facsimile transmission or mail and you must include a guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange Aquila shares tendered and accepted for exchange pursuant to our offer only if the exchange agent timely receives certificates for Aquila shares, confirmation of a book-entry transfer of those Aquila shares into the exchange agent's account at DTC as described above and a properly completed and duly executed letter(s) of transmittal, or a manually signed copy of the letter of transmittal, or an agent's message in connection with a book-entry transfer.

Effect of a Tender of Shares

    By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of Aquila shares you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for Aquila shares to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those Aquila shares immediately upon our acceptance of those Aquila shares for exchange.

    We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Aquila shares, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Aquila shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of Aquila shares will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Aquila shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

    The tender of Aquila shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Material U.S. Federal Income Tax Consequences

    The following is a description of the material United States federal income tax consequences of the offer and the subsequent merger. Our description is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply only to some classes of taxpayers.

    Our description is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this prospectus. We have not requested and will not request an advance ruling from the Internal Revenue Service as to the tax consequences of the offer and the subsequent merger.

    For purposes of our description, we have assumed that Aquila stockholders hold their Aquila shares as a capital asset and that both the offer and the subsequent merger are completed. Our description does not address the tax consequences of the offer if the subsequent merger is not completed, or all of the tax consequences that may be relevant to a particular Aquila stockholder in light of their individual circumstances or to Aquila stockholders who are subject to special treatment under the United States federal income tax laws, such as:

  •
  banks;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  mutual funds;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  dealers in securities or foreign currencies;

  •
  Aquila stockholders who received their Aquila shares as compensation;

  •
  Aquila stockholders who are not U.S. persons; and

  •
  Aquila stockholders who hold Aquila shares as part of a hedge, straddle or conversion transaction.

    The description does not include any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

    The term "U.S. person" means:

  •
  an individual who is a U.S. citizen or a U.S. resident alien;

  •
  a corporation or partnership created or organized in the United States or under the law of the United States or any state;

  •
  a trust where (a) a U.S. court is able to exercise primary jurisdiction over the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  an estate that is subject to U.S. tax on its worldwide income from all sources.

    In the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp, (1) the exchange of Aquila shares for UtiliCorp common stock in the offer and merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) UtiliCorp and Aquila will each be a party to the reorganization. This opinion of our counsel is based upon representations we have made and on various assumptions set forth in the opinion, and is subject to the completion of both the offer and the subsequent merger as described in this prospectus, without waiver or modification, and certain further qualifications as set forth in the opinion. The opinion neither binds the Internal Revenue Service nor precludes it from adopting a contrary position.

    Assuming the offer and merger qualify as a reorganization:

  •
  Aquila stockholders will not recognize any income, gain or loss on the exchange of Aquila shares for UtiliCorp common stock in the offer and the subsequent merger, except with respect to cash, if any, they receive in lieu of fractional shares of UtiliCorp common stock;

  •
  the tax basis to an Aquila stockholder of the UtiliCorp common stock received in exchange for Aquila Class A shares pursuant to the offer or the subsequent merger will equal the Aquila stockholder's tax basis in the Aquila shares surrendered, decreased by the amount of any tax basis allocable to any fractional share interest in UtiliCorp common stock for which cash is received;

  •
  the holding period of an Aquila stockholder for the UtiliCorp common stock received pursuant to the offer and the subsequent merger will include the holding period of the Aquila shares surrendered in exchange; and

  •
  an Aquila stockholder who receives cash in lieu of a fractional share of UtiliCorp common stock pursuant to the offer or the subsequent merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the Aquila stock allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    An Aquila stockholder who receives cash for its Aquila shares pursuant to the exercise of appraisal rights generally will recognize gain or loss equal to the difference between the tax basis of the Aquila shares surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its Aquila shares in that year.

    Tax matters are very complicated, and the tax consequences of the offer and the subsequent merger to each Aquila stockholder will depend on the facts of that stockholder's particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the offer and the subsequent merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Purpose of the Offer; The Merger

    We are proposing to acquire all of the outstanding shares of Aquila's Class A common stock, the class of Aquila's common stock held by the public. We currently own 80,025,000 shares of Aquila's Class B common stock, each of which is convertible into one share of Aquila's Class A common stock. These Class B shares represent approximately 80% of all of the outstanding shares of both classes of Aquila's common stock combined. Because each Class B share entitles us to ten votes, we hold approximately 98% of the combined voting power of all of Aquila's common stock.

    We are offering to exchange 0.6896 of a share of UtiliCorp common stock for each outstanding share of Aquila's Class A common stock which is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Aquila in the offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp have tendered into this offer, and have not withdrawn, as of the expiration of the offer, a majority of outstanding shares of Class A common stock of Aquila. As of November 30, 2001, there were 19,975,000 Class A shares outstanding. Accordingly, for us to acquire any Aquila shares, stockholders of Aquila who are not our directors and executive officers must have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 9,987,501 shares of Class A common stock. We will not waive this condition.

    If we acquire a majority of Aquila's Class A shares in this offer, we will convert all of our Class B shares into Class A shares of Aquila. We will then own more than 90% of outstanding shares of Aquila's Class A common stock and be permitted to effect a "short form" merger with Aquila under Delaware law. We will contribute all of the Class A shares of Aquila we hold to a wholly owned subsidiary and effect a "short form" merger of Aquila with a wholly owned subsidiary of UtiliCorp as soon as possible after we complete the offer, unless a court prevents us from doing so. Each outstanding Class A share we do not acquire in the offer will be converted in the merger into the right to receive 0.6896 of a share of UtiliCorp common stock, the same consideration per Aquila share the holder would have received if the holder had tendered those shares into the offer, unless the holder properly perfects appraisal rights under Delaware law.

    If we successfully complete the offer but are prevented by a court from effecting the "short form" merger, Aquila's Class A shares not tendered into the offer would remain outstanding until we are able to effect such a merger, if ever. We consider this possibility to be very unlikely; however, in these circumstances, the liquidity of and market for those remaining publicly held Aquila Class A shares, and the rights of the holders of those shares, could be adversely affected. Aquila's Class A shares are currently listed on the NYSE. Depending upon the number of Aquila shares purchased in the offer, Aquila's Class A shares may no longer meet the requirements for continued listing and may be delisted from the NYSE. If this were to happen, we would attempt to list Aquila shares for trading on another securities exchange. It is also possible that Aquila's Class A shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for Aquila's Class A shares and the availability of these quotations would depend, however, upon the number of holders of Aquila's Class A shares remaining at that time, the interests in maintaining a market in Aquila's Class A shares on the part of securities firms, the possible termination of registration of Aquila's Class A shares under the Exchange Act, as described below and other factors.

    Aquila's Class A shares are currently registered under the Exchange Act. This registration may be terminated upon application of Aquila to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the Aquila stock. Based on information received by us from Aquila, there were 57 holders of record of Aquila's Class A shares as of November 28, 2001. The termination of the registration of Aquila's Class A shares under the Exchange Act would substantially reduce the information required to be furnished by Aquila to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.

    Aquila's Class A shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on the Aquila's Class A shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that Aquila's Class A shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. If registration of Aquila's Class A shares under the Exchange Act is terminated, Aquila's Class A shares would no longer be "margin securities."

Appraisal Rights

    Under Delaware law, Aquila stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of Class A shares of Aquila who (a) do not tender their shares into the offer and hold Class A shares at the effective time of the subsequent merger and (b) who do not wish to accept the consideration provided for in that merger and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their Aquila shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the "fair value" of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of a wholly owned subsidiary of UtiliCorp into Aquila, with Aquila as the surviving corporation in the merger. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this document as Annex E. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

Notification of Merger's Effective Time

    Within 10 days after the effective time, Aquila will send notice of the effective time of the merger and the availability of appraisal rights to each holder of its Class A shares.

Electing Appraisal Rights

    To exercise appraisal rights, the record holder of Aquila's Class A shares must within 20 days after the date Aquila mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to Aquila. This demand must reasonably inform Aquila of the identity of the holder of record and that the stockholder demands appraisal of his, her or its Aquila shares.

    A demand for appraisal must be delivered to: Corporate Secretary, Aquila, Inc., 1100 Walnut Street, Suite 3300, Kansas City, Missouri 64106.

Only Record Holders May Demand Appraisal Rights

    Only a record holder of Aquila's Class A shares is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

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  If Aquila's Class A shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

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  If Aquila's Class A shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

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  An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

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  A holder of record, such as a broker, who holds Aquila's Class A shares as nominee for a beneficial owner, may exercise a holder's right of appraisal with respect to Aquila's Class A shares held for all or less than all of those beneficial owners' interest. In that case, the written demand should set forth the number of Aquila's Class A shares covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of Aquila's Class A shares standing in the name of the record holder. Aquila shareholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their Aquila shares.

Court Petition Must Be Filed

    Within 120 days after the effective time of the merger, Aquila or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Aquila's Class A shares. Aquila will have no obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

    Within 120 days after the effective time of the subsequent merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal of rights may make a written request to receive from Aquila a statement of the total number of Aquila's Class A shares with respect to which demands for appraisal have been received and the total number of holders of these shares. Aquila will be required to mail these statements within ten days after it receives a written request.

Appraisal Proceeding by Delaware Court

    If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the Class A shares owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of Aquila's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Class A shares to the stockholders entitled to appraisal.

    The value determined by the court for Aquila's Class A shares could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorney's fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis against the value of all of Aquila's Class A shares entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences

    Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under "—Material U.S. Federal Income Tax Consequences", beginning on page 40, the tax consequences to an Aquila stockholder who receives cash for his or her Aquila shares pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights

    Holders of Aquila's Class A shares will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to Aquila a written withdrawal of the stockholder's demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the merger requires Aquila's written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of UtiliCorp common stock, and cash in lieu of a fraction of a share of UtiliCorp common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of UtiliCorp's shares at the time of delivery.

Dismissal of Appraisal Proceeding

    If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Conditions of the Offer

    The offer is subject to a number of conditions, which we describe below. These conditions must be satisfied or, where permissible, waived before or as of the expiration of the offer for us to accept Aquila shares pursuant to the offer. If each of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the offer, we may choose to extend the expiration of the offer or terminate the offer.

Minimum Condition

    There must be validly tendered by Aquila stockholders who are not directors or executive officers of UtiliCorp and not properly withdrawn prior to the expiration of the offer a number of Aquila's Class A shares which constitutes a majority of the total number of outstanding Class A shares of Aquila. As of November 30, 2001, there were 19,975,000 Class A shares outstanding. Accordingly, for us to acquire any Aquila shares, stockholders of Aquila who are not directors and executive officers of

UtiliCorp must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 9,987,501 shares of Class A common stock.

Registration Statement Effectiveness Condition

    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act of 1933 and not be the subject of any stop order or proceedings seeking a stop order.

Listing Condition

    The UtiliCorp common stock issuable in the offer and the subsequent merger must have been approved for listing on the New York, Toronto and Pacific Stock Exchanges, subject to official notice of issuance. We have previously obtained this approval.

FERC Approval Condition

    Our acquisition of Aquila shares and issuance of UtiliCorp common stock in this offer and the subsequent merger must have been approved by the Federal Energy Regulatory Commission, or the FERC, as required under the Federal Power Act. We have received approval from the FERC of our acquisition of Aquila shares. We expect to obtain FERC approval for the issuance of our shares in connection with this acquisition prior to the scheduled expiration of the offer.

Additional Conditions

    In addition, we will not be required to accept shares of Aquila for exchange and may choose to extend the expiration of the offer or to terminate the offer if any of the following occurs and is continuing, and in our good faith reasonable judgment, regardless of the circumstances, it would be inadvisable for us to proceed with the offer:

    1.  any governmental authority of competent jurisdiction has issued an injunction, order, decree, judgment or ruling that is in effect, or has promulgated or enacted a statute, rule, regulation or order, which in any such case:

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  restrains or prohibits us from making or completing the offer or the subsequent merger;

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  prohibits or restricts our or any of our subsidiaries' or affiliates' ownership or operation of any portion of Aquila's business or assets, or would substantially deprive us or any of our affiliates or subsidiaries of the benefit of ownership of Aquila's business or assets, or compels us, or any of our affiliates or subsidiaries, to dispose of or hold separate any portion of Aquila's business or assets or would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of Aquila's business or assets;

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  imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the Aquila shares, including, the right to vote Aquila shares; or

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  imposes any material limitations on our ability and/or the ability of our affiliates or subsidiaries to control in any material respect the business and operations of Aquila; or

    2.  any litigation or other legal action is instituted, pending or threatened by or before any court or other governmental authority which seeks to:

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  restrain or prohibit us from making or completing the offer or the subsequent merger or impose on us or any of our affiliates or subsidiaries any other restriction, prohibition or limitation referred to in the above paragraph 1 that in our reasonable judgment is reasonably likely to be successful; or

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  impose any liability on UtiliCorp, Aquila or their affiliates that, in our reasonable judgment, is reasonably likely to result in liability material to UtiliCorp and its subsidiaries on a consolidated basis, or Aquila and its subsidiaries, on a consolidated basis; or

    3.  (a) any general suspension of, or limitation on prices for, trading in Aquila's Class A common stock or UtiliCorp's common stock on the NYSE; (b) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or (c) in the case of any of the events described in clause (a) or (b) above existing at the time of the commencement of our offer, a material acceleration or worsening of that event; or

    4.  the tax opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp, to the effect that the offer and subsequent merger will be treated as a tax free reorganization for U.S. federal income tax purposes is withdrawn; or

    5.  any change, development, effect or circumstance that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on Aquila; or

    6.  Aquila shall have filed for bankruptcy or another person shall have filed a bankruptcy petition against Aquila which is not dismissed within two business days.

    The conditions to the offer are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our sole discretion, other than the minimum condition, the registration statement effectiveness condition, the FERC approval condition, or the listing condition described above. Our failure to exercise any of the foregoing rights will not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration date of the offer. We do not believe that the stockholder litigation described below under "—Certain Effects of the Offer—Stockholder Litigation" is likely to give rise to the circumstances we described in paragraph 2 above.

Certain Legal Matters and Regulatory Approvals

General

    Except as we have described in this prospectus, we are not aware of any license or regulatory permit material to the business of Aquila and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Aquila's Class A shares, or any filing or approval that would be required for our acquisition of Aquila's Class A shares. We intend to make all required filings under the Securities Act and the Exchange Act.

Approval of the Federal Energy Regulatory Commission

    In order for us to acquire the Class A common shares of Aquila and issue our shares of common stock pursuant to the offer and the subsequent merger, we must obtain authorization from the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act. We filed applications to obtain this authorization from the FERC during the week of November 12, 2001. We have received approval from the FERC of our acquisition of Aquila shares. We expect to obtain FERC approval for the issuance of our shares in connection with this acquisition prior to the scheduled expiration of the offer.

State Takeover Laws

    A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes applies to the offer and is not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares tendered into the offer or may delay the offer. See "—Conditions of the Offer" beginning on page 45.

Non-U.S. Approvals

    We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Certain Effects of the Offer

Effects on the Market

    If we successfully complete the offer, we intend to cause the delisting of Aquila's Class A shares from the NYSE following completion of the subsequent merger.

Exchange Act Registration

    The shares of Aquila's Class A common stock are currently registered under the Exchange Act. If we successfully complete the offer, following completion of the subsequent merger, we will request that the NYSE file a Form 25 with the SEC terminating registration of the Aquila shares under the Exchange Act.

Financing of the Offer

    The shares of UtiliCorp common stock to be issued in the offer and the subsequent merger will come from UtiliCorp's authorized but unissued shares. UtiliCorp's fees and expenses in connection with the offer will be paid from UtiliCorp's available capital resources.

Going Private Transactions

    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the purchase of Aquila's Class A shares pursuant to an offer in which UtiliCorp seeks to acquire outstanding Class A shares. Rule 13e-3 requires that certain financial information concerning the target and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in this transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. We believe that Rule 13e-3 is not applicable to the offer and the subsequent merger pursuant to Rule 13e-3(g)(2) under the Exchange Act, because the stockholders of Aquila will be receiving common stock of UtiliCorp that is registered under the Exchange Act and listed on a national securities exchange.

Stockholder Litigation

    Shortly after we announced the offer and the subsequent merger on November 7, 2001, individual stockholders of Aquila filed nine separate class action complaints in the Delaware Court of Chancery and one class action complaint in Circuit Court of Jackson County, Missouri against UtiliCorp, Aquila, and the three members of Aquila's board of directors. Each of the actions was brought as a class action on behalf of all holders of Aquila's shares, other than the defendants and persons related to or affiliated with the defendants. The actions generally allege that: (1) UtiliCorp, Aquila and the other defendants breached their fiduciary duties in connection with the offer and subsequent merger; (2) the consideration being offered in the offer and in the subsequent merger is inadequate; and (3) UtiliCorp is acting to further its own interests at the expense of Aquila's minority shareholders. The complaints specifically allege that:

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  we are engaged in an improper plan or scheme to benefit UtiliCorp at the expense of Aquila's minority stockholders;

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  with the acquiescence of Aquila, we are engaged in self-dealing and we are not acting in good faith toward Aquila's minority stockholders;

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  we and Aquila's directors have clear and material conflicts of interest, and have breached fiduciary duties owed to Aquila's minority shareholders by not taking adequate measures to protect their interests;

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  we have used our access to internal financial information about Aquila for our own benefit and to the detriment of Aquila's minority shareholders;

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  we timed the offer and the subsequent merger to take advantage of Aquila's depressed stock price and to avoid offering a fair and adequate price to Aquila's minority stockholders;

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  we have used our ownership of Aquila shares and representation on Aquila's board to dominate and control Aquila's board;

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  we are using our control of Aquila to force Aquila stockholders to sell their Class A shares at an unfair price;

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  as a result of our stock ownership of Aquila shares and representation on Aquila's board, no third party can realistically make a competing bid for Aquila;

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  the defendants have failed to disclose all material facts in connection with the offer and the subsequent merger; and

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  the directors of Aquila failed to explore ways to maximize stockholder value for Aquila's minority stockholders.

    Each of the actions seeks a declaration that it may be maintained as a class action; to enjoin or rescind the offer and subsequent merger; an unspecified sum in damages and costs; an accounting by the defendants for all profits and special benefits obtained through the transaction; and unspecified costs and disbursements, attorneys' fees and expenses. Some of the actions also seek a judgment ordering the defendants to carry out their fiduciary duties of candor, due care, and loyalty. Counsel for plaintiffs in the Delaware actions proposed an order to consolidate all of the actions filed in Delaware court into a single action.

    On December 5, 2001, Francine Pluck, Joyce Sarsik and Charles Zimmer filed a consolidated amended class action complaint, or the amended complaint, in the Delaware Chancery Court. The amended complaint also purports to be brought on behalf of the public Aquila stockholders against Aquila, its directors and UtiliCorp. The amended complaint generally alleges that Aquila has failed to provide the Aquila stockholders with a recommendation of independent directors in response to the offer. In support of this claim, the amended complaint alleges that Aquila's board of directors were required by Aquila's certificate of incorporation and the rules of the NYSE to appoint an audit committee comprised of independent directors within three months of Aquila's IPO. It is further alleged that Aquila represented in its prospectus filed in connection with its IPO that Aquila's board of directors would appoint an audit committee. The amended complaint alleges: (1) a violation of Aquila's certificate of incorporation; (2) breaches of fiduciary duties by UitliCorp, Aquila and certain members of Aquila's board of directors in connection with the offer and subsequent merger; (3) a breach by

Aquila of contract/promissory estoppel based on statements in its IPO prospectus; and (4) a breach of the duty of full and fair disclosure. The amended complaint seeks preliminary and permanent injunctive relief, damages, rescission of the transaction or rescissory damages and an award of attorneys' fees.

    In connection with the filing of the amended complaint, plaintiffs moved for a preliminary injunction to enjoin defendants from consummating or otherwise closing the offer. On December 12, 2001, the Delaware Chancery Court heard argument on the plaintiff's request to schedule a preliminary injunction hearing and to expedite proceedings in connection with the amended complaint. The defendants opposed the scheduling of a hearing and expedited proceedings. On December 14, 2001, the Delaware Chancery Court ordered expedited proceedings and scheduled a hearing for January 2, 2002.

    On December 5, 2001, the plaintiff in the action filed in the Missouri Circuit Court filed amendments to his operative complaint, in part challenging Aquila's purported failure to provide the Aquila stockholders with the recommendation of independent directors. On December 7, 2001, the plaintiff filed a motion to expedite discovery in that proceeding. On December 18, 2001, the defendants filed a motion opposing expedited discovery, along with a separate motion to stay this action based on the existence of the pending Delaware actions. On December 20, 2001, the Missouri Circuit Court denied the plaintiff's motion for expedited discovery and granted a motion to stay discovery.

    We believe that the actions are entirely without merit and intend to defend against them vigorously.

    This description of these actions is qualified in its entirety by reference to the allegations in the related complaints, which we have filed with the SEC and which we incorporate by reference into this prospectus.

Conduct of Aquila if the Offer is Not Completed

    If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Aquila will continue to be a majority owned subsidiary of UtiliCorp and operate its business as presently operated, subject to market and industry conditions and the terms of the agreements and other documents described below under "—Relationships With Aquila." We have no intention to distribute our Aquila shares to our stockholders in a spin-off.

Establishment of Audit Committee of Aquila's Board of Directors

    Under the rules of the NYSE, Aquila was required to establish an audit committee comprised of at least two independent directors within 90 days after its IPO and add a third independent director to the audit committee within one year after the IPO. Although Aquila has undertaken a process for selection of independent directors, it has not yet made any appointments.

    Aquila has committed to the NYSE that, if the offer is not successfully completed, Aquila's board, with our full support, will promptly appoint two independent directors currently on UtiliCorp's board as independent directors of Aquila and as members of Aquila's audit committee. We believe that this would bring Aquila in compliance with the rules of the NYSE and ensure the continued listing of Aquila's Class A shares on the NYSE. The NYSE has indicated that appointment of two UtiliCorp independent directors to Aquila's audit committee would satisfy the NYSE audit committee requirements.

Relationships With Aquila

    In considering whether to tender your shares in the offer, you should be aware of various existing agreements and ongoing and prior arrangements and transactions between UtiliCorp and Aquila as described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this prospectus. Copies of those documents have been filed with the SEC. You should also review "Interests of Certain Persons in the Offer" beginning on page 62 for a description of arrangements between UtiliCorp and Aquila and directors and executive officers of Aquila.

Credit Agreement

    On August 13, 2001, Aquila and we entered into a revolving credit agreement under which we agreed to lend money to Aquila. The revolver, as amended on November 8, 2001, is a one year agreement with borrowing rates based on one month LIBOR plus 0.4% to 2.725% and currently provides borrowing capacity of $350 million. The specific rate depends upon Aquila's credit rating and the outstanding balance under the revolver. Aquila's effective rate at September 30, 2001 was 3.64%. At September 30, 2001, $125 million was outstanding under the facility and is included under the line item "Accounts and line of credit payable to UtiliCorp" on Aquila's combined balance sheet as of September 30, 2001 contained in Annex F to this prospectus. As of December 12, 2001, $350 million was outstanding under the facility. Aquila's effective weighted average rate at December 12, 2001 was 4.453%. We may demand repayment from Aquila if any of the following events occur:

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  the sale, transfer, assignment, disposition or securitization or monetization of all or substantially all of our assets;

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  the occurrence of any default by us on any of our outstanding debt obligations;

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  the occurrence of a spin-off by us to our shareholders of our shares of Aquila; or

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  Aquila obtains a third-party committed credit facility in an amount greater than or equal to the aggregate principal amounts of the commitment to UtiliCorp at that time.

    The credit agreement also contains customary restrictions as well as covenants relating to the use of proceeds and ratios for debt to total capital, as defined in the agreement.

    UtiliCorp has agreed to advance Aquila up to an additional $100 million to fund Aquila's working capital requirements.

Separation Agreement

    In connection with Aquila's IPO in late April 2001, we entered into a separation agreement with Aquila.

    Allocation of Assets and Liabilities.  In accordance with the separation agreement, upon the closing of Aquila's IPO, we transferred to Aquila all interests that we had in assets used exclusively in Aquila's business, and other specifically identified assets, at net book value. Also, upon the closing of the IPO, Aquila assumed all liabilities associated with the assets we transferred to Aquila to the extent that the liabilities arise from Aquila's business, except for specified credit support obligations that we agreed to retain. In addition, Aquila transferred to us all interests that it had in assets used exclusively in our businesses other than Aquila, and other specifically identified assets, at net book value. We agreed to assume all liabilities Aquila associated with the assets Aquila transferred to us to the extent the liabilities arise from our businesses other than Aquila.

    Termination of the Agreement.  The separation agreement may be terminated only by mutual agreement of Aquila and us.

    General Release of Pre-Separation Claims.  Under the separation agreement, we released Aquila, and Aquila released us, from any liabilities arising from events occurring before the closing of the IPO, including events relating to the IPO. This release does not prevent either party from enforcing any intercompany agreement.

    Indemnification.  Under the separation agreement, Aquila agreed to indemnify us for all liabilities to any third party to the extent the liabilities arise from: Aquila's acts or omissions or alleged acts or omissions in the conduct of its business or in connection with Aquila's IPO; any breach by Aquila of the separation agreement; and any of Aquila's liabilities or any liabilities related to credit support provided by us on Aquila's behalf. Under the agreement, we agreed to indemnify Aquila from all liabilities to any third party to the extent those liabilities arise from: acts or omissions or alleged acts or omissions of us in the conduct of our business or in connection with the IPO; any breach by us of the separation agreement; and any liabilities of us other than the credit support arrangements provided by us on Aquila's behalf. In any case, the indemnifying party is required to make indemnification payments net of insurance proceeds that the indemnified party may receive.

    Covenants Between Aquila and UtiliCorp.  The separation agreement includes covenants obligating Aquila and us to cooperate in the exchange of information and in auditing and accounting practices and to resolve disputes in particular ways.

    Information Exchange.  Aquila and we have agreed to share information to facilitate compliance with reporting and disclosure requirements, for use in any litigation or regulatory proceeding, and to satisfy applicable accounting and audit requirements. In addition, we have each agreed to maintain adequate internal accounting systems to allow the other to satisfy its own reporting, accounting and audit obligations and prepare its own financial statements and reports. We have each agreed to retain records in accordance with our record retention policies, with various exceptions, and to use commercially reasonable efforts to make available personnel and records for use by the other in connection with legal, regulatory, administrative or other proceedings.

    Auditing Practices.  Aquila agreed that, for any financial reporting period in which it is our subsidiary, it will: not select an independent accounting firm that is different from our firm without our prior consent; cause Aquila's auditors to date their opinion on Aquila's audited annual financial statements on the same date that our auditors date their opinion on our consolidated financial statements; cause Aquila's auditors to provide clearance on Aquila's quarterly financial statements on the same date that our auditors provide clearance on our quarterly financial statements; provide us with all relevant information to enable us to prepare our financial statements (and we have agreed to provide Aquila with all relevant information to enable it to prepare its financial statements); grant our auditors access to Aquila's auditors and their records (and we have agreed to grant Aquila's auditors access to our auditors and their records); and make no change to its accounting principles without our prior consent.

    Dispute Resolution.  Aquila and we agreed that, if problems arise between us, we will both follow the following procedures: Aquila and we will refer the dispute to a separation committee consisting of each of our general counsel; if the separation committee is unable to resolve the dispute, Aquila and we will attempt to resolve the dispute through non-binding mediation; and if mediation fails, Aquila and we will resolve the dispute by binding arbitration. There is nothing that prevents either of us from initiating litigation at any time if failure to do so would substantially and irreparably harm that party.

    Regulatory Matters.  Aquila agreed that, for a period beginning at the closing of Aquila's IPO and ending two years after the date on which we own less than 50% of the combined voting power of Aquila's outstanding voting stock, Aquila will not, with some exceptions, initiate or participate in proceedings or matters involving us or any of our subsidiaries before the Federal Energy Regulatory Commission or any agency or legislature of the state of Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri or Nebraska or any international jurisdiction in which we or any of our subsidiaries operates. This restriction does not apply, however, to the extent that the proceedings directly involve a contract to which Aquila is a party.

    Credit Support Obligations.  We have agreed to maintain all credit support arrangements existing in Aquila's favor as of the closing of the IPO. Following the date we cease to own at least 50% of the combined voting power of Aquila's outstanding capital stock, Aquila will pay us a quarterly fee equal to one-quarter of one percent of our total maximum exposure under the credit support arrangements, without regard to market conditions or other factors, except for credit support arrangements supporting Aquila's long-term gas sales agreements. For these agreements, our quarterly fee is equal to one-quarter of one percent of our mark-to-market exposure under these agreements. We will be required to negotiate a new credit support fee with Aquila by March 31, 2002. Upon our request, Aquila must use its commercially reasonable efforts to release or replace any of our credit support obligations.

    Insurance Matters.  The separation agreement also contains provisions governing Aquila's insurance coverage for a period beginning as of the closing of Aquila's IPO and ending on the earlier of the second anniversary of the IPO and 60 days following the date on which we own less than 50% of the combined voting power of Aquila's outstanding capital stock. During this time, we are required to maintain insurance policies for Aquila's benefit that are generally comparable to those maintained by us for Aquila's benefit at the time of Aquila's IPO, and Aquila is required to reimburse us for the corresponding premium expenses. If, during this time, any loss or liability that Aquila or we incur exceeds the coverage limit under an insurance policy, the loss or liability will be borne by the party that exceeds the coverage limit. In the event both Aquila and we are responsible for losses which exceed the coverage limit, each of us will be responsible for the amount in excess of the coverage limit in proportion to its losses. If any loss or liability is subject to a deductible under an insurance policy, the party which incurred the loss or liability is responsible for paying the deductible. If any premium is increased due to a party's loss or liability, the party which incurred the loss or liability will be responsible for the increased premium. Aquila's directors and officers are insured by our directors and officers liability insurance program until the earlier of the second anniversary of the closing of Aquila's IPO or 60 days following the date on which we no longer own 50% of the combined voting power of Aquila's voting stock. Aquila will be required to effectuate a separate insurance program for its directors and officers after that time.

    Confidentiality and Non-Use.  Within a certain period of transition, neither we nor Aquila may disclose the other's confidential information, or use that information to the other's detriment, except under limited circumstances.

Transitional Services Agreement

    In connection with Aquila's IPO, Aquila and we entered into a transitional services agreement under which we agreed to provide various interim services to Aquila, including finance, accounting, information technology, cash management, human resources, credit and trading risk management and payroll services, in a manner similar to that in which we provided those services to Aquila prior to the IPO. Aquila is required to pay for our services the amount of our cost plus a 1% administration fee. This fee is capped at $200,000 on an annual basis. Under arrangements for similar services under which we and our affiliates provided services to Aquila at cost, Aquila paid us $19.9 million in 1998, $23.4 million in 1999 and $30.5 million in 2000. During the first nine months of 2001, Aquila paid us $9.9 million for services we and our affiliates provided to Aquila. Generally, we and our affiliates are required to provide transitional services to Aquila for a term of two years from the closing of the IPO. However, with certain exceptions, we or our affiliates may terminate the transitional services upon 60 days written notice after we own less than 50% of the combined voting power of Aquila's outstanding voting stock, and Aquila may terminate the transitional services at any time after April 2002, upon 60 days written notice. Also, Aquila has agreed to indemnify us against any liabilities we may incur in providing the services to Aquila.

Intellectual Property Cross-License and Transfer Agreement

    In connection with its IPO, Aquila entered into an agreement with us to govern the division, transfer and license of certain trademarks, technology and other intellectual property used in its businesses. Specifically, under this agreement, we transferred to Aquila various of our owned trademarks, software and other intellectual property used exclusively in Aquila's businesses, including "Aquila Energy," "Aquila," "GuaranteedBillSM," "GuaranteedGenerationSM," "GuaranteedPeakingSM," "GuaranteedPowerSM," "GuaranteedTransmissionSM" and "GuaranteedWeather®." We also license to Aquila certain technology and other intellectual property rights (including computer software and domain names) owned by us and used by Aquila. Aquila has agreed that, following the date on which we no longer own 50% of the combined voting power of Aquila's outstanding voting stock, Aquila will pay us a market-based royalty for these licenses. Furthermore, Aquila agreed to use commercially reasonable efforts to have itself made a party to or sublicense certain agreements under which we are a licensee for technology Aquila currently uses.

Employee Matters Agreement

    In connection with Aquila's IPO, Aquila and we entered into an employee matters agreement that allocated assets, liabilities and responsibilities relating to Aquila's current and former employees, and addresses the participation of these employees in the benefit plans, including stock plans, that we sponsor and maintain.

    Under the employee matters agreement, Aquila is responsible for all employment related liabilities, including those which arose prior to its IPO, relating to the conduct of its business and we are responsible for all employment related liabilities, including those which arose prior to the IPO, relating to the conduct of our business.

    Under the employee matters agreement, all eligible employees will continue to participate in our benefit plans until the "group change date." The group change date is defined as the first date on which we own less than 80% of the combined voting power of Aquila's outstanding voting stock and less than 80% of the total value of Aquila's outstanding capital stock. Under the employee matters agreement, from and after the group change date, Aquila's employees would participate in benefit plans Aquila would establish, except that Aquila employees who retire prior to the group change date would continue to participate in our benefit plans.

    If Aquila establishes its own corresponding or new benefit plans, it may modify or terminate any plan it maintains in accordance with its terms and Aquila's policies. None of Aquila's benefit plans would provide benefits that duplicate benefits provided under our plans at the time of the group change date. Each of Aquila's benefit plans would be required to take into account all service, compensation and other benefits criteria recognized under our corresponding benefit plan as of the group change date. Under the employee matters agreement, if the group change date were to occur, Aquila's employees would cease to participate in our pension plan. Aquila and we would then be required to establish a mutually agreeable transition of accrued pension plan benefits for Aquila's employees.

    Under the employee matters agreement, prior to the date on which we first own less than 50% of the combined voting power of Aquila's outstanding voting stock, Aquila may not solicit or hire our employees without our prior approval.

Tax Matters Agreement

    UtiliCorp and Aquila, along with other subsidiaries of UtiliCorp, file a consolidated federal income tax return. Prior to Aquila's IPO, under an informal agreement, the current and deferred tax expense of each member of the UtiliCorp consolidated group was computed on a stand-alone basis. In connection with its IPO, Aquila and we have entered into a tax matters agreement to govern the allocation of U.S. income tax liabilities and other tax matters. Under the Internal Revenue Code, Aquila would cease to be a member of our consolidated group if, and at a time at which, we own less than 80% of the combined voting power of Aquila's outstanding capital stock or own less than 80% of the value of its outstanding capital stock. Under the tax matters agreement, we generally are responsible for filing any returns required to be filed on a consolidated basis so long as Aquila is consolidated with us for tax purposes. For tax periods for which we file a consolidated return that includes Aquila, Aquila is required to pay us the taxes for which Aquila and its subsidiaries would have been liable if it had been a stand-alone company during that tax period.

    There may be U.S. state and local jurisdictions in which Aquila files separate tax returns, not combined or consolidated with us. Under the tax matters agreement, Aquila is responsible for filing these separate returns and paying the corresponding taxes, and we prepare and file all tax returns that are filed on a consolidated, combined or unitary basis and that include Aquila. Aquila is required to prepare and file all tax returns required to be filed by it for all tax periods after Aquila ceases to be a member of our consolidated group.

    Under the tax matters agreement, the party responsible for preparing and filing a tax return has the right to determine all tax elections. If tax adjustments related to Aquila arise after any deconsolidation of Aquila from our consolidated group and relate to a tax return filed for a period prior to the deconsolidation, any resulting refund or increased taxes will be paid to or by the party responsible for the refund or increased taxes. Aquila alone will be responsible for increased taxes, however, if those tax adjustments relate either to Aquila's separation from us or its deconsolidation from our consolidated group.

    In addition, Aquila and we have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for tax periods before Aquila ceases to be a member of our consolidated group and to provide information related to those periods. Aquila and we have agreed to indemnify each other for any tax liabilities resulting from the breach of the tax matters agreement or the failure to pay any amounts due under the terms of the tax matters agreement or for costs resulting from either party's negligence in providing accurate or complete information in the preparation of any tax return.

    Aquila is responsible for any taxes associated with the restructuring of its business operations, except that Aquila is only responsible for one-half of any taxes associated with the restructuring of Aquila Canada Corporation. Aquila is also responsible for any and all taxes arising from any deconsolidation of Aquila from our consolidated group except for taxes relating to excess loss accounts or intercompany transactions for which we would otherwise be responsible under applicable law.

Registration Rights Agreement

    Aquila has entered into a registration rights agreement with us to provide us and our permitted transferees (as defined in the registration rights agreement) with registration rights covering the 80,025,000 shares of Class B common stock of Aquila owned by us, and will apply to any shares of common stock issued or issuable with respect to Class B Common Stock of Aquila by way of a stock dividend, stock split, merger, consolidation or reorganization or upon the exercise, conversion or exchange of other securities held by us. The registration rights took effect when we provided Aquila with written notice that we no longer intended to proceed with the distribution of our shares. Aquila is required at our request or that of a permitted transferee to use its best efforts to register for public sale under the Securities Act the shares of its capital stock held by us or the permitted transferee. We and our permitted transferees also will have the right to include our shares of Aquila capital stock in future registrations Aquila initiates at Aquila's expense.

Other Transactions between Aquila and UtiliCorp

    During the second quarter of 2001, we completed three transactions with Aquila relating to our Canadian operations. Aquila purchased the workforce of Aquila Canada Corporation (one of our wholly owned subsidiaries) for $4.3 million. Aquila also received $12.9 million from us for its preferred stock in a Canadian subsidiary. Aquila also sold back to us its 5% ownership of our Canadian investments for $13.2 million.

    Prior to Aquila's IPO, we had informal agreements with Aquila under which we or one of our subsidiaries provided finance, accounting, information technology, cash management, payroll, human resources, communications, travel and other administrative services to Aquila. In addition to these services, under these informal agreements our facilities were made available to Aquila and its clients, its employees participated in our employee benefit plans, some of Aquila's risks were covered by our insurance policies, and Aquila benefited from various credit support arrangements provided by us. Aquila reimbursed us for these services and benefits.

    One of Aquila's subsidiaries, of which Aquila owns 50%, is party to an agreement with one of our subsidiaries to provide us with up to 580 megawatts of power at rates ranging from $5.90 to $7.50 per megawatts from June 2001 to May 2005.

    Aquila supplied gas to and purchased gas from our subsidiaries, which generated sales of approximately $137 million, $147 million, $57 million and $27 million, and gas costs of approximately $23 million, $20 million, $11 million and $9 million, respectively, for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2001.

    We are a party to an agreement that prohibits Aquila from engaging in energy commodity trading in Australia so long as we own at least 50% of the combined voting power of Aquila's outstanding voting stock.

Provisions Regarding Transactions and Corporate Opportunities between UtiliCorp and Aquila

    Aquila's certificate of incorporation includes provisions that delineate the respective rights and duties of Aquila, UtiliCorp and some of Aquila's directors and officers in respect of the following:

  •
  our directors, officers and/or employees serving on Aquila's board;

  •
  our engaging in lines of business that are the same as, similar or related to, or overlap or compete with, Aquila's lines of business; and

  •
  we and Aquila engaging in material business transactions, including transactions pursuant to the various agreements described elsewhere in this prospectus.

    Under Aquila's certificate of incorporation, we and Aquila may enter into and perform agreements with respect to any transaction, and agree to compete or not to compete with each other, including to allocate, or to cause the directors, officers and employees of Aquila and UtiliCorp, respectively, to allocate, corporate opportunities between UtiliCorp and Aquila. Aquila's certificate of incorporation provides that no agreement of this type, or its performance, will be considered contrary to any fiduciary duty we may have, as the controlling stockholder of Aquila, or of any director or officer, if any of the following conditions are satisfied:

  •
  the agreement was entered into while Aquila was our wholly owned subsidiary and has continued in effect after that time;

  •
  after they are made aware of the material facts as to the agreement or transaction, the agreement or transaction is approved or ratified by:

  •
  Aquila's board, by affirmative vote of a majority of its directors who are not interested persons;

  •
  a committee of Aquila's board consisting of members who are not interested persons, by affirmative vote of a majority of those members;

  •
  one or more of Aquila's officers or employees who is not an interested person; or

  •
  holders of a majority of Aquila's shares of capital stock that are entitled to vote and which do vote on the agreement or transaction, excluding us or our affiliates; or

  •
  the agreement or transaction is fair to Aquila as of the time it is entered into.

    Under Aquila's certificate of incorporation, we have no duty to refrain from engaging in activities or lines of business similar to the activities or lines of businesses of Aquila and, except as discussed below, neither we nor any of our officers, directors or employees will be liable to Aquila or its stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if we become aware of a potential transaction which may be a corporate opportunity for both us and Aquila, we are under no duty to communicate or offer this corporate opportunity to Aquila and will not be liable to Aquila or its stockholders for breach of any fiduciary duty as an Aquila stockholder by reason of the fact that we pursue or acquire the corporate opportunity for ourself, direct the corporate opportunity to another person or do not communicate information regarding the corporate opportunity to Aquila.

    In the event that one of Aquila's directors or officers, who is also one of our directors or officers, acquires knowledge of a potential transaction which may be a corporate opportunity for both Aquila and us, the director or officer will have satisfied his or her fiduciary duty to Aquila and its stockholders with respect to the corporate opportunity, and will not be liable to Aquila and its stockholders for breach of any fiduciary duty by reason of the fact that we pursue or acquire the corporate opportunity for ourself or direct the corporate opportunity to another person or do not communicate information about the corporate opportunity to Aquila, if the director or officer acts consistently with the following: a corporate opportunity offered to any person who is an Aquila director or officer, and who is also one of our directors or officers, will belong to Aquila if the opportunity is expressly offered to him or her solely in his or her capacity as a director or officer of Aquila. If an opportunity is not expressly offered to him or her solely in his or her capacity as a director or officer of Aquila, the opportunity will belong solely to us.

    For purposes of these provisions, an interested person is generally any director, officer or employee of UtiliCorp and any individual who has a material financial interest in the relevant transaction.

    The provisions of Aquila's certificate of incorporation with regard to these transactions and/or corporate opportunities terminate when we and our affiliates cease to own 20% or more of the combined voting power of Aquila. The termination of these provisions will not terminate their effect with respect to any agreement between Aquila and us that was entered into before the time of termination or any transaction entered into in the performance of such an agreement, whether entered into before or after the time of termination, or any transaction entered into between Aquila and us or the allocation of any opportunity between Aquila and us before the time of termination of these provisions. These provisions do not alter the fiduciary duty of loyalty of Aquila's directors under applicable Delaware law. By becoming a stockholder in Aquila, an Aquila stockholder is deemed to have notice of and consented to these provisions of Aquila's certificate of incorporation.

    The provisions of Aquila's certificate of incorporation regarding transactions and corporate opportunities described in the immediately preceding paragraphs may not be amended or repealed except by the vote of the holders of at least 80% of the combined voting power of Aquila's outstanding voting stock. If this offer is successfully completed, after, or in connection with, the completion of the subsequent merger, we intend to cause Aquila's certificate of incorporation to be amended to remove these provisions.

UtiliCorp's Right to Nominate Aquila Directors

    Aquila's certificate of incorporation provides that, for so long as we and our affiliates own, in the aggregate, a majority of the combined voting power of Aquila's voting stock, we will be entitled to designate a majority of the nominees for election to Aquila's board of directors. If and for so long as we and our affiliates own, in the aggregate, more than 20%, but less than a majority, of the combined voting power of Aquila's voting stock, we will be entitled to designate, for election to Aquila's board of directors, a number of nominees proportionate to our percentage ownership of the combined voting power of Aquila's voting stock.

    Aquila's certificate of incorporation also provides that if (1) a vacancy on Aquila's board results from the death, resignation, retirement, removal or disqualification of a director previously nominated by UtiliCorp, (2) at the time we and our affiliates own, in the aggregate, at least 20% of the combined voting power of Aquila's outstanding voting stock, and (3) at the time one or more other Aquila directors previously nominated by us are then in office, the vacancy is to be filled by the remaining director or directors of Aquila nominated by us.

    If, at any time while we and our affiliates own, in the aggregate, at least 20% of the combined voting power of Aquila's voting stock, there are no directors that we previously nominated on Aquila's board, we will have the right to designate an individual who shall be entitled to notice of, and who shall have the right to attend, all meetings of Aquila's board of directors. These rights will continue until a director nominated by us is appointed or elected to Aquila's board or we and our affiliates cease to own, in the aggregate, at least 20% of the combined voting power of Aquila's voting stock.

    So long as we and our affiliates own at least 20% of the combined voting power of Aquila's outstanding voting stock, the provisions of Aquila's certificate of incorporation as described in the immediately preceding paragraph relating to Aquila's board of directors, cannot be amended, modified or repealed without our prior written consent. If this offer is successfully completed, after, or in connection with, the completion of the subsequent merger, we intend to cause Aquila's certificate of incorporation to be amended to remove these provisions.

Accounting Treatment

    Our acquisition of Aquila's Class A shares will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles. Accordingly, the cost to acquire Aquila's Class A shares in excess of approximately 20% of the carrying value of Aquila's assets and liabilities will be allocated on a pro rata basis to Aquila's assets and liabilities based on their fair values, with any excess being allocated to goodwill. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets and liabilities of Aquila based on their respective fair values, has not yet been made.

Fees and Expenses

    Lehman Brothers, Inc. is acting as our financial advisor in connection with the proposed acquisition of Aquila's Class A shares. We will pay Lehman Brothers a customary fee for these services. We also have agreed to reimburse Lehman Brothers for its expenses, including reasonable counsel fees and expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    We have retained Morrow & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Aquila Class A shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Aquila Class A shares. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

    In addition, we have retained UMB Bank, n.a. as the exchange agent with respect to the offer. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    We present the following pro forma consolidated financial statements, which reflect the acquisition by UtiliCorp of all of the outstanding Class A shares of Aquila based on the purchase method of accounting in accordance with United States generally accepted accounting principles, to give you a better picture of what UtiliCorp's consolidated results of operations and financial position might have been had this offer and the subsequent merger been completed at an earlier date.

    The pro forma consolidated balance sheet of UtiliCorp at September 30, 2001 presented on page 60 gives effect to the offer and subsequent merger as if they occurred as of that date. The pro forma consolidated statement of income presented below of UtiliCorp for the nine months ended September 30, 2001 presented on page 61 gives effect to the offer and subsequent merger as if they occurred as of January 1, 2001. The initial public offering of Aquila occurred in late April 2001. As a result, our reported financial information for the year ended December 31, 2000 already reflects our 100% ownership of Aquila. Accordingly, we have not provided a pro forma consolidated statement of income for the year ended December 31, 2000.

    The pro forma consolidated financial statements have been derived based upon, and should be read in conjunction with, UtiliCorp's historical consolidated financial statements, including the notes. Those financial statements are included in UtiliCorp's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and its Annual Report on Form 10-K for the year ended December 31, 2000, which we have incorporated by reference into this prospectus.

    The pro forma consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the results of operations and financial position of UtiliCorp that would have been achieved if the offer and subsequent merger had been completed as of the dates indicated. In addition, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or financial condition that may be achieved by UtiliCorp in the future. They also do not reflect the effect of any payment that may be required to be made in connection with the exercise of appraisal rights by Aquila stockholders under Delaware law in connection with the subsequent merger.

UTILICORP UNITED INC.
PRO FORMA CONSOLIDATED BALANCE SHEET—UNAUDITED
As of September 30, 2001
(in millions)

	As Reported	Pro Forma Adjustments			Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$227.8	$			$227.8
Funds on deposit	221.1				221.1
Accounts receivable, net	2,801.5				2,801.5
Inventories and supplies	339.7				339.7
Price risk management assets	867.9				867.9
Prepayments and other	316.1				316.1

Total current assets	$4,774.1				4,774.1

Property, plant and equipment, net	3,386.9				3,386.9
Investments in subsidiaries and partnerships	2,011.6				2,011.6
Price risk management assets	562.0				562.0
Notes receivable	300.9				300.9
Deferred charges and other assets	842.4		263.9	(1)	1,106.3

Total Assets	$11,877.9		$263.9		$12,141.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$253.9				$$253.9
Short-term debt	92.2				92.2
Accounts payable	3,238.3				3,238.3
Accrued liabilities	263.9				263.9
Price risk management liabilities	618.9				618.9
Customer funds on deposit	84.0				84.0
Other	349.2				349.2

Total current liabilities	4,900.4				4,900.4

Long-term liabilities:
Long-term debt, net	2,139.6				2,139.6
Income taxes and credits	425.2				425.2
Price risk management liabilities	1,051.9				1,051.9
Minority interest	165.5		(149.3	)(2)	16.2
Deferred credits	226.5				226.5

Total long-term liabilities	4,008.7		(149.3)		3,859.4

Company-obligated preferred securities	350.0				350.0
Common shareholders' equity	2,618.8		413.2	(3)	3,032.0

Total Liabilities and Shareholders' Equity	$11,877.9		$263.9		$12,141.8

Notes to the Pro Forma Consolidated Balance Sheet

(1)
As described in note (3) below, we have allocated the excess of the aggregate purchase price to be paid for Aquila's Class A shares over 20% of the carrying value of Aquila's assets and liabilities to goodwill.

(2)
We have assumed redemption of our approximately 20% minority interest in Aquila as of September 30, 2001.

(3)
We have assumed that we will exchange 13,774,760 shares of UtiliCorp common stock, with a value of $30.00 per share, for all 19,975,000 outstanding Class A shares of Aquila, resulting in an aggregate purchase price of $413.2 million.

UTILICORP UNITED INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME—UNAUDITED
Nine Months Ended September 30, 2001
(in millions, except per share amounts)

	As Reported	Pro Forma Adjustments			Pro Forma
Sales	$31,736.9	$			$31,736.9
Cost of sales	30,327.4				30,327.4

Gross profit	1,409.5				1,409.5

Operating and maintenance expense	798.6				798.6
Depreciation and amortization expense	207.6		—	(1)	207.6
Other (income) expense:
Equity in earnings of investments and partnerships	(97.2)				(97.2)
Minority interest in income (loss) of subsidiaries	20.1		(23.9	)(2)	(3.8)
Gain on sale of subsidiary stock	(116.6)				(116.6)
Other	(67.2)				(67.2)

Earnings before interest and taxes	664.2		23.9		688.1

Interest expense	152.0				152.0
Minority interest in income of partnership and trusts	22.8				22.8

Earnings before income taxes	489.4		23.9		513.3
Income taxes	203.8				203.8

Net income	$285.6		$23.9		$309.5

Earnings per common share:
Basic	$2.58				$2.48
Diluted	2.50				2.41
Dividends per common share	.90				.90
Weighted average common shares:
Basic	110.9		13.8(3)		124.7
Diluted	114.4		13.8(3)		128.2

Notes to the Pro Forma Consolidated Statements of Income

(1)
Pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill from acquisitions occurring after June 30, 2001 is not amortized. Accordingly, we have not provided for amortization expense of the excess of the aggregate purchase price to be paid for Aquila's Class A Shares over 20% of the carrying value of Aquila's assets and liabilities.

(2)
We have assumed elimination of approximately 20% minority interest in income of Aquila from the date of Aquila's IPO in April 2001 to September 30, 2001.

(3)
We have assumed that we will exchange 13,774,760 shares of UtiliCorp common stock for all 19,975,000 outstanding Class A shares of Aquila.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

Treatment of Aquila Stock Options

    In connection with Aquila's initial public offering in April 2001, Aquila adopted the Aquila, Inc. 2001 Omnibus Incentive Compensation Plan. The omnibus plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares or cash-based awards, as determined by Aquila's board or a committee of the board. All employees and non-employee directors, as well as non-employee advisors and consultants, are eligible to receive awards under the omnibus plan. An Aquila board committee is responsible for the administration of the omnibus plan. A total of 16,500,000 shares of Class A common stock of Aquila are reserved for issuance under the omnibus plan.

    In connection with its IPO, Aquila granted options to purchase Aquila Class A shares at an exercise price of $24 per share to approximately 1,100 of Aquila's employees and directors under the omnibus plan. By their terms, the options granted to Aquila employees vest and become exercisable in four equal installments on each of the first four anniversaries of the grant. The options granted to Aquila's non-employee directors vest and become exercisable on the fourth anniversary of the grant. There are currently outstanding options to purchase a total of approximately 4,000,000 Aquila Class A shares; including options to purchase approximately 54,300 Class A Shares which have been granted since the IPO at exercise prices ranging from $30.05 to $19.40 per share.

    Under the omnibus plan, the committee responsible for the plan's administration is required to adjust the number and kind of shares subject to outstanding options and the exercise price applicable to those options, in a manner and to the extent the committee believes to be appropriate and equitable, in the event that Aquila undergoes certain corporate transactions. We believe that the merger that will occur after we successfully complete the offer is a corporate transaction giving rise to an adjustment.

    We understand no adjustment has yet been authorized in connection with our proposed transaction. If we successfully complete the offer, we intend to take action to ensure that, either prior to or immediately after completion of the subsequent merger, a committee of the Aquila board will make an equitable adjustment, in accordance with the omnibus plan, to the number and kind of shares, and the exercise price, subject to the options outstanding under that plan.

Interests of Aquila's Directors and Executive Officers

    In considering whether to tender your Aquila shares in the offer, you should be aware that all the directors and most executive officers of Aquila are also current or former directors and executive officers of UtiliCorp. Specifically, two of the three members of Aquila's board are directors and executive officers of UtiliCorp and have significant stockholdings in UtiliCorp. The third member of Aquila's board is an executive officer of UtiliCorp. You should also be aware that certain directors and executive officers of Aquila hold Aquila Class A shares and options to purchase Aquila Class A shares granted under the Aquila omnibus plan described above, are party to severance and employment agreements with Aquila and/or UtiliCorp and are entitled to receive benefits under benefit plans of UtiliCorp and Aquila, all as described below. For your convenience we have also set forth below information that has been previously disclosed regarding the compensation of current directors and executive officers of Aquila received for services they provided to UtiliCorp and its subsidiaries for calendar years prior to Aquila's IPO.

    The information in the following table is as of November 28, 2001.

Director/Executive Officer	Number of Shares of Aquila Class A Common Stock Beneficially Owned		Number of Shares of UtiliCorp Common Stock Beneficially Owned
Robert K. Green(1)	20,000	(2)	3,034,949	(3)
Richard C. Green, Jr.(4)	20,000	(5)	3,688,236	(6)
Keith G. Stamm(7)	20,000	(8)	117,213	(9)
Edward K. Mills(10)	1,100	(11)	111,074	(12)
Dan Streek(13)	2,500	(14)	12,133	(15)
Jeffrey D. Ayers(16)	2,500	(17)	7,455	(18)
John A. Shealy(19)	2,000	(20)	108,778	(21)
Brock A. Shealy(22)	200	(23)	1,649	(24)

(1)
Mr. Robert K. Green, the Chief Executive Officer of Aquila and Chairman of Aquila's board, is President and Chief Operating Officer of UtiliCorp. Effective January 1, 2002, Mr. Green will also assume the office of Chief Executive Officer of UtiliCorp.

(2)
Mr. Robert K. Green also holds an option to purchase 184,387 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in April 2005.

(3)
This number, which represents approximately 2.6% of the number of outstanding shares of UtiliCorp, includes 384,096 shares issuable upon the exercise of currently exercisable options and 2,117,600 shares held by the Green Family Trust UCU Limited Partnership. Messrs. Robert K. Green and Richard C. Green, Jr. are general partners of this partnership and share voting and investment power over the shares of UtiliCorp common stock the partnership holds. Including the shares owned by the Green Family Trust UCU Limited Partnership, Messrs. Robert K. Green and Richard C. Green, Jr., and members of their family and trusts for the benefit of Green family members beneficially own, in total, 4,720,188 shares of UtiliCorp common stock, including 1,028,744 shares issuable upon the exercise of currently exercisable options held by Messrs. Robert K. Green and Richard C. Green, or approximately 4% of the outstanding shares of UtiliCorp common stock. Mr. Robert K. Green also holds currently unexercisable options to purchase a total of 282,000 shares of UtiliCorp.

(4)
Mr. Richard C. Green, Jr., a member of Aquila's board, is also the Chairman and Chief Executive Officer of UtiliCorp. Effective January 1, 2002, Mr. Green will step down as Chief Executive Officer of UtiliCorp.

(5)
Mr. Richard C. Green, Jr. also holds an option to purchase 153,656 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in April 2005.

(6)
This number, which represents approximately 3.2% of the number of outstanding shares of UtiliCorp includes 644,648 shares issuable upon the exercise of currently exercisable options and 2,117,600 shares held by the Green Family Trust UCU Limited Partnership. See footnote (3) above. Mr. Richard C. Green, Jr. also holds currently unexercisable options to purchase a total of 343,750 shares of UtiliCorp.

(7)
Mr. Stamm, a director and formerly Chief Executive Officer of Aquila, is also President and Chief Operating Officer of UtiliCorp's Global Networks Group.

(8)
Mr. Stamm holds an option to purchase 184,387 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of grant in April 2001.

(9)
This number includes 48,447 shares of UtiliCorp common stock issuable upon the exercise of currently exercisable options. Mr. Stamm also holds currently unexercisable options to purchase a total of 93,873 shares of UtiliCorp.

(10)
Mr. Mills, President and Chief Operating Officer of Aquila, is also Senior Vice President of UtiliCorp.

(11)
Mr. Mills also holds an option to purchase 153,656 Class A shares of Aquila, at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of grant in April 2001.

(12)
This number includes 34,725 shares of UtiliCorp common stock issuable upon the exercise of currently exercisable options. Mr. Mills also holds currently unexercisable options to purchase a total of 90,975 shares of UtiliCorp.

(13)
Mr. Streek, the Chief Financial Officer and Treasurer of Aquila, is also Chief Financial Officer of UtiliCorp.

(14)
Mr. Streek also holds an option to purchase 81,289 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of grant in April 2001.

(15)
This number includes 2,475 shares of UtiliCorp common stock issuable upon the exercise of currently exercisable options. Mr. Streek also hold currently unexercisable options to purchase a total of 10,625 shares of UtiliCorp.

(16)
Mr. Ayers is the General Counsel and Corporate Secretary of Aquila.

(17)
Mr. Ayers holds an option to purchase 61,463 Class A shares of Aquila, at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of the grant in April 2001.

(18)
This number includes 4,375 shares of UtiliCorp issuable upon the exercise of currently exercisable options. Mr. Ayers also holds currently unexercisable options to purchase a total of 13,125 shares of UtiliCorp.

(19)
Mr. John A. Shealy is the Senior Vice President, Corporate Development of Aquila.

(20)
Mr. John A. Shealy holds an option to purchase 62,454 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of grant in April 2001.

(21)
This number includes 79,105 shares held by the Shealy Family Limited Partnership, 48,450 of which represent shares of UtiliCorp common stock issuable upon exercise of options exercisable within 60 days. Mr. Shealy and his wife are general partners of this partnership and share voting and investment power over the shares of UtiliCorp common stock the partnership holds. Mr. John A. Shealy also holds currently unexercisable options to purchase a total of 50,750 shares of UtiliCorp.

(22)
Mr. Brock A. Shealy is the Vice President, Human Resources of Aquila. Mr. Shealy has been named Director, Administration for Aquila Europe effective as of the beginning of 2002. From August 1999 to 2000, Mr. Shealy was UtiliCorp's Corporate Director, Employee and Labor Relations.

(23)
Mr. Brock A. Shealy holds an option to purchase 40,645 Class A shares of Aquila at an exercise price of $24 per share. This option becomes exercisable in four equal installments on each of the first four anniversaries of grant in April 2001.

(24)
Mr. Brock A. Shealy also holds currently unexercisable options to purchase a total of 7,500 shares of UtiliCorp.

    Each of the directors and executive officers of Aquila listed above, other than Messrs. Robert K. Green and Richard C. Green, Jr., is party to a severance agreement with Aquila. The agreements entitle the executives to severance benefits following a "change in control" of Aquila or UtiliCorp and are designed to avoid an interruption of management following a change in control. Under these agreements, if the executive is involuntarily terminated, other than for disability, retirement or cause (as defined in the agreements), or voluntarily terminates his employment for good reason (as defined in the agreements) within twelve months following a change in control (as defined in the agreements), the executive will receive: (a) a lump sum payment of 2.99 times the sum of (1) annual base compensation and (2) average annual incentive bonus for Messrs. Stamm and Mills, and two times the sum of (1) annual base compensation and (2) average annual incentive bonus for Messrs. Streek, Ayers and John Shealy; (b) three years health, life and disability coverage for Messrs. Stamm and Mills, and two years coverage for Messrs. Streek, Ayers and John Shealy; (c) immediate vesting of all options and restricted stock previously granted; (d) immediate vesting of any long term incentive payments; and (e) payment of any deferred compensation. Under the severance agreements any payments required to be made to Messrs. Stamm, Mills, Streek, Ayers and John Shealy would be increased, if necessary, to the amount needed to make the executive whole for any excise taxes under Section 280G of the Internal Revenue Code related to payments resulting from a change in control.

    We do not believe the offer or the subsequent merger constitutes a change of control of Aquila or UtiliCorp under any of the severance agreements described above.

    Richard C. Green, Jr. and Robert K. Green are parties to employment agreements with UtiliCorp that entitle them to an annual base salary of at least $900,000 and $720,000, respectively. Richard C. Green, Jr. is entitled to continue as Chairman and Chief Executive Officer of UtiliCorp and Robert K. Green is entitled to continue as President and Chief Operating Officer of UtiliCorp for the terms of their agreements. However, as noted above, Richard C. Green, Jr. is to step down, and Robert K. Green is to assume the office of, Chief Executive Officer of UtiliCorp as of January 1, 2002,

    Also, under their employment agreements, Messrs. Richard C. Green, Jr. and Robert K. Green are entitled to participate in UtiliCorp's benefit and incentive plans during the term of their agreements. If either is terminated without good cause or terminates his employment for "good reason," UtiliCorp will be required to continue to pay his base salary for three years following the date of termination. In addition, UtiliCorp will also be required to pay a one-time amount equal to three times the highest incentive compensation award he would have received for the year of termination if all targeted goals in effect on the date of the termination were exceeded. Each will also receive certain other amounts consistent with what he would have received as an active employee.

    Additional information regarding the compensation received from UtiliCorp by Messrs. Robert K. Green, Richard C. Green, Jr., Stamm and Mills is included in the proxy statement for the annual meeting of stockholders of UtiliCorp for 2001. This information is incorporated into this prospectus by reference.

    A major component of the total compensation each Aquila executive receives is his or her annual incentive award. The size of an executive's actual award varies, and an award may not be paid at all, based upon Aquila's financial results for the year, as well as the executive's individual performance.

    For each year, the total amount of the incentive awards planned to be paid to all Aquila employees under Aquila's omnibus plan and other bonus plans and arrangements is determined based on Aquila's earnings before interest and taxes, or EBIT, for the applicable year. In addition to Aquila executives, all regular, non-union full time and part time employees of Aquila are eligible to receive awards. For 2001, the total amount of the incentive awards to be paid is currently expected to equal 30% of EBIT for that year (calculated before payment of incentive awards). Aquila is not required to pay out the entire amount it currently expects to pay. Whether or not it does so will be based on management's judgment and business conditions.

    In addition, Aquila's employees participate in various UtiliCorp incentive plans. Long term incentives were awarded to eligible executives of Aquila under UtiliCorp's Annual and Long-Term Incentive Plan for performance measured over three-year performance periods of 1999-2001 and 2000-2002. These awards were awarded in the following proportion for the three-year cycle beginning in 2000: 90% performance units and 10% stock options. Incentive awards are payable at the conclusion of each three-year cycle. Award amounts are based on the higher of defined financial performance measures over the three years as compared to a specific group of companies comparable to UtiliCorp or a discretionary award based on UtiliCorp's performance. Award payments are made in the form of UtiliCorp restricted shares until the executive has accumulated a target number of UtiliCorp shares after which the payments are made in cash or UtiliCorp shares, at the executive's election. If an executive elects to take all or a portion of his or her award in UtiliCorp shares, the amount of the award is increased by 25% and the increase is paid in UtiliCorp shares.

    Aquila employees also participate in UtiliCorp's Capital Accumulation Plan. This is a voluntary deferred compensation plan in which executives can forego current base salary and receive a matching contribution and defer any cash incentive awards paid to participants. Amounts may be invested on a phantom basis in UtiliCorp common stock, Aquila Class A common stock or other investment alternatives.

    Aquila's employees participate in the tax-qualified UtiliCorp United Inc. Retirement Income Plan. Pension benefits under the plan are based on the average of the executive's highest four consecutive years of compensation and credited service. Aquila's employees also participate in UtiliCorp's Retirement Investment Plan, a defined contribution plan including a stock contribution portion, and UtiliCorp's unfunded supplemental retirement plan.

    The descriptions set forth above are qualified in their entirety by reference to the specific provisions of the agreements and plans described which have been filed with the SEC and are incorporated by reference into this prospectus.

    The following table sets forth a summary of the compensation received by the directors and executive officers of Aquila from UtiliCorp and/or its subsidiaries for services provided to UtiliCorp and its subsidiaries for, with respect to Messrs Robert K. Green, Richard C. Green, Jr., Stamm and Mills, the three calendar years prior to Aquila's IPO as disclosed in UtiliCorp's annual proxy statements for 2001, and with respect to Messrs. Streek, Ayers and John A. Shealy, for the calendar year prior to the IPO as disclosed in the prospectus related to the IPO.

CERTAIN COMPENSATION INFORMATION

					Long-term Compensation
		Annual Compensation
						Number of Utilicorp Shares Underlying Stock Options
					Restricted Stock Awards $(1)
Aquila Director/Executive Officer	Year	Salary $	Bonus $	Other Annual Compensation $			LTIP $	All Other Compensation $
Robert K. Green	2000 1999 1998	709,865 630,194 517,786	2,000,000 — —	45,521 19,138 50,814	2,244,880 912,114 840,294	52,000 156,000 108,000	1,456,224 1,572,441 1,265,680	67,586 58,981 47,693	(2)
Richard C. Green, Jr.	2000 1999 1998	886,885 768,678 720,674	2,000,000 — —	30,380 30,145 32,415	2,556,100 1,134,756 1,041,590	65,000 195,000 135,000	1,820,280 1,965,551 1,582,325	91,861 36,758 41,992	(3)
Keith G. Stamm	2000 1999 1998	268,614 187,085 173,365	2,339,066 — 44,000	3,333 8,266 6,617	557,297 45,894 —	39,699 35,982 29,540	284,419 55,077 40,596	51,683 32,602 26,873	(4)
Edward K. Mills	2000 1999 1998	280,028 263,626 221,912	3,377,056 636,600 490,000	40,660 36,146 20,571	425,000 — —	21,000 70,500 34,200	708,750 174,055 491,352	34,434 25,120 22,386	(5)
Dan Streek	2000	172,558	444,844	2,775	82,917	5,000	37,923	22,791	(6)
Jeffrey D. Ayers	2000	178,837	388,381	—	65,500	—	—	22,534	(7)
John A. Shealy	2000	213,633	380,403	7,671	505,936	8,000	461,248	26,398	(8)

(1)
Restrictions lapse at various times following the third anniversary of the grant. Dividends are paid on restricted stock awards at the same rate as paid to all stockholders. Based on the closing sale price for the shares of UtiliCorp common stock on the NYSE as of November 28, 2001, the value of total shares of UtiliCorp restricted stock held by the above persons were: Mr. Richard C. Green, Jr. (381,783 shares; $9,891,998); Mr. Robert K. Green (475,646 shares; $12,323,988); Mr. Stamm (25,709 shares; $666,120); Mr. Mills (66,539 shares; $1,724,025); Mr. Dan Streek (2,784 shares; $72,133); Mr. Ayers (917 shares; $23,759); and Mr. John A. Shealy (75,292 shares; $1,950,816).

(2)
Consists of employer contributions to the Capital Accumulation Plan of $42,591, a lump-sum payment of perquisite allowance for 2000 of $15,000, premium paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $1,486, and an allowance of $8,509 representing the company contribution to the flexible benefits program on behalf of officer.

(3)
Consists of employer contributions to the UtiliCorp United Retirement Investment Plan of $4,800, employer contributions to the Capital Accumulation Plan of $53,214, a lump-sum payment of perquisite allowance for 2000 of $20,000, premium paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $3,385, and an allowance of $10,462 representing the company contribution to the flexible benefits program on behalf of officer.

(4)
Consists of employer contributions to the UtiliCorp United Retirement Investment Plan of $8,766, employer contributions to the Capital Accumulation Plan of $11,705, a lump-sum payment of perquisite allowance for 2000 of $5,000, premium paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $772, an allowance of $6,686 representing the company contribution to the flexible benefits program on behalf of officer, and a payment for foreign assignments of $18,754.

(5)
Consists of employer contributions to the UtiliCorp United Retirement Investment Plan of $15,300, employer contributions to the Capital Accumulation Plan of $6,301, a lump-sum payment of perquisite allowance for 2000 of $5,000, premium paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $706, and an allowance of $7,126 representing the company contribution to the flexible benefits program on behalf of officer.

(6)
Consists of employer contributions to the UtiliCorp United Inc. Retirement Investment Plan of $9,164, a lump sum payment of perquisite allowance for 2000 of $3,000, premiums paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $203, employer contributions to the Capital Accumulation Plan of $6,058, and an allowance of $4,366 representing the company contribution to the flexible benefits program.

(7)
Consists of employer contributions to the UtiliCorp United Inc. Retirement Investment Plan of $10,839, premiums paid for term life insurance and accidental death and dismemberment insurance equivalent to three times salary of $266, employer contributions to the Capital Accumulation Plan of $4,992, and an allowance of $6,457 representing the company contribution to the flexible benefits program.

(8)
Consists of employer contributions to the UtiliCorp United Inc. Retirement Investment Plan of $9,492, a lump sum payment of perquisite allowance for 2000 of $5,000, premiums paid for term life insurance and accidental death & dismemberment insurance equivalent to three times salary of $544, employer contributions to the Capital Accumulation Plan of $4,580, and an allowance of $6,782 representing the company contribution to the flexible benefits program.

COMPARISON OF RIGHTS OF HOLDERS OF AQUILA'S CLASS A COMMON
STOCK AND HOLDERS OF UTILICORP'S COMMON STOCK

    Because Aquila and UtiliCorp are both organized under the laws of the State of Delaware, the differences in the rights of an Aquila stockholder and the rights of a UtiliCorp stockholder arise solely from differences in the organizational documents of Aquila and UtiliCorp, rather than from differences of law. The following summary highlights material differences between the current rights of holders of UtiliCorp's common stock and holders of Aquila's Class A common stock. This summary is not a complete discussion of the certificates of incorporation and by-laws of UtiliCorp and Aquila or the stockholders' rights plan of UtiliCorp and is qualified in its entirety by reference to the specific provisions of these documents, which we incorporate by reference into this prospectus. Copies of each company's certificate of incorporation and by-laws and UtiliCorp's stockholders' rights plan have been filed with the SEC. See "Where You Can Find More Information" beginning on page 78.

AQUILA	UTILICORP
CAPITAL STOCK
Authorized Stock

Aquila's certificate of incorporation authorizes Aquila to issue 1,000,000,000 shares of capital stock consisting of 550,000,000 shares of Class A common stock, 250,000,000 shares of Class B common stock, and 200,000,000 shares of preferred stock. The certificate of incorporation prohibits Aquila from issuing additional shares of Class B Common Stock, except pursuant to a stock dividend, stock split or subdivision of both Class A and Class B common stock. The holders of Class A common stock and Class B common stock have identical rights except with respect to voting and conversion as described below.

Aquila's board of directors has the authority to issue one or more series of preferred stock, having terms designated by Aquila's board.

As of November 30, 2001, 19,975,000 shares of Class A common stock, 80,025,000 shares of Class B common stock, and no shares of preferred stock were outstanding. All of the shares of Class B common stock are owned by UtiliCorp. Aquila's Class A common stock is traded on the New York Stock Exchange.
UtiliCorp's certificate of incorporation authorizes UtiliCorp to issue 430,000,000 shares consisting of 400,000,000 shares of common stock, 10,000,000 shares of preference stock, and 20,000,000 shares of Class A common stock.

UtiliCorp's board of directors has the authority to issue one or more series of preference stock or Class A common stock having terms designated by UtiliCorp's board, subject to limitations contained in UtiliCorp's certificate of incorporation.

As of November 30, 2001, there were approximately 116 million shares of common stock and no shares of preferred stock or Class A common stock outstanding. UtiliCorp's common stock is traded on the New York, Pacific and Toronto Stock Exchanges.
Voting Rights
Each share of Aquila's Class A common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote, while each	Each share of UtiliCorp's common stock entitles its holder to one vote per share on all matters on which stockholders are entitled to vote.

share of Aquila's Class B common stock entitles its holder to ten votes.

The shares of Class B common stock currently held by UtiliCorp entitles it to exercise approximately 98% of the combined voting power of both classes of Aquila's common stock.
Conversion Rights

Aquila's Class A common stock is not subject to any conversion rights.

Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time before a spin-off of the Class B shares by UtiliCorp. The Class B shares automatically convert in Class A shares if transferred to a person or entity other than UtiliCorp or its affiliates or to stockholders of UtiliCorp in a tax-free spin-off.

In addition, all Class B shares automatically convert into Class A shares immediately prior to a tax-free spin-off by UtiliCorp if, immediately following the conversion, UtiliCorp would hold at least 80% of the total combined voting power of all classes of Aquila's outstanding voting stock and 80% of the shares of all other classes of Aquila stock, if any.	UtiliCorp common stock is not subject to any conversion rights.
Notice of Stockholder Proposals

Aquila's by-laws provide that any Aquila stockholder of record who is entitled to vote at an annual meeting of stockholders may propose business to be voted on by Aquila stockholders at the meeting, but only if the stockholder delivers notice of the proposal in writing to Aquila's secretary. The secretary must receive the notice:

•  not later than 90 days, and not earlier than 120 days, prior to the first anniversary of the preceding year's annual meeting if the meeting is not more than 30 days before or 60 days after that anniversary date;

• if the meeting is more than 30 days before or 60 days after the first anniversary of the preceding year's annual meeting, not earlier
UtiliCorp's by-laws provide that any stockholder who is entitled to vote at a stockholders' meeting and who intends to bring a matter other than the election of directors before the meeting must deliver written notice of his or her intent to do so to UtiliCorp's secretary. For an annual meeting, the secretary must receive the notice no later than:

•  60 days in advance of the meeting, if the meeting will be held within 30 days preceding the anniversary of the previous year's annual meeting;

• 90 days in advance of the meeting, if the meeting will be held on or after the anniversary of the previous year's annual than 120 days prior to the meeting and not later than 90 days prior to the meeting or 10 days following the announcement of the date of the meeting;

The notice must include:

•  a brief description of the business proposed to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest that the stockholder submitting the proposed business may have in that business;

•  the name and address of the proposing stockholder as they appear in Aquila's stock ownership records and of each beneficial owner of any Aquila shares held or to be voted by the stockholder; and

•  the class and number of shares of Aquila that are owned of record or beneficially by the stockholder presenting the proposed business and by each beneficial owner of any of Aquila shares held or to be offered by that stockholder.

Only business set forth, at the direction of the board of directors, in Aquila's notice of a special meeting of stockholders may be conducted at such a meeting. Accordingly, stockholders are not entitled to present business at special meetings.	meeting; or

•  the tenth day following the date of public disclosure of the meeting date, if the meeting will be held at any other time.

For a special meeting, the secretary must receive the notice no later than the tenth day following the date of public disclosure of the meeting date.

BOARD OF DIRECTORS
Number of Directors

The certificate of incorporation and by-laws of Aquila provide that the number of Aquila directors may be not less than three nor more than twenty-one, with the number of directors to be determined by the board of directors. Aquila's board of directors is currently comprised of three members.
The by-laws of UtiliCorp provide that the number of UtiliCorp directors may be not less than three persons, with the number of directors to be determined by the board of directors. UtiliCorp's board of directors is currently comprised of ten members.
Classified Board
Aquila's certificate of incorporation provides that, beginning at the time that UtiliCorp and its affiliates hold, in the aggregate, less than a	UtiliCorp's certificate of incorporation and by-laws provide that UtiliCorp's board of directors is to be divided into three classes, with the classes

majority of the combined voting power of Aquila's voting stock, Aquila's board will be divided into three classes, with the classes having an equal or nearly equal number of directors and the directors in each class will be entitled to serve for three-year terms. Currently, all of Aquila's directors are in one class and elected annually.	having an equal or near equal number of directors and the directors of each class will be entitled to serve for three-year terms. UtiliCorp's board of directors currently has three outstanding classes, two comprised of three members and one comprised of four members.
Removal of Directors

So long as UtiliCorp and its affiliates continue to beneficially own, in the aggregate, at least a majority of the combined voting power of Aquila's voting stock, in accordance with Delaware law, directors of Aquila may be removed, with or without cause, at any time by a vote of the stockholders. The certificate of incorporation and by-laws of Aquila provide that beginning at the time that UtiliCorp and its affiliates hold less than a majority of the combined voting power of Aquila's voting stock, a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of Aquila's voting stock.
The certificate of incorporation of UtiliCorp provides that the entire board of directors may be removed at any time, with or without cause, by a vote of the holders of 80% or more of the shares then entitled to vote for the election of directors at a stockholder's meeting called for this purpose. However, if less than the entire board is to be removed, no director may be removed without cause.
Filling of Board Vacancies

The certificate of incorporation and by-laws of Aquila provide that any vacancy occurring on the board of directors, whether as a result of death, resignation or removal of a director or an increase in the number of directors, may be filled only by a majority of the remaining directors or by the sole remaining director in office.

The certificate of incorporation additionally provides that if (1) any vacancy occurring on the board of directors results from death, resignation, retirement, removal or disqualification of a director nominated by UtiliCorp, (2) at that time UtiliCorp and its affiliates beneficially own, in the aggregate, at least 20% of the combined voting power of Aquila's voting stock and (3) at that time one or more other directors nominated by UtiliCorp are then in office, that vacancy is to be filled by the directors nominated by UtiliCorp.
The by-laws of UtiliCorp provide that any vacancy occurring on the board of directors, through death, resignation, increase in the number of directors or any other cause may be filled by the vote of a majority of the remaining directors.
Nomination of Directors
Aquila's by-laws provide that any Aquila stockholder of record may nominate persons for election as directors at an annual meeting or a	UtiliCorp's by-laws provide that a UtiliCorp stockholder entitled to vote for the election of directors at a meeting called for that purpose may special meeting at which directors are to be elected, but only if the stockholder is entitled to vote at the meeting and delivers notice of his or her nomination to Aquila's Secretary. The timing requirements for notice with respect to an annual meeting are the same as for notice of stockholder proposed business at an annual meeting as described above and the timing requirements for notice with respect to a special meeting are the same as for notice of stockholder proposed business at an annual meeting held more than 30 days before or 60 days after the anniversary of the previous years' meeting, as described above. In either case, the notice must include:

•  all information concerning the nominee that would be required to be disclosed in solicitations of proxies for election of directors in an election contest under SEC proxy rules, including the nominee's written consent to be named as a nominee and to serve as an Aquila director, if elected;

•  the name and address of the stockholder making the nomination as they appear in Aquila's stock ownership records, and of each beneficial owner of any Aquila shares held or to be voted by that stockholder; and

•  the class and number of shares of Aquila that are owned of record or beneficially by the stockholder making the nomination and by each beneficial owner of any Aquila shares held or to be voted by that stockholder.

Aquila's certificate of incorporation provides that, for so long as UtiliCorp and its affiliates beneficially own, in the aggregate, a majority of the combined voting power of Aquila's voting stock, UtiliCorp is entitled to designate a majority of the nominees for election to Aquila's board of directors at each annual meeting of stockholders. Also, so long as UtiliCorp and its affiliates beneficially own, in the aggregate, between 20% and 50% of the combined voting power of Aquila's voting stock, UtiliCorp is entitled to designate a proportionate number of nominees for election to Aquila's board of directors of each annual meeting of stockholders, less the number	nominate one or more persons for the election, but only if the stockholder delivers written notice of his or her intent to make the nomination to UtiliCorp's secretary. The timing requirements for receiving the notice are the same as for receiving notice of stockholder proposals described above. The notice must include:

•  the name, age, business address and residence address of each nominee;

•  the occupation of each nominee;

•  the number of shares of UtiliCorp stock owned by each nominee;

•  such other information concerning each nominee as would be required under SEC rules to be included in a proxy statement soliciting proxies for the election of the nominee as a director; and

• a signed consent of each nominee to serve as a UtiliCorp director if elected.

of directors nominated by UtiliCorp whose terms expire subsequent to the annual meeting.
OTHER MATTERS
Calling Special Meetings of Stockholders

The certificate of incorporation and by-laws of Aquila provide that, beginning at the time UtiliCorp and its affiliates hold less than a majority of the combined voting power of Aquila's voting stock, special meetings of the Aquila stockholders may be called only by Aquila's chairman, if any, or a majority of the board of directors. Stockholders have no power to call a special meeting.
The certificate of incorporation and by-laws of UtiliCorp provide that special meetings of stockholders may be called only by the chairman or the president of UtiliCorp, or by a majority of the board of directors or by the holders of a majority of UtiliCorp shares entitled to vote at the meeting.
Stockholder Action by Written Consent

In accordance with Delaware law, Aquila's stockholders may take action by written consent without a meeting of stockholders. The certificate of incorporation of Aquila provides, however, that beginning on the day on which UtiliCorp and its affiliates cease to hold, in the aggregate, a majority of the combined voting power of Aquila's shares, no action of stockholders may be taken by written consent without a meeting.	The certificate of incorporation of UtiliCorp provides that no action of stockholders may be taken by written consent without a meeting.
Business Combinations
Aquila is not subject to a similar provision.
UtiliCorp's certificate of incorporation requires the affirmative vote of not less than 80% of the outstanding shares of UtiliCorp's common stock to approve certain specified business transactions between UtiliCorp and "related persons." For this purpose, a "related person" means any person or company that owns 20% or more of UtiliCorp's outstanding common stock.

This 80% voting requirement does not apply if either:

•  a majority of UtiliCorp's directors who were directors before the related person became a related person approves the business transaction; or

• certain fair price requirements are met.
Stockholders' Rights Plan
Aquila has not adopted a stockholders' rights plan.	UtiliCorp has adopted a stockholders' rights plan under which its stockholders have been granted one preference stock purchase right for each share of common stock held.

The purchase rights are not exercisable initially. However, ten business days after UtiliCorp announces that a person has acquired beneficial ownership of 15% or more of UtiliCorp's common stock (the tenth business day after this announcement is referred to as the "flip-in-date"), each purchase right, other than the purchase rights beneficially owned by the acquiring person will become exercisable and entitle its holder to purchase from UtiliCorp that number of shares of UtiliCorp's common stock having a market value equal to twice the exercise price of the right.

In addition, UtiliCorp's board of directors may, at its option, at any time after a flip-in-date and before the time the acquiring person becomes the owner of more than 50% of the outstanding shares of UtiliCorp's common stock, elect to exchange all of the outstanding purchase rights, other than those rights beneficially owned by the acquiring company or its affiliates, for shares of common stock at an exchange ratio of one share of common stock per purchase right.

UtiliCorp's board of directors may at any time before a flip-in-date redeem the rights in whole, but not in part, at a price of $0.01 per right.

The purchase rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of UtiliCorp's common stock without approval of UtiliCorp's board of directors. The rights will not interfere with any merger or other business combination with a third party approved by UtiliCorp's board of directors, because the board may, at any time prior to a flip-in date, redeem the rights as described above or amend the rights agreement to render it inapplicable to a specific transaction.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS
Certificate of Incorporation
Aquila's certificate of incorporation provides that, until UtiliCorp and its affiliates first cease to beneficially own, in the aggregate, 20% of the	The provisions in UtiliCorp's certificate of incorporation regarding the number, election and removal of directors, director powers, and certain

combined voting power of Aquila (1) the provisions of Aquila's certificate of incorporation regarding certain transactions with UtiliCorp may not be amended without the affirmative vote of at least 80% of the combined voting power of Aquila's voting stock and (2) the rights of UtiliCorp specified in the provisions dealing with the board of directors cannot be amended, modified or repealed without the prior written consent of UtiliCorp. Otherwise, Aquila's certificate of incorporation may be amended with the affirmative vote of a majority of all outstanding shares; however, any amendment to Aquila's certificate of incorporation that would alter or change the powers, preferences, or special rights of any class of stock of Aquila in a manner that adversely affects the holders of the shares of that class must also be approved by the affirmative vote of the holders of a majority of the outstanding shares of such class.	business combination transactions may not be amended without the affirmative vote of at least 80% of all outstanding shares. Otherwise, amendments to UtiliCorp's certificate of incorporation are governed by Delaware law. Delaware law generally provides that, to amend a corporation's certificate of incorporation, the corporation's board of directors must adopt a resolution setting forth the proposed amendment and declaring its advisability. The amendment then requires the affirmative vote of a majority of all outstanding shares.
By-laws

Generally, amendments to Aquila's by-laws may be made by either Aquila's stockholders or its board of directors and Aquila stockholders may adopt additional by-laws. However, the provisions in the by-laws regarding advance notice of stockholder proposals may not be amended without the affirmative vote of at least 66 2/3% of the combined voting power of Aquila's voting stock.
Generally, amendments to UtiliCorp's by-laws may be made by either UtiliCorp's stockholders or its board of directors. However, the provisions in the by-laws regarding UtiliCorp's board of directors and the board of directors' authority to designate and organize geographical divisions may not be amended without the affirmative vote of at least 80% of all outstanding shares, unless first approved by the affirmative vote of at least two-thirds of the directors. Also, any amendments made by UtiliCorp's board of directors are subject to the right of UtiliCorp's stockholders to change or repeal them.

WHERE YOU CAN FIND MORE INFORMATION

    UtiliCorp and Aquila file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that UtiliCorp and Aquila file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

    UtiliCorp and Aquila's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We filed a registration statement on Form S-4 to register with the SEC the common stock we will issue pursuant to the exchange offer and the subsequent merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a tender offer statement on Schedule TO and amendments pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 in connection with our offer. You may obtain copies of the Form S-4 and the Schedule TO (and the amendments to those documents) in the manner described above.

    On December 14, 2001, Aquila filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about UtiliCorp. We are not permitted to incorporate by reference documents filed by Aquila and have not done so.

UtiliCorp SEC Filings (File No. 001-03562)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2000
Quarterly Reports on Form 10-Q	For the fiscal quarters ended March 31, June 30, and September 30, 2001
Current Reports on Form 8-K	Filed on February 2, February 23, and November 7, 2001
The description of UtiliCorp's common stock in our Registration Statement on Form 8-B	Filed on May 5, 1987
The description of UtiliCorp's preference stock purchase rights contained in our Registration Statement on Form 8-A	Filed on March 4, 1997

    All documents filed by UtiliCorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that Aquila shares are accepted for exchange pursuant to our offer and the period for perfecting appraisal rights in connection with the subsequent merger is concluded (or the date that our offer is terminated) are also deemed to be incorporated by reference into this prospectus.

    All information contained in, or incorporated by reference into, this prospectus relating to UtiliCorp was provided by UtiliCorp. We have obtained the information contained in this prospectus relating to Aquila from Aquila and from publicly available sources.

    Documents incorporated by reference are available from us without charge upon written or oral request of Aquila stockholders to the information agent for the offer, Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, collect at 212-754-8000 or toll-free at (800) 607-0088. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

LEGAL MATTERS

    The validity of the issuance of the UtiliCorp common stock offered hereby will be passed upon for us by Leslie J. Parrette, Jr., Esq., our Senior Vice President, Secretary and General Counsel. Certain legal matters in connection with the federal income tax consequences of the offer and the subsequent merger will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp.

EXPERTS

    The audited consolidated financial statements of UtiliCorp United Inc. appearing in UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included in the Annual Report on Form 10-K and incorporated by reference. These consolidated financial statements are incorporated herein by reference in reliance upon that report given on the authority of such firm as experts in accounting and auditing.

    The audited consolidated financial statements of Aquila, Inc. for the year ended December 31, 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and as included in this prospectus in reliance upon the authority of such firm as experts in accounting and auditing.

MISCELLANEOUS

    The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Aquila's Class A common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with any that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of UtiliCorp not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A

    The following description of the business of Aquila was excerpted, with limited revisions, from Aquila's prospectus dated April 24, 2001, relating to Aquila's initial public offering. Information relating to developments to Aquila's business since that date are set forth in the Unaudited Combined Financial Statements of Aquila included in Annex F to this prospectus and Aquila Management's Discussion and Analysis of Financial Condition and Results of Operations included in Annex B to this prospectus, derived from Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and under "Information Concerning Aquila and Recent Events" beginning on page 31 of this prospectus. "We," "our," "us" and similar words in this description refer to Aquila, not UtiliCorp.

DESCRIPTION OF AQUILA'S BUSINESS

Introduction

    We are a leading wholesale energy merchant that is experiencing rapid growth. As an energy merchant, we own or control geographically diverse energy assets including electric generation; natural gas gathering, transportation and processing; natural gas storage; and a coal blending, storage and loading facility. We also market and trade a diverse portfolio of commodities including natural gas, electricity, weather derivatives, coal, bandwidth capacity, emissions allowances and other related commodities. Additionally, we offer sophisticated risk management products and services to our clients that enable them to manage risks associated with their use of energy such as price volatility or availability of supply. We offer structured financial products to our clients by combining innovative financing with energy products and services.

    In recent years, the energy market, whether for natural gas, electricity or coal, has shifted or "converged" from a series of separate markets for a specific energy type into a broader market for energy measured on a Btu basis, which we refer to as the "energy convergence chain." This convergence of formerly separate energy markets is a result of a shift from a predominantly regulated marketplace to a more dynamic and competitive marketplace. When this convergence is combined with limited supplies and the ensuing volatility, it creates opportunities for companies such as ours to act as an energy merchant, providing valuable energy-related risk management services to our clients. An additional characteristic of the energy convergence chain is that a number of energy-related products are taking on increasingly similar characteristics and attributes, including high volatility. The resulting correlation of various energy commodity prices (whether gas or power) has allowed us to broaden our marketing and trading by introducing a series of risk management products and services.

    We operate our energy assets, our marketing and trading activities and the sale of our risk management products and services as an integrated business, which we believe enables us to capitalize on new growth opportunities. Our wholesale commodity marketing and trading skills add value to our energy assets by providing national market access, market intelligence, risk management and arbitrage opportunities, and fuel management, procurement and transmission expertise for inputs (natural gas and coal) and outputs (power). Our ownership and control of energy assets when coupled with our national wholesale commodity marketing and trading franchise enables us to effectively compete across the energy convergence chain from electric generation to wholesale trading of natural gas, power and coal to the sale of innovative and sophisticated risk management products.

    We expect to have numerous opportunities for integrating disparate energy-related assets into our company and to use our broad expertise and infrastructure to maximize profits along the entire energy convergence chain—from generation, to delivery, to marketing and trading. We see opportunities for growth in our existing businesses continuing in North America, the United Kingdom and continental Europe and in the emergence of new commodity markets, such as the emerging bandwidth capacity marketplace. Consequently, we will continue to aggressively pursue a convergence strategy that exploits

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our capabilities in marketing and trading and our control and optimization of related physical assets, while looking to logically extend our business into similar deregulating markets.

Market Opportunity

    The ongoing restructuring and deregulation of the gas, electricity and telecommunications industries in North America, the United Kingdom and continental Europe continue to create significant growth opportunities for companies like us. As regulated utilities continue to unbundle their generation, transmission and distribution services, we expect to continue capitalizing on opportunities to create value for both our clients and our stockholders as an energy merchant by supplying comprehensive energy solutions to the market.

    During the late 1980s and early 1990s, we took advantage of changes caused by the deregulation of the natural gas markets and created one of the largest and most profitable wholesale gas marketing franchises in the $90 billion U.S. natural gas industry. Over the last three years, we have been focused on capturing similar opportunities afforded by the deregulation and restructuring of the $220 billion generation segment of the U.S. power industry. As the natural gas and power markets continue to unbundle and converge, we believe that expertise and infrastructure in both commodities will be required to maximize profits along the entire energy convergence chain.

    The power industry has historically been characterized by regulated utilities involved in both the production and delivery of electricity to a captive client base. However, the power industry continues to evolve towards an unregulated market place as new regulatory initiatives continue to be introduced in response to increasing customer demand for access to low-cost electricity and enhanced services. Among other changes, this has resulted in the transfer of over 70,000 MW of generating capacity from the regulated utility base to independent power producers. We believe that this fundamental shift will continue. As states restructure their electric markets and companies continue to refine their strategic directions, we believe we will have considerable opportunities to expand our power marketing and trading operations and to increase our generation capacity.

    We also believe that the increasing demand for electricity and the need to replace older power plants will continue to outpace the addition of power generating capacity in many global markets. As a result, we believe that there will continue to be ample opportunity for us to accelerate our participation in developing new power generation facilities.

    The competitive electric generation market significantly favors low cost generation technologies such as natural gas-fired combustion turbines. In addition, natural gas continues to be the most cost-effective fuel source that meets increasingly stringent clean-air requirements. Consequently, there has been increased demand for natural gas used in power generation, forcing the convergence of the natural gas and power commodity markets. Because we market and trade both natural gas and power and own and control strategic assets within both industries, this convergence creates attractive arbitrage opportunities for us.

    The ongoing power industry restructuring caused by industry trends and regulatory initiatives is also transforming traditional vertically integrated price-regulated markets into highly competitive, volatile markets. This transformation provides opportunities for us to manage risks related to producing and delivering energy commodities for our clients. We believe the move towards competitive marketplaces will increase in the United States and abroad, providing substantial opportunities for us to grow our risk management business.

    We believe that many of the trends currently impacting the North American energy market will spread to continental Europe. Over the next three years, we expect that the energy markets in Europe will become increasingly competitive as they transition from being dominated by regulated, mostly

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state-owned monopolies, to open competitive markets. We believe we are well positioned to take advantage of this market opportunity.

    Similar to the market opportunities present in the energy markets, deregulation created by the Telecommunications Act of 1996, technological innovation and the impact of the Internet are creating market opportunities in the telecommunications industry. We believe there are three key elements necessary for the development of the bandwidth capacity trading market: (1) a significant increase in demand, (2) continued deregulation and (3) technology changes. These elements are developing, and we believe the traded bandwidth capacity marketplace could potentially become as large as the current marketplace for gas and power. The industry is developing a standard contract to buy and sell bandwidth capacity and the ability to interconnect and switch different bandwidth capacity carriers at neutral sites. We believe that these developments will facilitate a robust liquid commodity market for bandwidth capacity. By applying our skills developed in the merchant energy businesses to the developing bandwidth capacity market opportunity, we believe we will also become a leader in the marketing and trading of bandwidth capacity and related telecommunication products and services.

Our Strategy

    We plan to aggressively pursue profitable opportunities created by the unbundling and restructuring initiatives in wholesale commodity markets, including the natural gas, power and bandwidth capacity markets, by leveraging our commodity merchant skills into these markets. We believe that the combination of an international natural gas and power marketing business and a portfolio of generation and natural gas assets, will enable us to extract value resulting from arbitrage opportunities occurring across energy products, across geographic regions and over time. This combination provides us with the following capabilities:

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  greater scale and skill associated with the management of our fuel and power positions;

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  sophisticated commercial insights and understanding of the key regions in which we participate; and

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  a wider range of ways in which we are able to participate in the market to meet our clients' needs.

    We plan to implement our strategy by:

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  Leveraging our wholesale commodity marketing and trading business by expanding our energy asset portfolio

  We intend to expand our existing asset portfolio through disciplined acquisitions of existing assets, development of new facilities, expansion of existing assets and execution of contracts to control the facilities of third parties. We expect to pursue the acquisition of existing energy assets when opportunities arise that enable us to enlarge and diversify our portfolio in a timely and cost-effective manner. We also intend to pursue the development of energy assets and the expansion of existing energy assets to capitalize on identified market opportunities for particular types of facilities and to enhance our regional asset portfolios. Further, we believe that by entering into tolling and other long-term arrangements with third parties, we can gain control of an asset in a timely manner and without having to invest substantial capital.

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  Expanding our existing portfolio of sophisticated risk management products and services

  By creating and packaging together sophisticated products, such as futures and swaps, and bundling them within an energy transaction, we are able to sell innovative risk management tools that companies can use to hedge their costs. We expect to continue to develop new products and services that manage more complex risks faced by our clients. Examples of this initiative are evidenced by our recent development of a variety of new risk management products such as

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  GuaranteedGenerationSM, GuaranteedPeakingSM, GuaranteedBillSM, GuaranteedWeather® and other weather-to-commodity related products.

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  Capitalizing on opportunities in Europe by leveraging our knowledge base obtained from our involvement in the North American natural gas and power markets

  We have a proven track record in North America for being an early entrant into emerging markets by utilizing proven business models and practices. We intend to capitalize on the current deregulation and restructuring of the European energy market by exporting our North American marketing and trading expertise to Europe. We believe our existing operations are well positioned to grow as deregulation accelerates in Europe.

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  Leveraging our significant market presence in the power and gas markets into bandwidth capacity trading and other commodities

  We intend to leverage our existing marketing and trading infrastructure, operations, systems, employees and knowledge into bandwidth capacity trading and other commodities that have similar risk and liquidity characteristics as the commodities we currently market and trade. We have a proven track record of leveraging our knowledge and skills in one commodity to become a successful trader of another commodity as exemplified by the expansion of our natural gas marketing and trading business into power in 1995. Currently, we are working with industry participants in developing standardized terms and conditions to allow for efficient trading of bandwidth capacity. We expect to aggregate bandwidth capacity supplies from multiple counterparties and, from a portfolio of bandwidth capacity contracts, provide flexible, low cost bandwidth capacity management products to our clients. We expect our initial products and services will include risk management, structured finance and bandwidth capacity portfolio management. We believe we are currently well positioned to continue our existing growth and capture additional commodity risk arbitrage opportunities that exist in current and new commodity markets.

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  Continuing to grow our complementary financial and capital services business

  We offer structured financial products to clients throughout the energy convergence chain, including independent oil and gas producers, independent power generators, energy asset owners, municipalities and developers. We provide our clients with innovative ways to obtain capital by combining financing with commodity transactions. We have provided approximately $500 million to clients in the oil and gas exploration and production industry in the form of asset-based loans. We fund gas production by pre-paying for deliveries at a discounted rate. We also enter into natural gas pre-pay contracts with clients which allow them to pre-pay for long-term gas delivery at a discounted rate. To date, we have received approximately $1 billion of capital from these transactions.

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  Pursuing and implementing Internet and e-commerce applications

  The Internet is increasingly becoming an important part of the energy sector as it continues to reduce costs and become an efficient alternative to traditional methods of business. To capitalize on this opportunity, we are continuously exploring opportunities to expand our business over the Internet. These efforts are exemplified by our investment in the Intercontinental Exchange, an Internet trading platform for over-the-counter trading of precious metals and energy products. We have also established a web-based auction bid platform in which multiple energy suppliers can compete for commercial and industrial energy contracts and a one-to-many e-commerce marketing platform for our weather related products located at www.GuaranteedWeather.com.

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Business Description

    Our business is divided into two business segments: Wholesale Services and Capacity Services.

Wholesale Services

    Our Wholesale Services business segment is headquartered in Kansas City, Missouri and provides wholesale marketing and trading services, as well as risk management products and services, to our clients in North America, the United Kingdom and continental Europe. We market and trade natural gas, electricity, weather derivatives, coal, bandwidth capacity, emission allowances and other related commodities in these regions. In addition to our Kansas City headquarters, we also have domestic offices in Houston, Dallas and San Antonio, Texas; Denver, Colorado; and Parsippany, New Jersey. Our international operations include offices in Calgary, Alberta, Canada; London, Crewe and Bath in the United Kingdom; Essen, Germany; Hamilton, Bermuda; and Sandefjord, Norway.

    According to statistics published in Natural Gas Week, as of December 31, 2000, we were one of the top five largest aggregate marketers of natural gas and power in North America. On a global basis, we marketed approximately 18.4 TBtue/d of energy for the twelve months ended December 31, 2000. From 1996 through 2000, our daily volumes of energy grew at a compound annual growth rate of 60% from 2.8 TBtue/d to 18.4 TBtue/d. During the same period, our natural gas trading volumes grew at a compound annual growth rate of 47% from 2.6 Bcf/d to 12.0 Bcf/d, and our power trading volumes grew at a compound annual growth rate of 133% from 6.5 MMWhs to 189.9 MMWhs. For the twelve months ended December 31, 2000, our commodity sales were approximately 189.9 MMWhs of power, 12.0 Bcf/d of natural gas, and 18.3 million tons of coal and related products.

    The following chart illustrates the growth of our energy marketing and trading volumes since 1996.

Marketing & Trading Volume Growth

      TBtue/d

    Our size and experience provides us with the flexibility and liquidity necessary to offer long- and short-term risk management products and services to our clients. As one of the top natural gas and power marketers in North America, we maintain more than 2,500 commercial trading relationships, make deliveries at over 15,000 receipt and delivery points and transact with nearly 2,800 utilities, producers, municipalities, cooperatives and others completing an average of 30,000 transactions per month. We believe the success of our Wholesale Services segment is attributable to putting our clients first, providing dependable service and offering some of the most innovative products and services in the marketplace.

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    Our Wholesale Services business segment is functionally aligned as follows:

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  Marketing and Trading;

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  Structured Products and Services;

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  Capital Services; and

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  New Initiatives.

  Marketing and Trading

    Power.  We purchase electric power from electric generation facilities and sell it primarily to electric utilities, municipalities, cooperatives and other marketing companies. During the twelve month period ended December 31, 2000, we sold approximately 189.9 MMWhs of power.

    Our electric power marketing and trading activities include trading electricity at various points of receipt, aggregating power supplies and arranging for transmission and delivery. We make transmission arrangements with non-affiliated interstate and intrastate transmission companies through a variety of means, including short-term and long-term firm and interruptible transmission agreements. Power marketing and trading transactions occur across various time periods depending on the needs of our clients. Through an hourly trading function, we have the ability to offer our clients a variety of services that include; economical coverage of power curtailments, clearing of any existing hourly positions, distributing appropriate market information and capturing arbitrage opportunities within the hourly physical market. We economically provide capacity for power curtailments by being active in all regions of the country, establishing a rapport with clients, both major and minor, having trained hourly traders working around the clock, and having a staff that can solve problems and make decisions quickly. We believe our constant involvement in the hourly markets allows us to gain timely access to the most valuable and recent market information on a real-time basis.

    Within the power marketing and trading group, we have a dedicated group of employees that focuses on developing and providing clients with long-term complex products, which we refer to as "power origination." These products are designed and negotiated on a case-by-case basis to meet the specific energy or risk mitigation requirements of our clients. Our power origination team works closely with our Capital Services group and our Capacity Services business segment to sell long-term products that combine our strengths of a strong presence in the physical market place, our control of generation assets and our abilities to manage credit, capital and actuarial risks. They also work to leverage our market knowledge to capture attractive opportunities available through selling products that combine or repackage energy products purchased from third parties with other third-party products or with products from our power generation assets. Our efforts to sell power origination products from our power generation assets have been focused on longer-term forward sales to municipalities, utilities, cooperatives and other companies that serve end-users, as well as selling near-term products that are not widely traded. Our power origination products that combine or repackage third party products are generally highly structured and therefore require the application of all our commercial capabilities (e.g., power trading, risk management and asset positions).

    Natural Gas.  We purchase natural gas from a variety of suppliers under daily, monthly, variable load, base load and term contracts that include either market sensitive or fixed price terms. We sell natural gas under sales agreements that have varying terms and conditions, most of which are intended to match seasonal and other changes in demand. During the twelve month period ending December 31, 2000, we sold approximately 12.0 Bcf/d of natural gas.

    Our natural gas marketing activities include contracting to buy natural gas from suppliers at various points of receipt, aggregating natural gas supplies and arranging for their transportation, negotiating the sale of natural gas and matching natural gas receipts and deliveries based on volumes

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required by clients. We make transportation arrangements with affiliated and non-affiliated interstate and intrastate pipelines through a variety of means, including short-term and long-term firm and interruptible agreements. We also utilize our natural gas storage facilities and enter into various short-term and long-term firm and interruptible agreements for natural gas storage in order to offer peak delivery services to satisfy winter heating and summer electric generating demands. These services are also intended to provide an additional level of performance security and backup services to our clients.

    We also have a dedicated group of employees within the natural gas and marketing and trading group that focuses on developing and providing clients with complex products, which we refer to as "natural gas origination." These products are designed to help the client mitigate both physical and financial risk. Each transaction is created and negotiated independently and changes according to each client's specific needs. Our gas origination team works closely with our natural gas marketing and trading group, Capacity Services business segment, and our structured products and services group in creating these innovative products. We also determine how to receive additional intrinsic value for owned or third party assets that could be re-bundled and sold to our client base. We believe we are well positioned to offer risk management and physical products to companies that serve end-users.

    Other Energy-Related Commodities.  We market and trade other energy-related commodities such as weather derivatives, coal and emissions allowances. We believe we are a leading over-the-counter market-maker in weather derivatives. A weather derivative is a financial instrument whose value is based on weather indices (i.e. temperature, precipitation, and wind) for a specified period of time and a specified location. For the twelve months ended December 31, 2000, we executed approximately 500 weather derivative transactions. An emission allowance permits the holder to emit a finite amount of pollutants, such as sulfur dioxide or nitrogen oxide. For the twelve months ended December 31, 2000, we marketed and traded approximately 18.3 million tons of coal and 700,000 emission allowances. Our coal, weather derivatives and emission allowances marketing and trading have dedicated trading desks similar to our power and natural gas marketing and trading activities.

  Structured Products and Services

    We leveraged our experience and liquidity in marketing and trading energy and energy-related products to become a leading provider of structured products and services for our clients. Through our wholesale marketing and trading activities, we have access to current market information, trends, opportunities and threats on a real-time basis. This information combined with the quantitative analytical and practical skills we developed in our marketing and trading business and our depth of liquidity has enabled us to develop innovative products and services to manage the risks of our clients. As a risk manager, we take principal risk in all activities, bringing our client's risk into our inventory and redistributing the unwanted risk to the broader market. Today, we offer products to help our clients manage multiple risks including price, liquidity, credit, performance, volatility and weather. Our risk management services generally provide us with higher margins because we are able to provide a solution to our clients' problems by packaging, bundling and managing multiple risks for our clients through the products we offer.

    As previously described, there is an increasing convergence in the energy market on a Btu basis. In addition, we believe that this market is quickly converging with the capital markets and the insurance and reinsurance markets. This convergence has created opportunities for us to originate risks and then to re-package those risks and transfer them to the capital and insurance markets that can efficiently price and underwrite those risks. These risks generally can be thought of as nondiversifiable business risks that were historically held by the client. An example of this is the impact of a mild winter on the profitability of a gas utility. Traditionally, in the case of a regulated utility, the impact of mild weather was absorbed by the utility's ratepayers. However, in a deregulated environment this significant risk now falls to the utility's stockholders as lower natural gas prices directly affect a utility's profitability.

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We have developed products to transfer this risk from the utility to our portfolio, and then we re-package the risk to counterparties in the capital and insurance markets who are looking for risks that are uncorrelated to their traditional risks to add diversification to their risk portfolio. Products such as these are based on actuarial and quantitative analyses and fit well within the family of risks in other capital and insurance markets. Our unique understanding of our clients' volumetric risks enables us to efficiently originate and package risk management products and services.

    In addition to the weather product described above, we have developed several other lines of products that leverage the convergence of these various markets, our liquidity in the wholesale trading markets, our owned or controlled energy assets, and our industry-leading quantitative analysis skills to provide energy solutions to our clients. These lines of products include:

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  GuaranteedWeather®. Our GuaranteedWeather® line of risk management products is typically used by clients to protect against the adverse effect of weather on earnings. Over the last three years, we have entered into weather derivative contracts covering time periods from as little as one week to as long as five years. In response to our clients' request for customization tools, we recently unveiled our Internet-based weather risk management platform, www.GuaranteedWeather.com. This site enables users to price customized weather derivative contracts on-line for 250 locations worldwide. In addition to an online pricing engine, this site provides valuable weather risk-related articles and studies, classified by industry segment.

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  Weather-to-Commodity. We offer a line of weather-to-commodity products that effectively removes the combined risks of variable volumes of energy production and fluctuating market prices. This line of products is particularly suited to weather-dependent energy producers, such as hydroelectric or wind farm producers. For example, our Power-for-Precipitation products can compensate a hydroelectric generating facility for power shortfalls resulting from low rainfall. In years of low precipitation, a hydroelectric generator often purchases wholesale power at high prices to make up for hydro generation shortfalls. Through our power-for-precipitation product, we agree to pay the generator in low precipitation years an amount in proportion to the precipitation deficit for the year at the year-average power price, mitigating both price and volume risk. The generator agrees to pay us according to a similar formula in high precipitation years. This structure hedges the financial impact of variable generation with no up-front cost to the generator for a fixed-year period.

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  Generation Fixed-for-Floating Swap. A generation facility often is required to purchase wholesale power to fulfill its own power requirements. To mitigate the risk that the price of power might dramatically increase, we agree to provide power to the facility at a fixed price when certain conditions are met. We then use our trading, marketing and risk management expertise to manage the generation system output against volatile weather and market conditions while allowing the customer to focus on its core competency.

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  GuaranteedGenerationSM. These products help buyers and sellers manage the risks associated with a forced outage of a generating unit by providing fixed-price power until the unit is operational or the agreement expires. For example, a GuaranteedGenerationSM contract with a strike price of $100 would give a client the right, but not the obligation, to purchase a fixed volume of power from us at $100/MWh, whenever the covered unit was in forced outage status. We offer GuaranteedGenerationSM for individual units or groups of units, for constant production or variable production at high demand time units, and to unit owners, unit operators or purchasers of reliable back-up power. Because this product only provides power when a utility most needs it, we believe that it is an attractive hedging alternative.

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  GuaranteedPeakingSM. This line of products allows a client to buy or sell an energy commodity based on the commodity price and a weather trigger. For example, our GuaranteedPeakingSM for Gas Call product allows a client to purchase natural gas from us at an indexed price if the

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    forecasted temperature for any day is below a specified temperature. We also have a GuaranteedPeakingSM for Gas Put product that requires us to purchase a fixed volume of natural gas from our client at an indexed price if the forecasted temperature for any day is above a specified temperature.

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  New Financial Products. We are currently focusing on adding the following additional product lines:

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  GuaranteedBillSM.  Our GuaranteedBillSM family of products is being designed to allow a utility to offer an energy usage and price hedge to its customers. Our GuaranteedBillSM product will first establish a relationship between weather and energy usage for each retail customer. Using this information, it will then create a hedge that guarantees a fixed bill for the retail customer over a defined time period regardless of the volume of energy consumed. The hedge eliminates both weather (i.e., volume of usage) and underlying commodity price risks. The product will also allow a utility to maintain real-time pricing information on the utility's web site for use by its customers. We intend to offer GuaranteedBillSM to gas and power utilities, aggregators and marketers.

  •
  GuaranteedCapacitySM.  We expect our GuaranteedCapacitySM products will provide replacement transportation or transmission capability where capacity is inoperable or is cut due to system emergencies. These products will likely appeal to gas and power utilities, as well as to other aggregators and marketers.

  •
  Ancillary Services.  We are developing our Ancillary Services products to provide short-notice power capacity at hubs and power pools.

  •
  Load Following.  Our Load Following products are being developed to provide an hourly fixed-price power delivery, where the volume of the hourly delivery is based on weather and other factors correlated to utilities' loads.

  Capital Services

    Increasingly, our clients are seeking alternative and innovative ways to obtain financing through commodity transaction bundling. Our Capital Services group provides capital structuring services to our clients by bundling structured financing with our commodity and capacity capabilities. Our structuring alternatives typically include traditional asset based lending, revolving facilities, convertible preferred stock, prepays and volumetric production payments. In each case, we attempt to fit the structure and terms of a transaction to the individual financial needs of the client. Our ability to provide a bundled structured financing solution enables us to provide our clients with more capital than they could otherwise obtain through separate commodity financing transactions. We believe our financing solutions are also attractive to our clients because our knowledge of the energy industry enables us to provide financing specifically tailored to their needs and risks and to do so more quickly than traditional financial institutions.

    Our Capital Services sales are derived from the spread between the price we charge our clients for funding and our cost of these funds. In addition, incremental value is created when we complete transactions that we might not have otherwise captured without our financing product. For example, we may be able to enhance the utilization of our existing pipeline capacity or provide other commodity sources for our marketing activities by completing these financing transactions. Our structured financing business was started in 1997 with our first pre-pay transaction and our asset-based lending business was launched in 1998.

    As of December 31, 2000, we have provided or committed approximately $500 million of capital to our clients. Most of our transactions are valued at between $10 and $40 million with a term of 24 to 60 months. The following is a representative example of one of our structured financing solutions.

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  •
  A producer of natural gas reserves needs capital to extract natural gas from the ground. We provide the producer with a loan with a fixed-interest rate that is collateralized with proven reserves. We also enter into a contract with this producer under which we purchase the extracted natural gas for a fixed price. Our purchase of the extracted natural gas ensures a revenue stream for the producer's loan payments to us. In addition, it provides us with additional liquidity in the natural gas trading market. We also secure the producer's loan by taking an interest in the natural gas reserves.

    The majority of our clients for our Capital Services fall into four categories:

  •
  independent oil and natural gas producers looking for funding for acquisitions or to develop proven reserves;

  •
  independent power generators that are required to invest capital as part of their supply commitment;

  •
  energy asset owners and developers that trade capacity rights in storage and other projects to finance new projects; and

  •
  industrial clients desiring off balance sheet financing for energy assets.

    We also engage in municipal pre-pay transactions. In these transactions, we agree to provide energy commodities to a municipality for an extended period of time (generally 10 to 12 years) at a fixed cost, and the municipality agrees to pre-pay us for the commodity we are obligated to deliver in the future. Usually, a municipality will make this prepayment by issuing long-term taxable or tax-exempt bonds. We have closed five of these transactions with an aggregate pre-payment amount of approximately $1 billion. Our ability to leverage our marketing and trading skills, our sources of capital and our energy assets enables us to be a very active and competitive participant in this market.

  New Initiatives

    We intend to leverage our experience and expertise in the energy market to capitalize on other growth opportunities. Currently, we are focusing on three growth areas: the bandwidth capacity market, new opportunities in Europe and e-commerce marketing and trading.

    Bandwidth Capacity Market.  The commodity market for bandwidth capacity has just begun to develop. We believe that our experience and success in energy-related commodity marketing can be extended into bandwidth capacity marketing. To capitalize on the emerging bandwidth capacity commodity market, we established a bandwidth capacity trading desk for the purpose of buying and selling for future delivery, capturing arbitrage opportunities and risk management services for industry participants.

    The infrastructure required to develop a trading desk was similar to our existing energy trading platform. We do not believe that this startup will require any additional significant capital investment. By the end of 2001, our goal is to be recognized as a leading bandwidth capacity trading organization with the ability to offer clients risk management services.

    On February 27, 2001, we signed an agreement with Global Crossing Ltd., giving us control over 15,000 miles of fiber-optic capacity covering significant portions of the U.S. market. We believe that control of this capacity will enhance and support our bandwidth capacity marketing and trading initiatives.

    Also, on October 26, 2000, we entered into a long-term agreement to utilize LighTrade's neutral pooling points. Pooling points are hubs that facilitate trading by serving as central points of interconnection for telecommunications networks and allowing for real-time provisioning of capacity. Pooling points are integral to the development of the bandwidth capacity trading market, as they allow

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networks that are otherwise not connected to be brought together in one central facility. This will significantly cut down on our provisioning time when a trade is completed.

    New Opportunities in Europe.  Our European Wholesale Services business is located in London and provides wholesale marketing and trading services, as well as risk management products and services, to our clients in the United Kingdom and continental Europe. In addition to our London headquarters, we also have offices in Crewe and Bath in the United Kingdom; Essen, Germany; Hamilton, Bermuda; and Sandefjord, Norway. As Europe continues to deregulate its energy markets, we expect to enter additional European markets, evaluating each potential market based on criteria including industrial energy requirements, market size, local energy prices, volatility of energy prices relative to other countries and energy infrastructure characteristics.

    Our European trading, marketing and risk management operations utilize the same business model, including risk management and control policies, as we use in North America, incorporating the relevant differences between these markets. Currently, the primary difference between the European and North American market is the much lower level of liquidity of gas and power markets in Europe. This difference is largely the result of market maturity. In North America, natural gas deregulation began nearly 15 years ago and preceded power deregulation. In continental Europe, restructuring of power markets began less than two years ago and restructuring of the gas markets is in its infancy. Given the steps toward deregulation already made in Europe and the lessons learned from energy deregulation from North America, we expect liquidity to increase steadily in European gas and power markets. We believe we will capitalize on these developments by drawing on our North American experiences to offer the products and services that customers will need in a dynamic new energy environment.

    We believe that there is significant growth opportunity for our Wholesale Services business in Europe. Our strategic intent is to leverage our knowledge and expertise obtained from our North American trading, marketing and risk management experience. Once we have established the necessary clearing capability and client relationships, we intend to offer risk management solutions to our clients and to expand into natural gas and power asset investments as market opportunities arise. We expect that we will initially acquire, develop or control natural gas storage, natural gas pipelines and power generation. In contrast to the North America market, the continental European energy asset market is generally oversupplied. However, we believe there will be numerous opportunities to acquire attractive energy assets as the European energy market deregulates and energy prices begin to reflect the supply and demand of energy commodities.

    E-commerce Marketing and Trading.  We believe that the Internet will increasingly become the favored platform for business transactions as the energy marketplace seeks cost efficiencies by replacing the high-cost buyer and seller discovery process. In early 2000, we partnered with five other energy companies (American Electric Power Company, Inc., Duke Energy Corporation, El Paso Energy Partners, L.P, Reliant Resources, Inc., and Southern Energy, Inc.) to create a neutral trading platform (not owned or dominated by any one company) where buyers and sellers could transact business with multiple parties. In July 2000, these partners joined the IntercontinentalExchange.com, or "ICE," which is an Internet trading platform that automates the traditional wholesale brokerage process. ICE trades over-the-counter precious metals and oil as well as gas and power. The initial investors in ICE include BP Amoco plc, Deutsche Bank AG, Goldman Sachs & Co, Morgan Stanley Dean Witter & Co, Royal Dutch/Shell Group, SG Investment Banking, Totalfina Elf and Continental Power Exchange, all of which provide ICE with trading technology and management expertise. This partnership is one of the most widely distributed online professional marketplaces in the world. Over 130 of the world's largest energy and financial commodity firms participate in ICE, and we believe it will become the dominant site for energy transactions in North America.

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    In addition to forming new e-commerce businesses, we intend to leverage our current product portfolio by offering our products to the marketplace through the Internet, including risk management products through www.GuaranteedWeather.com. We also recently upgraded our website, www.aquila.com, to now include AquilaInsiderSM, an information service for our customers which provides market information and our market perspectives.

Capacity Services

    Our Capacity Services business segment owns, controls, develops and operates energy-related assets. Our energy assets complement our Wholesale Services business segment by providing power, natural gas and coal supplies and an enhanced ability to structure innovative new products and services for clients. Part of our strategy is to diversify our capacity assets into various regions to geographically balance our portfolio, reducing our concentration risk. Our physical energy assets include electric generation assets; natural gas transportation, gathering and processing assets; natural gas storage; and a coal terminal and handling facility. Set forth below is a summary of our assets positions including contractually controlled or leased facilities.

CAPACITY SERVICES ASSETS

Asset	Capacity
Power Generation(1)	4,107 MW
Natural Gas Transportation	1.6 Bcf/d
Natural Gas Processing	30,000 Bbls/d NGLs
Natural Gas Gathering	13 systems
Natural Gas Storage(2)	41.5 Bcf
Coal Terminal	5 million tons annual throughput

(1)
Aquila's net annual generation for projects owned, controlled or under development.

(2)
Aquila's net working gas storage capacity, including capacity that is owned, controlled and under development.

Power Generation Assets

    We own or control approximately 4,100 MW of power generation capacity, including capacity currently under development. Our strategy for increasing this capacity is to build or lease additional assets. We also intend to purchase single operating assets, or portfolios of assets, such as our recent acquisition of GPU International.

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    Set forth below is a chart detailing our generation assets.

GENERATION ASSETS

In Operation	Project	Location	Primary Fuel	# of Units	Gross MW	Aquila Net MW
Owned	Mid-Georgia	GA	natural gas	1	305	148
	Lake Cogen	FL	natural gas	1	110	110
	Onondaga	NY	natural gas	1	91	75
	Selkirk	NY	natural gas	1	345	69
	Orlando	FL	natural gas	1	126	63
	Pasco	FL	natural gas	1	109	54
	Prime Energy	NJ	natural gas	1	65	33
	Lockport Energy Assoc	NY	natural gas	1	180	30
	Stockton Cogen	CA	coal	1	60	30
	BAF	CA	natural gas	1	120	28
	Badger Creek	CA	natural gas	1	50	25
	Rumford	ME	coal	1	85	21
	Rockfort	Jamaica	diesel	1	60	14
	Koma Kulshan	WA	hydro	1	14	7
	Topsham	ME	hydro	1	14	7
Contracted	Batesville	MS	natural gas	1	279	279

Subtotal				16	2,013	993
In Construction
Contracted	Elwood II-III	IL	natural gas	1	604	604
	Acadia	LA	natural gas	1	580	580
	Aries	MO	natural gas	1	290	290

Subtotal				3	1,474	1,474
Under Development
Owned	Southeast Project I	—	natural gas	1	340	340
	Midwest Project I	—	natural gas	1	340	340
	Midwest Project II	—	natural gas	1	340	340
	Midwest Project III	—	natural gas	1	340	340
	Midwest Project IV	—	natural gas	1	280	280

Subtotal				5	1,640	1,640

Grand Total				24	5,127	4,107	(1)

(1)
In addition, we have the right to market up to an additional 6,380 MW of capacity under short-term, renewable contracts with terms ranging from one year to 18 months. These contracts allow us to market the power from a particular plant on a daily basis if the plant has excess capacity and the then-current market price for power exceeds the cost of generating the power.

    Generally, we seek to sell a portion of the capacity from our domestic facilities to the wholesale electricity grid and large industrial customers under fixed-price purchase contracts, fixed-capacity payments or contracts to purchase generation at a predetermined multiple of either natural gas or oil prices. This provides us with greater cash flow certainty for the capacity sold while allowing us flexibility with respect to the rest of our generation output. To determine our long-term sales strategy, we evaluate the regional forward power market together with our own region-by-region analysis of projected future prices. We also take operational constraints and operating risk into consideration in

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making this determination. We often seek to hedge a portion of our fuel costs, which are generally linked to our power sales.

    An important aspect of our strategy is to expand our portfolio of generation capacity. Recently, we entered into the following agreements:

  •
  On March 15, 2001, we signed an agreement to purchase ten turbines from General Electric. In the past twelve months, we have ordered a total of 21 turbines. We expect to use these ten newly ordered turbines, each capable of producing 85 MW of power, in simple-cycle facilities by the summer of 2003 and expect that many will be used in projects in the Midwest. We currently plan to install four of the remaining eleven turbines at our Southeast and Midwest project locations. These four units are scheduled to commence operation in the summer of 2002. Also we expect that the remaining seven turbines will be utilized to support commercial operations by the summer of 2003. We intend to fund the purchase of most of these turbines at the project level on a recourse basis.

  •
  On December 22, 2000, we acquired GPU International, Inc., a wholly owned subsidiary of GPU, Inc., for $225 million. Through this acquisition, we acquired interests in six independent U.S.-based generating plants giving us control over approximately 500 MW of capacity.

  •
  On October 25, 2000, we announced a 15-year agreement with Elwood Energy, LLC, a joint venture between subsidiaries of Peoples Energy Corporation and Dominion Resources Inc., for the output of Elwood's Phase II expansion of its natural gas-fired peaking facility. The agreement provides us with approximately 600 MW of the total 750 MW of additional output from the expansion, which we expect to become operational in the summer of 2001.

  •
  On October 20, 2000, we announced a 20-year contract with Cleco Corporation and Calpine Corporation for 580 MW of output from the Acadia Power Plant currently under construction in Acadia Parish, Louisiana. The combined-cycle plant, which we expect to be operational in July 2002, is jointly owned by Cleco and Calpine. Under a contractual agreement, we will supply the natural gas necessary to generate the 580 MW of electricity generated by the plant, and will own and market the power produced.

    We have contracted for 50% of the output from a 580 MW facility under construction in Pleasant Hill, Missouri. We expect this plant will be operational in June 2001. This project is funded completely at the project level on a non-recourse basis.

    As we develop and operate our generation asset portfolio, we continue to expand our expertise to include capabilities such as siting, developing and constructing natural gas-fired generation assets. Our aim is to constantly broaden our operational, commercial and financial expertise, to further optimize our asset base.

Natural Gas Assets

    Pipeline, Gathering & Processing.  We gather, process, treat and transport natural gas and NGLs. As a part of this business, we own or have an interest in 13 natural gas gathering systems, three natural gas processing plants, and eight natural gas treating plants, all within Texas and Oklahoma. One of our gas gathering systems is comprised of the Oasis pipeline, a 600-mile intrastate pipeline system running from Waha, Texas, a major marketing hub in the Permian Basin of Texas, to Katy, Texas, a major Gulf Coast marketing hub with connections to most pipelines in the Gulf Coast area. We have an interest in the Oasis pipeline through our ownership of 50% of the Oasis Pipe Line Company. We also provide essential services to natural gas producers by connecting producers' wells to our gathering systems, compressing and treating natural gas, gathering natural gas for delivery to our processing plants, processing the natural gas to remove NGLs, and providing access for the natural gas and NGLs to be transported to various markets.

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    Set forth below are our pipeline assets.

PIPELINE ASSETS

Pipeline	Location	Approximate Miles of Pipeline	Total Capacity MMcf/d	Aquila Net Capacity (MMcf/d)
SETPS and Katy Pipeline	TX	2,420	732	732
Oasis Pipeline(1)	TX	600	1,000	500
Elk City Gathering System	OK	204	130	130
Others	—	686	369	243

Total		3,910	2,231	1,605

(1)
We currently own a 50% interest in Oasis Pipe Line Company. The Oasis pipeline is operated by Oasis Pipe Line Company.

    Our principal pipeline assets are located in major natural gas producing areas in Southeast Texas and Western Oklahoma.

  •
  Our Southeast Texas Pipeline System, or "SETPS," is located in the Austin Chalk region in Central and Southeast Texas and our Katy Pipeline connects our SETPS to the Katy Hub, providing an important outlet for the delivery of natural gas destined for the Houston Ship Channel Market. These pipelines consist of approximately 2,420 miles of pipeline with total gross natural gas throughput capacity of approximately 732 MMcf/d.

  •
  The Oasis pipeline has 1,000 MMcf/d of intrastate transportation capacity. The Oasis pipeline connects the Waha Hub, our SETPS and the Katy Hub. The Oasis pipeline is also strategically located in the Houston-Austin-San Antonio triangle and is well positioned to supply natural gas to the growing independent power producer market. In December 2000, we obtained an additional 15% interest in Oasis Pipe Line Company (bringing our total ownership interest to 50%). In 1997, we sold 5% of Oasis Pipe Line Company's common stock to El Paso Energy as a result of El Paso's exercise of an option to acquire this stock. No gain or loss resulted from either of these two transactions.

  •
  Our Elk City Gathering System is located in the Anadarko Basin and consists of approximately 204 miles of pipeline with total gross natural gas throughput capacity of approximately 130 MMcf/d.

    We also own, or have an interest in, several other natural gas gathering systems located in East, West and South Texas and Oklahoma totaling approximately 686 miles of pipeline with total natural gas throughput capacity of approximately 369 MMcf/d.

    Our natural gas gathering and processing activities include locating and contracting to purchase natural gas supplies, operating and maintaining systems of gathering pipelines that connect these natural gas supplies to transport lines and natural gas processing plants, and operating and maintaining processing plants linked to our gathering systems.

    We own and/or operate an interest in three natural gas processing plants, each of which is associated with one of our pipeline gathering systems. Our processing plants complement our gathering operations by enabling us to offer producers the option of wellhead purchase or processing contracts. All of our natural gas processing plants are modern plants with efficient liquid recovery processes and

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provide access to nearby markets for the sale of NGLs, thus reducing transportation costs. Our natural gas processing plants include the following:

  •
  LaGrange. Our LaGrange, Texas natural gas processing plant is connected to the SETPS and is one of the largest NGL producing facilities in the United States. This facility has a natural gas throughput capacity of approximately 230 MMcf/d and a peak day NGL extraction capability of approximately 30 MBbls/d.

  •
  Elk City. Our Elk City, Oklahoma processing plant has a throughput capacity of approximately 115 MMcf/d and a peak day NGL extraction capability of approximately 6.3 MBbls/d.

  •
  Benedum. We have a 20% interest in the Benedum, Texas natural gas processing plant which has an aggregate natural gas throughput capacity of approximately 100 MMcf/d and a peak day NGL extraction capability of approximately 11 MBbls/d.

    We also own or have an interest in eight natural gas treatment plants with a natural gas throughput capacity of approximately 480 MMcf/d, all of which are located on, or adjacent to, our pipeline systems. To optimize the flow of natural gas through our pipeline systems, we own or have an interest in a total of 52 field compressor stations comprised of 93 compressor units with an aggregate of approximately 65,595 horsepower.

    Natural Gas Storage.  We are continuing to build a portfolio of high deliverability salt cavern natural gas storage facilities to complement our marketing and trading business. We believe that salt storage is a cost-effective alternative to building new transportation, and is capable of meeting the increasing supply needs of the rapidly expanding natural gas-fired generation markets. We expect to secure new facilities both through new development projects and by acquiring existing storage facilities.

    Set forth below are our natural gas storage assets.

NATURAL GAS STORAGE ASSETS

Name	Location	Net Working Gas Capacity (Bcf)
Katy(1)	TX	20.0
Hole House(1)	U.K.	2.0
National Fuels(2)	PA	1.8
NGPL(2)	TX/LA	10.8
Moss Bluff(2)	TX	1.0
Egan(2)	LA	.8
Sabine(2)	LA	.6
Nicor(2)	IL	4.0
Aeco(2)	Canada	0.5

Total		41.5

(1)
Owned

(2)
Capacity controlled through short-term contracts as of December 31, 2000.

    We own and operate a natural gas storage facility with 20 Bcf of working gas storage capacity at the Katy Hub. This storage facility has the ability to inject up to 200 MMcf of natural gas per day and to withdraw 400 MMcf of natural gas per day. We have approved a capital expenditure plan designed to enhance the physical operations of this facility which we believe will increase its commercial flexibility and optimize our return on this investment. We recently completed the initial development of the Hole House natural gas storage facility with 2 Bcf of working gas storage capacity in Cheshire,

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England. This facility began initial phases of commercial operation in early February 2001. We believe the Hole House facility will have the ability to inject up to 100 MMcf of natural gas per day and to withdraw up to 200 MMcf of natural gas per day.

Coal Assets

    We own and operate a full service coal dock and material handling facility strategically located on the Big Sandy River in Huntington, West Virginia. We estimate that coal-fired plants generate 56% of the power in the United States. Currently, on an annual basis, more than 53 million tons of coal are delivered to clients via the Ohio, Big Sandy and Kanawha rivers. Many of these plants are located in the region served by our coal dock.

    This facility has the capability to receive coal by truck, rail, and barge and to load coal to barge and rail. It has the capacity to move 5 million tons of coal and related products annually and more than 450,000 tons of coal storage capacity. The dock also supports our marketing and trading business by enabling physical settlement.

Risk Management and Controls

    Our internal risk management and control structure effectively monitors our risk exposure associated with our Wholesale Services business segment and our Capacity Services business segment. UtiliCorp's and our management oversee our risk management and control structure. Our control infrastructure is built on the following fundamental principles:

  •
  Our board of directors regularly monitors our business and sets our value-at-risk limitations;

  •
  We have an independent Trading Control Officer who reports directly to our chairman of the board and our board of directors;

  •
  Our trading functions and our risk control functions are separate to ensure an independent and unbiased review of our financial and physical positions;

  •
  We supplement our value-at-risk limits with volumetric limits, loss limits and periodic stress testing to effectively manage our portfolio risks;

  •
  We have incorporated all of the underlying principles set forth in the Group of Thirty Study, Derivatives: Practices and Principles into our control systems;

  •
  We utilize state of the art risk management software;

  •
  We mark our positions to market daily;

  •
  We use dynamic risk models to measure our risks;

  •
  We allocate authorized trading limits across our various products and further allocate those limits down to the individual traders;

  •
  We have a credit department that monitors the credit worthiness of our counterparties and tracks trading credit limits; and

  •
  We have institutionalized a clear separation of duties among our front office (trading origination), our middle office (product scheduling and contract administration) and our back office (trade settling and accounting) which we believe strengthens our control of our operations by providing for a series of checks and balances.

    We have over 10 years of experience as a top risk intermediary and market maker in various exchange-traded contracts, over-the-counter products, derivatives and physical commodities. We believe

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we are the industry leader in incorporating our significant experience in sophisticated risk management tools into products and services offered.

    While our risk management and control structure reduces our financial exposure, it does not limit our potential losses but rather acts as a performance measure to aid our management in monitoring our trading positions. For example, our value-at-risk limit seeks to limit our losses on any day to a certain dollar amount approved by our board. This means that if prices moved against our positions, our pre-tax loss in liquidating our portfolio would not be expected to exceed this approved amount within a 95% confidence level. A 95% confidence level means that we believe that 95% of the time we would not expect our pre-tax losses resulting from any net long or short positions to exceed the approved amount. In calculating our value-at-risk, we make a number of assumptions which, if determined to be incorrect, may result in possible pre-tax losses in excess of our value-at-risk limit. We measure our value-at-risk on a daily basis. It is possible that on an intra-day basis our value-at-risk may exceed the approved amount. We mitigate against this risk by imposing the additional risk control mechanisms described above.

Competition

    All of our businesses are highly competitive. We encounter strong competition from companies of all sizes and levels of financial and personnel resources.

    Our Wholesale Services business segment competes with major national and international full service energy providers, energy merchants, producers and pipelines for sales based on our ability to aggregate competitively priced commodities from a variety of sources and locations and to utilize efficient transportation. With respect to our marketing and trading operations, we believe that:

  •
  clients will increasingly scrutinize the financial status of their suppliers to assure that any contract obligations entered into will be met;

  •
  the financial cost of doing business can potentially escalate with the increasing role of energy service providers;

  •
  the impact of e-commerce is quickly becoming a significant factor in business and will become the primary enabler, changing how the energy industry conducts business;

  •
  increased availability of pricing information to industry participants will continue to exert downward pressure on per-unit profit margins in the industry;

  •
  suppliers and transporters will demand more stringent credit terms to secure performance;

  •
  suppliers will have to be multi-fuel marketers; and

  •
  large competitors having significant liquidity and other resources will compete with us for similar business.

    Considering all these factors, we believe our financial condition and our access to capital markets will play an increasing role in distinguishing us from many of our competitors. In addition, we believe that new methods for mitigating risk and technological advances in executing transactions will differentiate the competition in the near term. Operationally, we believe our ability as an energy merchant to effectively manage cost, along with our proven capability to effectively combine competitively priced commodities and value-added risk management products and services are critical to our success in our marketing and trading business.

    The demand for power may be met by generation capacity based on several competing technologies, such as natural gas-fired or coal-fired cogeneration and power generating facilities fueled by alternative energy sources including hydro power, synthetic fuels, solar, wind, wood, geothermal, waste heat, solid waste and nuclear sources. Our power generation business competes with other

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non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities and other energy service companies in the development and operation of energy-producing projects. The trend towards deregulation in the United States wholesale electric power industry has resulted in a highly competitive market for acquisition and development of domestic power generating facilities. As U.S. regulated utilities seek non-regulated investments, federal regulators push for greater competition in wholesale power markets. This trend can be expected to continue for the foreseeable future.

    Natural gas competes with other forms of energy including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and regulations, the capability to convert to alternative fuels and other factors, including weather, affect demand for natural gas and the level of business of natural gas assets. Our natural gas marketing business faces significant competition from a variety of competitors including major integrated oil companies, major pipeline companies and their marketing affiliates and national and local natural gas gatherers, processors, brokers, marketers and distributors of varying sizes and experience. The principal areas of competition include obtaining natural gas supplies for gathering and processing operations, marketing natural gas, offering flexible and tailored pricing structures to meet changing needs and aggregating customers. Competition typically arises as a result of the location and operating efficiency of facilities, the reliability of services and price and delivery capabilities.

    Our natural gas gathering, processing, pipeline and storage business faces significant competition from a variety of competitors including major integrated oil competitors, major pipeline companies and national and local natural gas gatherers, processors and distributors of varying sizes and experience. Competition typically arises as a result of the location and operating efficiency of the facilities, the ability to connect wells promptly, efficiently operate pipelines, the ability to ensure reliable gas deliveries and price.

Regulation

    General.  We are subject to the laws, rules and regulations of the jurisdictions in which we conduct our operations. The regulatory burden on the energy industry increases its cost of doing business and, consequently, affects its profitability. Inasmuch as these rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such regulations. These rules and regulations affect the industry as a whole; therefore, we do not believe that we are affected in a significantly different manner from our competitors.

    Our international operations are subject to the jurisdiction of numerous governmental agencies in the countries in which our businesses operate. Generally, many of the countries in which we do and will do business have recently developed or are in the process of developing new regulatory and legal structures to accommodate private and foreign-owned businesses. These regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and sometimes limited. Many detailed rules and procedures are yet to be issued. The interpretation of existing rules can also be expected to evolve over time. We believe that our operations are in compliance in all material respects with all applicable laws and regulations in the applicable foreign jurisdictions.

    Natural Gas Federal Regulation.  The interstate transportation and sale for resale of natural gas is subject to regulation by the FERC under the Natural Gas Act of 1938, or "NGA," and, to a lesser extent, the Natural Gas Policy Act of 1978, or "NGPA."

    Specifically, the rates, terms and conditions for the transportation or sale of natural gas in interstate commerce is subject to FERC regulation. The NGA requires that those rates be just and reasonable. Moreover, the NGA gives the FERC jurisdiction over the construction of natural gas pipeline and storage facilities that are used to transport or store natural gas in interstate commerce. Before commencing with the construction of such facilities, an entity must obtain from the FERC a

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certificate of public convenience and necessity. There are numerous requirements applicable to the FERC's issuance of certificates; among other things, a detailed review must be conducted of the potential environmental impacts of the proposed construction activity. We do not currently own or operate any natural gas facilities that are subject to regulation under the NGA, and we do not own or operate any facilities that have received or are required to have received a certificate under the NGA.

    The NGPA authorizes certain types of natural gas transportation services. Among other things, section 311 of the NGPA allows the FERC to authorize intrastate pipelines to transport natural gas on behalf of interstate pipelines and local distribution companies. The FERC regulations provide that intrastate pipelines providing these services must charge fair and equitable rates. The regulations further provide various methods for determining whether rates being charged are fair and equitable. We currently own a natural gas storage facility, and a portion of an intrastate pipeline, that provide section 311 services. These facilities are, therefore, subject to applicable federal and state regulations concerning the services they may provide and the rates they may charge.

    Natural Gas State Regulation.  Certain of our activities are subject to regulation by the Railroad Commission of Texas, or "RCT," pursuant to its jurisdiction over common purchasers and natural gas utilities. We are subject to the common purchaser statutes and regulations, and are also subject to regulation as an intrastate gas utility.

    The RCT has authority to regulate the volumes of natural gas purchased by common purchasers and the rates charged for the intrastate transportation and sale of natural gas by gas utilities in Texas. Under the Texas Utilities Code and other Texas statutes, the RCT has the duty to ensure that rates for the transportation and sale of natural gas are just and reasonable and gas utilities are prohibited from charging rates that are unreasonably preferential, prejudicial or discriminatory. We believe that our RCT jurisdictional activities and tariffs are in compliance with applicable laws and regulations.

    Our Oklahoma operations are subject to regulation by the State of Oklahoma. The majority of these regulations are administered by the Oklahoma Corporation Commission, or "OCC." Any entity engaged in the business of carrying or transporting natural gas by pipeline is declared to be a common carrier under Oklahoma law and is prohibited from any unjust or unlawful discrimination in the carriage, transportation or delivery of gas. Although Oklahoma law may be sufficiently broad to permit the OCC to set rates and terms of service for the transportation and delivery of natural gas involving our Oklahoma assets, the OCC has not done so to date. There can be no assurance that the OCC will not do so in the future. Recent Oklahoma legislation prohibits entities that gather gas for hire from charging any fee which is unjustly or unlawfully discriminatory. We do not expect this legislation to have a significant impact on our operations.

    An entity carrying or transporting natural gas by pipeline which is engaged in the business of purchasing natural gas is declared to be a common purchaser under Oklahoma law and is required to purchase without discrimination in favor of persons or price all natural gas in the vicinity of its lines. Ratable purchase is required if a purchaser is unable to purchase all gas offered. To date, such legislation has not had a significant effect on our Oklahoma operations.

    The OCC regulates the amount of gas that producers can sell or deliver to us. Currently, substantially all gas received by us through our Oklahoma operations is produced from wells for which the OCC establishes allowable production rates at quarterly hearings based upon the OCC's determination of the market demand.

    Natural Gas Marketing.  Commencing in 1985, the FERC promulgated a series of orders and regulations adopting changes that significantly altered the business of transporting and marketing natural gas by fostering competition. The thrust of these regulations was to induce interstate pipeline companies to provide nondiscriminatory transportation services to producers, distributors and other shippers. The effect of the foregoing regulations has been the creation of an open access market for

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natural gas purchases and sales and the creation of a business environment that has fostered the evolution of various privately negotiated natural gas sales, purchase and transportation arrangements. Regulations in Canada have resulted in a similar business environment in that country. The sale for resale of natural gas in North America has substantially completed its evolution to an open access market.

    In Canada, certain federal and provincial regulatory authorities require parties to hold export or removal permits for transactions pursuant to which natural gas is to be exported from the jurisdiction in which it is produced. These requirements apply whether the natural gas is removed from one province to another or from a province to the United States. We hold permits from the provinces of Alberta, British Columbia, Manitoba, Saskatchewan, Ontario and Quebec, and from the Canadian National Energy Board and the United States Department of Energy for such purposes.

    Natural Gas Processing.  The primary function of our natural gas processing plants is the extraction of NGLs and the conditioning of natural gas for marketing, and not natural gas transportation. The FERC has traditionally maintained that a processing plant is not a facility for transportation or sale for resale of natural gas in interstate commerce and therefore is not subject to jurisdiction under the NGA. Even though the FERC has made no specific declaration as to the jurisdictional status of our natural gas processing operations or facilities, we believe our natural gas processing plants are primarily involved in removing NGLs and therefore exempt from FERC jurisdiction.

    Natural Gas Gathering.  The NGA exempts natural gas-gathering facilities from the jurisdiction of the FERC. Interstate transmission facilities, on the other hand, remain subject to FERC jurisdiction. The FERC has historically distinguished between these two types of facilities on a fact-specific basis. We believe our gathering facilities and operations meet the current tests used by the FERC, and that they constitute nonjurisdictional gathering facilities. The FERC's articulation and application of the tests used to distinguish between jurisdictional pipelines and nonjurisdictional gathering facilities have varied over time. While we believe our gathering facilities are not FERC jurisdictional, no assurance can be given that such facilities will remain classified as such in the future. The possibility exists that the rates, terms and conditions of the services rendered by those facilities, and the operation of the facilities, will be subject to regulation by the FERC or by the various states in the absence of FERC regulation.

    Other Natural Gas Regulatory Issues.  Our natural gas purchases and sales are generally not regulated by the FERC or other regulatory authorities; however, as a natural gas merchant, we depend on the natural gas transportation and storage services offered by various pipeline companies that are regulated by the FERC and state regulatory authorities to enable the sale and delivery of our natural gas supplies. Additionally, certain of our other pipeline activities and facilities are involved in intrastate transportation and storage services and are subject to various federal and state regulations which generally regulate the rates, terms and conditions of service.

    Power Marketing Regulation.  The FPA and rules promulgated by the FERC regulate the transmission of electric power in interstate commerce and sales for resale of electric power. As a result, portions of our operations are under the jurisdiction of the FPA and the FERC. In April 1996, the FERC adopted Order 888 to expand transmission service and access and to provide alternative methods of pricing for transmission services. Order 888 was intended to open the FERC-jurisdictional interstate transmission grid in the continental United States to all qualified persons that seek transmission services. Owners of FERC-jurisdictional transmission facilities are required to provide non-discriminatory open access to those facilities with rates, terms and conditions that are materially comparable to those that the owner imposes on itself. Order 888 was upheld by the FERC in March 1997 and affirmed in all material respects by the U.S. Court of Appeals for the District of Columbia Circuit in June 2000. Second generation implementation issues arising out of Order 888

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abound. These include issues relating to power pool structures and transmission pricing. These too will likely find their way to the courts, and their outcome cannot be predicted.

    In December 1999, the FERC issued Order 2000 addressing some of the significant regional transmission issues. Among other things, Order 2000 required transmission-owning utilities that do not already participate in an independent system operator, or "ISO," to file plans by October 2000, to detail their participation in an organization that will control the transmission facilities within a region, while those utilities that already participate in an ISO must submit filings in January 2001. Filings by many utilities and regional transmission entities are now on file and pending review at the FERC. Our electric marketing transactions may be impacted by the functioning of these new regional transmission organizations. Order 2000 allows significant flexibility in the structure and operation of these new organizations and thus their impact on our power marketing business cannot be predicted.

    Power Generation Regulation.  Historically in the United States, regulated and government-owned utilities have been the only significant producers of electric power for sale to third parties. The enactment of PURPA in 1978 encouraged companies other than utilities to enter the electric power business by reducing their regulatory burdens. In addition, PURPA and its implementing regulations created unique opportunities for the development of cogeneration facilities and small power production facilities by requiring utilities to purchase electric power generated by such facilities that meet certain requirements, referred to as "qualifying facilities." As a result of PURPA, a significant market for electric power produced by independent power producers developed in the United States. The benefits and exemptions afforded by PURPA to qualifying facilities are important to us and our competitors.

    In 1992, Congress enacted the Energy Act which amended the FPA and PUHCA. Among other things, the Energy Act created new exemptions from PUHCA for independent power producers selling electric energy at wholesale, increased electricity transmission access for independent power producers and certain other entities and reduced the burdens of complying with PUHCA's restrictions on corporate structures for owning or operating generation or transmission facilities in the United States or abroad. The Energy Act has enhanced the development of independent power projects and has further accelerated the changes in the electric utility industry that were initiated by PURPA.

    Changes in PURPA, PUHCA and other related federal statutes may occur in the next several years. The nature and impact of such changes on our projects, operations and contracts is unknown at this time. We actively monitor these developments to determine such impacts as well as to evaluate new business opportunities created by the restructuring of the electric power industry. Depending on the outcome of these legislative matters, changes in legislation could have an adverse effect on current power sale and purchase contracts, could increase the number or strength of our competitors and could decrease our marketing opportunities and our profits.

    The enactment in 1978 of PURPA and the adoption of regulations thereunder by the FERC and individual states provide incentives for the development of small power production facilities and cogeneration facilities meeting criteria established by the FERC concerning the facility's size, fuel use and ownership and operating standards. In order to be a qualifying facility, a cogeneration facility must (i) produce not only electricity but also a FERC-mandated quantity of useful thermal output, (ii) meet FERC-mandated operating and efficiency standards when oil or natural gas is used as a fuel source and (iii) not be more than 50 percent owned by an electric utility or electric utility holding company, or any combination thereof. In order to be a qualifying facility, a small power production facility must meet the same ownership criteria as qualifying cogeneration facilities and must have as its primary energy source biomass, waste, renewable resources, geothermal resources or some combination thereof. Small power production facilities must have a power production capacity of no more than 80MW, unless the primary energy source of the facility is solar, wind, waste or the facility qualifies under FPA Section 3(17)(E), in which case there is no maximum size for the facility. Hydroelectric small power production facilities also may be PURPA qualifying facilities if, among other things they impound or

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direct water by means of a new dam or diversion and meet FERC-specified environmental regulations. PURPA provides two primary benefits to qualifying facilities. First, qualifying facilities under PURPA are exempt from otherwise applicable requirements of PUHCA, the FPA and state laws respecting rate and financial regulation, except for state laws pertaining to sales of energy to a qualifying facility for the setting of avoided cost rates for purchases from the qualifying facility and establishing reliability procedures and standards. Second, PURPA requires that electric utilities purchase electricity generated by qualifying facilities at a price equal to the incremental cost that it would have cost the utility to generate or purchase the power from another source (i.e., the utility's "avoided cost"). PURPA also requires the utility to sell back-up power to the qualifying facility on a non-discriminatory basis. The FERC regulations permit qualifying facilities and utilities to negotiate agreements for utility purchases of power at rates other than the purchasing utility's avoided cost. If Congress amends PURPA, the statutory requirement that an electric utility purchase electricity from a qualifying facility could be eliminated and even the validity and effect of existing contracts could be adversely affected. Moreover, although current legislative proposals specify the honoring of existing contracts, repeal of the statutory purchase requirements of PURPA going forward could increase pressure to renegotiate existing contracts. Any changes that result in lower contract prices for qualifying facilities could have an adverse effect on our results of operations and financial position.

    The Congress passed the Energy Act to promote further competition in the development of new wholesale power generation sources. Through amendments to PUHCA, the Energy Act encourages the development of independent power projects that are certified by the FERC as EWGs. The owners or operators of EWGs are exempt from the provisions of PUHCA, but not from the FPA. The Energy Act also provides the FERC with extensive new authority to order electric utilities to provide other electric utilities, qualifying facilities and independent power projects with access to their transmission systems. However, the Energy Act does preclude the FERC from ordering transmission services to retail customers and prohibits "sham" wholesale energy transactions which appear to provide wholesale service, but actually are providing service to retail customers.

    The FPA grants the FERC exclusive ratemaking jurisdiction over wholesale sales of electricity in interstate commerce. The FPA provides the FERC with ongoing as well as initial jurisdiction, enabling the FERC to modify previously approved rates. Such rates may be based on a cost-of-service approach or through competitive bidding or negotiation on a market basis. Although qualifying facilities under PURPA are exempt from the FPA's rate-making and rate approval requirements, independent power projects (including EWGs) must obtain FERC acceptance of their rates under FPA Section 205 and wholesale sales of electric power pursuant to power marketing activities are also subject to the FERC acceptance on the basis that the rates either are cost-justified or are market-based. Independent power projects in which we have an interest and that are not qualifying facilities have been granted market based rate authority and comply with the FPA requirements governing approval of wholesale rates.

    State Regulatory Reforms.  Legislation is currently under review in various states that could affect natural gas and electric power marketing, power generation and the introduction of competition for retail electric power customers. This legislation, as well as other state regulatory reforms impacting our processing and gathering operations and other businesses, could likely impact us in the near term.

    With respect to the deregulation of the electric power industry on the state level, some states such as California and Pennsylvania already have opened substantial portions of their retail electric power markets to competition. Other states are considering doing so, or have implemented pilot programs to test the implementation of retail competition programs. However, the push for retail competition has slowed somewhat in light of the dramatic price swings for supplies of electric power in certain areas, such as occurred in the California market during the second half of 2000, and the public opposition that has arisen to the price swings that have occurred in some deregulated markets. It is uncertain at this time which states will implement fully operational retail competition programs or the schedule pursuant to which they will do so. While the ultimate impact of this type of state legislation on our

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businesses cannot be predicted with certainty, we do not believe that the outcome of these matters will have a material adverse effect on our operations or competitiveness.

Environmental

General Environmental Issues

    We are subject to a number of federal, state and local requirements relating to:

    •
    the protection of the environment; and

    •
    the safety and health of personnel and the public.

    These requirements relate to a broad range of our activities, including:

    •
    the discharge of pollutants into the air and water;

    •
    the identification, generation, storage, handling, transportation, disposal, record keeping, labeling, reporting of, and emergency response in connection with, hazardous and toxic materials and wastes, including asbestos, associated with our operations;

    •
    noise emissions from our facilities; and

    •
    safety and health standards, practices and procedures that apply to the workplace and to operation of our facilities.

    In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

    •
    construct or acquire new equipment;

    •
    acquire governmental permits, licenses and other approvals for facility development, construction, operation and expansion;

    •
    acquire marketable allowances or other credits for the right to emit pollutants from our facilities;

    •
    modify or replace existing and proposed equipment; and

    •
    clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities, including coal refuse piles.

    With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulations, we expect our environmental expenses to be substantial in the future. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose on us civil, administrative and/or criminal liabilities as well as seek to curtail our operations. Under some statutes, private parties could also seek to impose civil fines or liabilities for property damage, personal injury and possibly other costs.

    Air Emissions.  Our facilities are subject to the Federal Clean Air Act and many state laws and regulations relating to air pollution. These laws and regulations cover, among other pollutants, those contributing to the formation of ground-level ozone, carbon monoxide, sulfur dioxide, or "SO(2)" and particulate matter. As a general matter, our facilities emit these pollutants at levels within regulatory requirements. Fossil-fired power generating facilities typically qualify as major sources of air pollutants under federal and state air pollution laws, and are therefore subject to substantial regulation and enforcement oversight by the applicable governmental agencies.

  •
  Pollutants Contributing to Ozone. Substantially all of our facilities burn fossil fuels, primarily coal, oil or natural gas to produce electricity. The combustion of fossil fuels produces nitrogen oxides,

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    or "NO(x)," which can react chemically with organic and other compounds present in the lower portion of the atmosphere to form ozone. Ozone in the lower portion of the atmosphere, ground-level ozone, is considered by government health and environmental protection agencies to be a human health hazard, which has prompted both the federal and state governments to adopt stringent air emission requirements for fossil fuel-fired generating stations. These requirements are designed to reduce emissions that contribute to ozone formation, with particular emphasis on NO(x).

  •
  Carbon Dioxide. In November 1998, the United States became a signatory to the Kyoto Protocol to the United Nations Framework Convention on Climate Change. The Kyoto Protocol calls for developed nations to reduce their emissions of greenhouse gases, which are believed to contribute to global climate change. Carbon dioxide, which is a major byproduct of the combustion of fossil fuel, is considered to be a greenhouse gas. The Kyoto Protocol, however, will not become enforceable law in the United States unless and until the U.S. Senate ratifies it. If the U.S. Senate ultimately ratifies the Kyoto Protocol and greenhouse gas emission reduction requirements are implemented, the resulting limitations on power plant carbon dioxide emissions could have a material adverse impact on all fossil fuel-fired facilities, including our facilities. Aside from the Kyoto Protocol, the current administration has indicated that it will not pursue limitations on carbon dioxide emissions. Nevertheless, bills recently introduced in Congress do include carbon dioxide emissions limitations. Similarly, a number of states, primarily located in the northeastern United States, are poised to include carbon dioxide limitations into state law. At this time there is no enforceable standard for carbon dioxide emissions, and it is unclear what effect, if any, current federal and state efforts to impose such a standard will have on our facilities.

  •
  Particulates. The U.S. Environmental Protection Agency, or "EPA," issued a new and more stringent national ambient air quality standard in July 1997 for fine particulate matter. Under the time schedule announced by the EPA when the new standard for fine particulates was adopted, geographical areas that were nonattainment areas for the standard were to be designated in 2002, and control measures for significant sources of fine particulate emissions were to be identified in 2005. On May 14, 1999, however, the U.S. Court of Appeals for the District of Columbia Circuit vacated and remanded the fine particulate standard to the EPA for further justification. As a result, there is no presently enforceable standard for fine particulates, and we do not know what impact, if any, future revision to this standard may have on our facilities. If an ambient air quality standard for fine particulates is promulgated, further NO(x) and SO(2) reductions may be required for those of our facilities located in areas where sampling indicates the ambient air does not comply with the final standards that are adopted.

    Water Issues.  The federal Clean Water Act generally prohibits the discharge of any pollutants, including heat, into any body of surface water, except in compliance with a discharge permit issued by a state environmental regulatory agency or the EPA. All of our facilities that are required to have such permits either have them or have timely applied for extensions of expired permits and are lawfully operating under the prior permit.

    The EPA has issued for public comment proposed rules that would impose uniform, minimum technology requirements on new cooling water intake structures. Similar rules for existing intake structures are expected. It is not known at this time what requirements the final rules for existing intake structures will impose and whether our existing intake structures will require modification as a result of such requirements.

    In July 2000, the EPA issued final rules for the implementation of the Total Maximum Daily Load, or "TMDL," program of the Clean Water Act. The goal of the TMDL rules is to establish, over the next 15 years, the maximum amounts of various pollutants that can be discharged into waterways while

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keeping those waterways in compliance with water quality standards. The establishment of TMDL values may eventually result in more stringent discharge limits in each facility's wastewater discharge permit. Such limits may require our facilities to install additional wastewater treatment equipment, modify operational practices or implement other wastewater control measures. Certain members of Congress have expressed to EPA concern about the TMDL program with respect to such issues as the scientific validity of data used to establish TMDLs as well as the costs to implement the program.

    Other.  In addition to environmental regulatory issues, the design, construction, operation and maintenance of our pipeline facilities are subject to the safety regulations established by the Secretary of the Department of Transportation pursuant to the Natural Gas Pipeline Safety Act, or "NGPSA," or by state regulations meetings the requirements of the NGPSA. We believe we are currently in substantial compliance, and expect to continue to comply in all material respects, with these rules and regulations.

    Our operations are subject to the requirements of the Federal Occupational Safety and Health Act, or "OSHA," and other comparable federal and state laws. The OSHA hazard communication standard, Emergency Planning and Community Right-to-Know Act in Title III of the Superfund Amendments and Reauthorization Act, and similar state and local laws and regulations require that information be compiled, reported and maintained regarding hazardous or extremely hazardous materials stored, used or produced in a company's operations. Much of this information must be provided to employees, state and local emergency response authorities, government agencies and the public. We believe we are currently in substantial compliance, and expect to continue to comply in all material respects, with these rules and regulations.

Employees

    As of December 31, 2000, we employed approximately 1,045 people. None of these employees are covered by collective bargaining agreements. We have never experienced a work stoppage, strike or labor dispute. We consider relations with our employees to be good.

Properties

    Our corporate offices currently occupy approximately 100,000 square feet of leased office space in Kansas City, Missouri. This lease expires in December 2009 subject to renewal options. We also occupy approximately 25,000 square feet of office space in London, England. This lease expires in 2015.

    In addition, we lease or own various real property and facilities relating to our generation assets and development activities, our natural gas gathering, transportation, processing and storage assets and our coal blending, storage and loading facility. Our principal asset facilities are generally described under "Business—Capacity Services." We believe we have satisfactory title to our assets in accordance with standards generally accepted in the energy industry, subject to exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

    We believe that all of our existing office facilities are adequate for our needs through the end of 2001. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

Legal Proceedings

    We are currently involved in various litigation matters in the ordinary course of our business. We are not currently involved in any litigation or other proceeding that we expect, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations and cash flows.

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GLOSSARY

    As used in this Annex A, Annex B and Annex F to this prospectus, the abbreviations listed below are defined as follows:

Bbls/d	Number of barrels per day.
Bcf	Volume of one billion cubic feet.
Bcf/d	Volume of one billion cubic feet per day.
Btu	British Thermal Unit—a measure of the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.
Btue	The energy content of a unit of natural resource.
MBbls/d	Volume of one thousand barrels per day.
Mcf	Volume of one thousand cubic feet.
MMBbls/d	Volume of one million barrels per day.
MMcf	Volume of one million cubic feet.
MMcf/d	Volume of one million cubic feet per day.
MMW	One million megawatts.
MMWhs	One million megawatt hours.
MW	Megawatts.
MWhs	Megawatt hours.
NGLs	Natural gas liquids.
TBp/d	Thousand barrels per day.
TBtue	Volume of one trillion Btues.
TBtue/d	Volume of one trillion Btues per day.

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ANNEX B

AQUILA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

    We have excerpted the following, with limited revisions, from Aquila's prospectus, dated April 24, 2001, relating to Aquila's initial public offering. "We," "our," "us" and similar words refer to Aquila, not UtiliCorp. You should read the following in conjunction with Aquila's audited combined financial statements and the related notes included in Annex F to this prospectus.

    We have also excerpted with limited revisions, and have included beginning on page B-15, the Aquila Management's Discussion and Analysis of Financial Condition and Results of Operations that is contained in Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

Introduction

    As a leading wholesale energy merchant, we market and trade a diverse portfolio of commodities, including natural gas, electricity, weather derivatives and other commodities and offer a number of sophisticated risk management products and services to our clients. We also own or control a geographically diverse asset base and transportation network that includes 4,100 MW of generating capacity (including projects under development), 1.6 Bcf/d of natural gas transportation capacity, a 3,910-mile pipeline and gathering system and 41.5 Bcf of working gas storage capacity.

    See Note 14 to our combined financial statements for information regarding segment disclosure.

Effects Of Certain Organizational Changes

    The following discussion and analysis of financial conditions and results of operations should be read in light of the organizational changes, including material acquisitions and dispositions discussed below, and the resulting impact on sales and expenses. This management discussion and analysis reflects the results of: (1) Aquila, Inc and its subsidiaries; (2) Aquila Energy U.K., Inc.; and (3) Aquila Canada Corp. Aquila Energy U.K., Inc. and Aquila Canada Corp. are both wholly-owned subsidiaries of UtiliCorp, but the results of these entities are included in the financial statements as if these entities were our wholly-owned subsidiaries during all periods. Please refer to footnote 1 to our combined financial statements for further discussion.

Utilicorp

    Our combined financial statements include allocations to us of certain UtiliCorp corporate assets, including human resources, insurance, and information technology services and other UtiliCorp corporate and infrastructure costs. These allocations totaled $20 million, $23 million and $31 million during 1998, 1999 and 2000, respectively. These expenses are allocated to us by calculating the percentage of support to each relevant business unit in relation to all business units in combination with the arithmetic average of net plant, net margin and payroll (fully loaded) charged to expenses.

    The financial information presented in this prospectus may not be indicative of our future financial position, results of operations or cash flows or of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect the many significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity. We expect that the total amounts paid to UtiliCorp after we become a stand-alone public company will decrease slightly.

B–1

Tender Offer For Shares Of Aquila Gas Pipeline

    On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation were tendered to us at $8.00 per share. The 3.4 million shares, together with the 24.0 million shares we already held, represented 93% of Aquila Gas Pipeline's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger, Aquila Gas Pipeline ceased being a publicly traded company and became our wholly-owned subsidiary. This transaction was accounted for using the purchase method of accounting. As a result of this transaction, approximately $7 million of goodwill is reflected in our consolidated balance sheets, which will be amortized over the estimated useful life of 40 years.

Acquisition Of GPU International

    On December 22, 2000, we acquired GPU International, a wholly-owned subsidiary of GPU, for $225 million. Through this transaction, we acquired interests in six independent U.S.-based generating plants giving us control over approximately 500 MW of capacity. This transaction was accounted for using the purchase method of accounting.

Purchase of Western Gas Resources Storage, Inc.

    On May 3, 1999, we purchased Western Gas Resources Storage, Inc. for $100 million. This acquisition increased our ownership and control of strategically located natural gas storage assets. The 2,400 acre subsurface facility located at the Katy Hub in Texas has a working gas storage capacity of 20 Bcf. This transaction was accounted for using the purchase method of accounting.

Impact Of Price Fluctuations

    Our operating results are impacted by commodity price, interest rate and foreign exchange rate fluctuations. We routinely enter into financial instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories in order to minimize the risk of market fluctuations on our business. As a result of marketplace liquidity and other factors, we may, at times, be unable to fully hedge our portfolio for certain market risks. We also monitor our exposure to fluctuations in interest rates and foreign currency exchange rates and may execute swaps, forward-exchange contracts or other financial instruments to manage these exposures. We generally attempt to balance our fixed-price physical and financial purchase and sales commitments in terms of contract volumes, and the timing of performance and delivery obligations. To the extent we have a long or short open position, fluctuating commodity market prices can impact our financial position or results of operations, either favorably or unfavorably. We actively manage our trading portfolios.

    Our Wholesale Services business is not price sensitive in the sense that it does not generally depend on overall commodity price levels. Our Wholesale Services business is more dependent on the spread between the prices at which our customers are willing to buy and sell commodities. In most cases, our Wholesale Services business is advantaged by price fluctuations in commodity prices because volatile markets can provide us with the market opportunities in which we can best leverage our market intelligence. Most of the purchase and sales contracts we enter into in this business do not contain fixed-price provisions and generally prices contained in our trading and marketing contracts are tied to a current spot or index price and, therefore, adjust directionally with changes in overall market conditions. Gains or losses in this business are largely determined by our margins. To the extent that we are not hedged, all open positions of our Wholesale Services business may be affected by changes in commodity prices, interest rates and foreign exchange rates, and those changes can impact the financial performance of this business.

    While we actively manage the price risks associated with our Capacity Services business, market price fluctuations in commodity prices can have a significant impact-favorable or unfavorable-on the

B–2

financial performance of this business. Operating margins associated with our natural gas gathering and processing activities are particularly sensitive to changes in NGL prices. Based upon current levels of our natural gas processing activities and industry fundamentals, the estimated impact on annual operating margins of each $.01 movement in the annual average price of NGLs if we were totally unhedged would be approximately $1 million. To mitigate against the effect of changing prices of NGLs, we have entered into contracts to hedge a significant portion of this risk and expect to continue to enter into hedges in the future.

Collection Of California Accounts Receivables

    The financial strength of some of our California customers has declined significantly due to the combination of higher electricity and gas prices and the fixed rates that these customers can charge. As of December 31, 2000, our gross uncollected accounts receivable balance to the utility subsidiary of Pacific Gas and Electric, Southern California Edison and the California Independent System Operator was approximately $6 million, of which $5 million was reserved. We believe that any inability to collect these receivables will not materially impact our financial condition.

    In addition to accounts receivable, we have approximately $53 million invested in three power projects in California that provide power to Pacific Gas and Electric. We believe our investments in these projects are fully realizable and did not have any reserves recorded for these projects at December 31, 2000. Our estimated EBIT from these projects for 2001 is approximately $3 million.

Seasonality

    Our sales and gross profit are subject to fluctuations during the year due to a number of factors, including:

  •
  volatility in the market prices and volumes of commodities we trade;

  •
  the extent to which we have unhedged commodity positions;

  •
  unusual weather phenomena;

  •
  supply of and demand for weather commodities;

  •
  regulatory initiatives affecting the energy industry;

  •
  the timing and size of acquisitions; and

  •
  the completion of development projects.

Sales volumes and the prices of natural gas, electricity and NGLs are impacted in part by seasonal factors. Natural gas sales volumes and gross profit are typically higher in the winter months than in the summer months, reflecting increased demand due to greater heating requirements and, typically, higher natural gas prices. However, as a result of the industry-wide emphasis on the growth of gas-fired generation, historical seasonality associated with natural gas sales volumes and prices may become less pronounced in the future. Conversely, power marketing operations are typically impacted by higher demand and commodity price volatility during the summer cooling season. Consistent with power marketing, our electricity generating facilities generally experience peak demand during the summer cooling season. Partly as a result of our emphasis on power generation, sales and gross profit may vary, either positively or negatively, as weather driven demand varies from historic norms.

Results Of Operations

    Below is summary commentary on key variances from the income statement data presented below. A more detailed review of our operating results is presented in the segment data that follows this section.

B–3

    The following table sets forth financial data for the three years ended December 31, 1998, 1999 and 2000.

	Years Ended December 31,
	1998	1999	2000
	(In millions)
Sales	$10,691	$16,653	$26,478
Cost of sales	10,493	16,401	25,900
Equity in earnings of investments	22	19	18

Gross profit	220	271	596
Operating expenses	126	168	379
Depreciation expenses	32	36	49
Provision for asset impairments	7	—	11
Other (income) expense	8	(16)	(37)

Earnings before interest and taxes (EBIT)	47	83	194
Interest expense	21	21	16

Income before income taxes	26	62	178
Provision in lieu of income taxes	10	25	80

Net income	$16	$37	$98

    The following table sets forth our sales in each geographic region in which we operate reflected as a percentage of total sales.

	Years Ended December 31,
	1998	1999	2000
United States	86%	82%	78%
Canada	11	14	15
United Kingdom and continental Europe	3	4	7

	100%	100%	100%

Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999

    Sales and cost of sales increased 59% and 58%, respectively, in the year ended December 31, 2000 compared to 1999 primarily due to strong results in our Wholesale Services business segment. These increases were primarily due to a 73% increase in natural gas prices and a 47% increase in electricity prices in 2000. In addition, in 2000 commodity prices were volatile at times providing opportunities on which we capitalized. In 2000, we also experienced 231% growth in gross profit for our origination business in 2000 compared to 1999 due in part to the expansion of our weather derivative and GuaranteedGenerationSMproducts. We generally consider contracts entered into by our marketing staff to be origination transactions rather than transactions entered into by our traders. In addition, gross profit increased due to a 52% increase in NGL prices and additional sales from new power capacity.

    Sales from our businesses based in Canada and the United Kingdom have grown faster than our sales in the United States due to the relative immaturity of our international businesses. Our Canadian and United Kingdom businesses' wholesale focus started in 1996, so the relative percentage of sales has increased in comparison to our United States businesses' which commenced operations in 1986. At this time, all of our international businesses are reflected in our Wholesale Services segment.

    Our operating expenses increased 126% primarily due to staff additions related to growth in our businesses and additional incentive costs due to better financial performance. Our origination,

B–4

structured finance and European product areas expanded in 2000 compared to 1999. In 2000, we added approximately 154 employees, which combined with higher incentive compensation, added about $156 million to operating expenses in 2000 compared to 1999. In 2000, our European operation began trading electricity as well as expanding its transportation business, which contributed to the increase in our employee totals. In addition, bad debt expense was higher in 2000 compared to 1999 due to the overall expansion of our business and to accounts receivable write-offs that were not collectible.

    Depreciation expense increased 36% due to additional depreciation expense related to the full period impact of our gas storage facility purchased in 1999, disposal of leasehold improvements related to our relocation from Omaha, Nebraska to Kansas City, Missouri, additional investments in technology assets and capital additions related to our plant.

    As part of a routine asset realization review, we determined that the cash flows from four pipeline systems would not be sufficient for us to recover our investment in those assets. Accordingly, we recorded an $8 million impairment provision in the fourth quarter of 2000. In addition, we wrote off $3 million of assets related to a retail business in the United Kingdom that has not performed well, and we expect to rationalize the business in the near future. These adjustments reduced the asset values to their estimated net realizable value.

    Other (income) expense increased by $21 million in 2000 compared to 1999 primarily due to a net addition of $134 million of structured finance loans made during 2000 and a reduction in minority interest of Aquila Gas Pipeline. This increase was partially offset by additional fees in connection with the sale of our accounts receivable. In the third quarter of 1999, we increased the size of our accounts receivable sales program from $150 million to $275 million.

    Interest expense decreased 24% due to lower average debt balances in 2000. This decrease is due to repayments of certain amounts owed to UtiliCorp. The cash used to repay these amounts was generated from operations and commodity transactions. Interest paid to UtiliCorp and its affiliates approximated 8% of outstanding balances in 2000. As of December 31, 2000, we owed UtiliCorp and its affiliates $48 million.

    Our effective tax rate for the year ended December 31, 2000 was 45% compared to 40% in 1999. This increase is primarily due to a higher portion of Canadian income relative to other sources. Also, the increase is due to certain expenses not being deductible which raised the effective tax rate in 2000.

    Overall net income increased 165% due to the strong gross profit increases from each of our business units.

Year Ended December 31, 1999 as Compared to Year Ended December 31, 1998

    Sales and cost of sales each increased 56% in 1999 compared to 1998. These increases were due to a 95% increase in electricity volumes, and a 8% increase in natural gas volumes in 1999 compared to 1998. These volume increases were due to the expansion of our marketing and trading business particularly our power marketing business. Our power marketing business is relatively new in that we started this business in late 1995 and it has experienced significant growth as this area of the energy sector has developed. The factors affecting international sales for 2000 as compared to 1999 are also applicable in this section.

    Our sales stemming from natural gas processing and gathering reflected in our Capacity Services segment also increased as a result of higher NGL prices and volumes. In 1999, drilling activities increased compared to 1998 due to a stronger price market. In addition, NGL prices rebounded from very low prices during 1998. Both factors combined contributed to a 23% increase in gross profit in 1999 compared to 1998.

B–5

    Equity in earnings of investments decreased 14% due to the gain of $4 million from a partial sale of an interest in a project in 1998.

    Our operating expenses increased $42 million, or 33%, due to additional commercial staff hired to support our business growth. Our 1999 expense total reflects the full year effect of our structured finance product group that started in late 1998 as well as additional staff in our expanded power marketing and origination product lines. Operating expenses increased $5 million due to the relocation of our Omaha, Nebraska commercial operations to Kansas City, Missouri and additional bad debt expenses.

    Depreciation expense increased 13% in 1999 compared to 1998 due to additions to our gas gathering system and investments in technology equipment and other fixed assets.

    In 1998, we bought out an above market gas supply contract for $7 million, which increased total expenses. In 1999, we did not have this type of expense.

    Other (income) expense increased $24 million primarily from an additional $159 million of structured finance loans and the acquisition of the 18% minority interest in Aquila Gas Pipeline that was previously owned by the public. We purchased this minority interest in May 1999 for approximately $44 million.

    Overall our net income increased 131% primarily related to the strong business growth mentioned above.

Business Segment Financial Review

    We conduct our business through two principal segments—Wholesale Services and Capacity Services. Wholesale Services consists of our marketing and trading business; our structured products and services business; our capital services business; and new initiatives, Capacity Services consists of our power generation assets, natural gas assets and coal assets. We serve clients throughout North America, the United Kingdom and continental Europe.

    This review of performance is organized by business segment, reflecting the way we manage our businesses. We manage financial performance of our business segments to earnings before interest and taxes, or "EBIT." Therefore, each segment discussion focuses on the factors affecting EBIT.

    We currently make all decisions on finance and taxes at the corporate level. Our results to date reflect certain allocated expenses from UtiliCorp. In the future these expenses will be determined based on the transitional services agreement that takes effect at the completion of this initial public offering.

    The following table presents EBIT for each of our business segments for the years ended December 31, 1998, 1999 and 2000.

	Years Ended December 31,
	1998	1999	2000
	(In millions)
Wholesale Services	$37	$61	$157
Capacity Services	10	22	37

Total	47	83	194

Wholesale Services

    The following table sets forth financial data for the three years ended December 31, 1998, 1999 and 2000. Wholesale Services primarily consists of activities that use the mark-to-market revenue recognition method of accounting and meet the definition of energy trading under Emerging Issues

B–6

Task Force Consensus No. 98-10. We consider this business segment to be trading since most of its assets are contracts and this unit does not use capital assets to satisfy physical delivery requirements, among other factors.

	Years Ended December 31,
	1998	1999	2000
	(Dollars in millions, except operating data)
Sales	$10,388	$16,268	$25,662
Cost of sales	10,264	16,111	25,219

Gross profit	124	157	443
Operating expense	86	120	310
Depreciation expense	5	5	17
Provision for asset impairment	—	—	3

Total operating expenses	91	125	330
Other (income) expense	(4)	(29)	(44)

EBIT	$37	$61	$157

Physical gas volumes marketed per day (Bcf/d)	9.0	10.5	12.0
Electricity marketing volumes (MMWhs)	121.2	236.5	189.9
Natural gas price per Mcf (average)	$2.07	$2.15	$3.71
Electricity prices MWh (average)	$30.93	$33.68	$49.45

Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999

    Gross profit for our Wholesale Services segment increased $286 million for 2000 over 1999. The primary factors for the increase were:

  •
  Our natural gas and power marketing results were significantly higher in 2000 compared to 1999. We experienced increased gross profit across multiple products like natural gas and power and regionally in the Northeast and West due to several factors principally related to excellent execution of transactions in a volatile price environment. Natural gas and electricity prices increased 73% and 47%, respectively, in 2000 compared to 1999, which were primary causes for the increase in our 2000 sales. Electricity volumes in 2000 are lower than in 1999 due to the shorter duration of our portfolio combined with higher price volatility;

  •
  Gross profit was also higher due to the expansion of our weather derivative and GuaranteedGenerationSM products from 1999. These products are relatively new. We started our weather derivative business in 1997 and our GuaranteedGenerationSM business in 1999. Combined with natural gas and power origination businesses, gross profit in our origination businesses was up 231%; and

  •
  Gross profit in 2000 was also enhanced by the full year benefits of consolidating our principal U.S. power and gas wholesale operations into one location in Kansas City, Missouri.

    Operating expenses for our Wholesale Services segment were up $190 million for 2000 over 1999 due to additional payroll associated with approximately 154 additional employees and a higher incentive compensation resulting from our strong performance. Our incentive compensation plans are directly related to the performance of our company. Wholesale Services' EBIT was up 157% in 2000 compared to 1999, which resulted in a higher compensation expense. In addition, bad debt expense was higher in

B–7

2000 compared to 1999 due to the expansion of our overall business and certain accounts receivable write-offs that were not collectible.

    Depreciation expense was $12 million higher in 2000 compared to 1999 due to additional investments in technology assets, which have a shorter life and the removal of certain leasehold improvements related to our relocation from Omaha, Nebraska to Kansas City, Missouri.

    Other (income) expense increased $15 million primarily due to increased structured finance loans of $134 million in 2000 compared to 1999. This increase stems from a 70% increase in the number of structured financing transactions executed with our clients resulting from high demand for capital in the oil and gas exploration and production market. This increase was partially offset by the increased amount of our accounts receivable sold in 2000 compared to 1999. In the third quarter of 1999, we increased our accounts receivable program to $275 million from $150 million.

Year Ended December 31, 1999 as Compared to Year Ended December 31, 1998

    Gross profit for our Wholesale Services segment increased $33 million in 1999 compared to 1998. This increase was primarily due to the following:

  •
  Strong results in natural gas marketing, including our largest term contract to date, more than offset lower gross profits from power and carbon trading operations. The favorable pricing environment that affected power trading in 1998 did not occur in 1999. In addition, carbon, a new product line, incurred some initial setbacks during startup. The 57% increase in sales was primarily due to a 95% increase in electricity marketing volumes in 1999 compared to 1998;

  •
  Our gas portfolio was positively affected by favorable changes in the regulatory risks and interest rates associated with certain long-term contracts;

  •
  In 1998, we resolved a dispute over a gas supply contract in the United Kingdom for approximately $7 million that reduced 1998 gross profit. This dispute stems from a difference of contract interpretation on pricing terms. This issue was settled in court and resulted in $7 million of additional gas costs paid to a third party; and

  •
  In 1999, we sold our rights to market a risk management software product at a gain of $5 million. We were in the business of selling the same risk management software we use to manage our commodity positions to other companies.

    Operating expenses for our Wholesale Services segment increased $34 million in 1999 compared to 1998. This increase is primarily due to:

  •
  Increased payroll and incentive costs stemming from our growth and establishment of additional portfolios such as coal, emission allowances, GuaranteedGenerationSM, as well as expansion of our natural gas and power portfolios; and

B–8

  •
  Approximately $5 million of relocation costs associated with the move of approximately 175 employees from Omaha, Nebraska to Kansas City, Missouri and the centralization of our trading operation between Omaha and Kansas City into one location in Kansas City.

    Other (income) expense increased $25 million primarily due to about $159 million of net, new capital loaned to energy clients. Our Capital Services business focuses on smaller oil and gas exploration companies that need capital to drill. We secure interests in the underlying reserves and control the borrower's cash collection through a lockbox with a third party bank.

Capacity Services

    The following table sets forth financial data for the three years ended December 31, 1998, 1999 and 2000. Our Capacity Services business segment engages in non-trading activities, including the ownership and operation of our power generation and gas gathering, transportation, processing and storage assets and the activities associated with the sale of electricity and natural gas through owned or controlled capacity like power plants, gas pipelines and contractual power contracts.

	Years Ended December 31,
	1998	1999	2000
	(Dollars in millions, except operating data)
Sales	$303	$385	$816
Cost of sales	229	290	681
Equity earnings in subsidiaries and partnerships	22	19	18

Gross profit	96	114	153
Operating expense	40	48	69
Depreciation expense	27	31	32
Provision for asset impairment	7	—	8

Total operating expenses	74	79	109
Other (income) expense	12	13	7

EBIT	$10	$22	$37

Gas throughout volumes (Mcf/d)	475	548	449
Natural gas liquids produced (MBbls/d)	25	22	22
Natural gas liquids price per gallon	$.25	$.31	$.47

Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999

    Gross profit for our Capacity Services segment increased $39 million in 2000 compared to 1999 due to the following:

  •
  Additional power capacity in the Southeast in 2000 and other contractual capacity transactions added about $22 million to our gross profit. In August 2000, our controlling interest in a 279 MW power plant in Mississippi was constructed and came on line;

  •
  Gross profit also increased $20 million due to a 52% increase in NGL prices. We have attempted to hedge our anticipated NGL production for 2001 and have locked a significant portion of our production at relatively high prices; and

  •
  Partially offsetting the increases noted above was an 18% decrease in natural gas volumes transported through our natural gas gathering system. Lower throughput volumes are due to decreased well connections to our gathering system.

B–9

    Total expenses for our Capacity Services segment increased $30 million in 2000 compared to 1999. This increase is primarily due to:

  •
  The establishment of power development and analysis teams to support the construction of power plants;

  •
  The negative impact of a legal settlement for approximately $2 million in 2000; and

  •
  A provision for impaired gas gathering system assets stemming from a review of estimated cash flows compared to recorded amounts.

Year Ended December 31, 1999 as Compared to Year Ended December 31, 1998

    Gross profit for our Capacity Services segment increased $18 million in 1999 compared to 1998 due to the following:

  •
  A 24% increase in the average price of NGLs in 1999 resulted in $6 million in additional gross profit. NGL prices in 1999 increased as crude oil prices recovered from historic lows in 1998;

  •
  A 15% increase in natural gas volumes increased gross profit by approximately $5 million in 1999;

  •
  The initial operations of our Katy gas storage facility, purchased in early 1999, contributed $9 million in gross profit. We purchased this gas storage facility for approximately $100 million in cash from Western Gas Resources. The facility has a working gas capacity of 20 Bcf; and

  •
  Partially offsetting the increases noted above was a $2 million loss on the sale of a small pipeline system.

    Total operating expenses for our Capacity Services segment increased $5 million in 1999 compared to 1998. This increase is due to the following:

  •
  Termination expenses associated with a reduction of 60 employees in our pipeline and gathering business. Expenses were also higher due to costs associated with evaluating our offer to acquire the 18% minority interest in Aquila Gas Pipeline we did not already own. In 1999, we acquired this interest for approximately $44 million;

  •
  In 1999, we established a power development and analysis team to support our power plant development program. These staff additions increased operating expense by approximately $4 million;

  •
  Depreciation expense increased $4 million in 1999 due to capital additions made during the period and the effects of the acquisition of the Katy gas storage facility in early 1999; and

  •
  Partially offsetting the above increases was the non-recurrence of a 1998 write-off of approximately $7 million related to an impairment in value of our ownership interest in a power project that was not producing energy or generating cash flow.

Significant Balance Sheet Variances

    Total assets at December 31, 2000 increased $4.8 billion compared to December 31, 1999. This increase is primarily due to the following:

  •
  Current assets increased $4.0 billion from 1999 primarily due to higher accounts receivable balances stemming from higher natural gas and electricity commodity prices. Natural gas and electricity prices during December 2000 were approximately $7.28 Mcf and $55.83 per MWh, which is approximately 267% and 103% higher than at December 31, 1999. Current assets also increased in 2000 due to increased funds on deposit. Funds on deposit represent cash used to

B–10

    secure certain positions with clients. Higher price risk management assets are due primarily to higher prices discussed above;

  •
  Notes receivable increased in 2000 by $134 million resulting from additional capital loaned to our clients; and

  •
  Property, plant and equipment decreased due to the sale of a 50% interest in the Aries power plant. At December 31, 2000, we owned a 50% interest in this plant.

    Total liabilities at December 31, 2000 increased $4.9 billion compared to December 31, 1999. This increase is primarily due to the following:

  •
  Accounts payable in 2000 increased $2.7 billion for the same reasons noted above for accounts receivable;

  •
  Notes payable to UtiliCorp decreased by $165 million due to cash received from our portfolio of price risk management contracts;

  •
  Customer deposits increased $362 million in 2000 reflecting strong price movements and its impact on client positions. Customer deposits are margin calls we have executed on certain client positions; and

  •
  A $733 million increase in long-term price risk management liabilities due to additional transactions in 2000.

Liquidity and Capital Resources

    Our business is subject to various demands on cash stemming from price changes of commodities and the resultant impact on cash requirements. We have managed our liquidity needs through a variety of methods that include borrowings from UtiliCorp, selling accounts receivable through a bank facility and commodity sales contracts. During the transition period, we expect to use cash management services of UtiliCorp, including lines of credit facilities to manage our short-term cash needs. We expect to arrange separate credit lines with commercial banks and eventually terminate the line of credit with UtiliCorp. Although historically we have paid significant dividends to UtiliCorp, we do not intend to pay cash dividends to stockholders.

    Our Capacity Services segment is a capital-intensive business that relies on the access to capital to fund growth and future acquisitions. We attempt to fund power projects with debt secured by the physical plant assets that has no recourse to us or through various operating leasing arrangements. We maintain a rigorous capital project screening process that puts each project through a series of parameters—strategic fit, risk-based financial hurdles and impact on our creditworthiness. We believe our future growth will be able to be funded through various capital market and commercial banking sources. We estimate our capital expenditures will be approximately $200 million in 2001. We also expect to fund approximately $300 million in asset acquisitions and notes receivable from our Capital Services business in 2001. These expenditures are anticipated to be funded through a variety of financial means that include bank borrowings, project specific funding and public debt issuances.

    We have a $275 million accounts receivable sales program (all of which is used) to help fund short-term cash needs that charged a fee that averaged 6.44% of sold accounts receivable during 2000 along with a commitment fee of .15% on the unused portion. We also have a $125 million letter of credit facility with a group of banks that is used to support our trading and other activities. This letter of credit facility charges a fee for each letter of credit drawn on the facility of 1.20% for financial letters of credit and .60% for performance letters of credit per year. In addition, there is a commitment fee of .175% applicable to the unused portion of the facility and an issuance fee of .125% for the used portion. As of December 31, 2000, we had utilized $89 million of this facility, all of which were financial letters of credit. Under this facility, we must maintain certain financial conditions such as

B–11

maintaining a tangible net worth above $202 million or 80% of our net worth as of December 31, 1999, a ratio of debt to total capitalization (total debt plus total common equity) less than .75 to 1 and a fixed charge coverage ratio (generally defined as operating cash less dividends, taxes and fixed asset additions divided by interest expense) of not less than 1.25 to 1. As of December 31, 2000, we were in compliance with these covenants, and we expect to remain in compliance during the next year. This letter of credit facility and our accounts receivable program contain provisions requiring UtiliCorp to own 100% of us. As a result of this offering, we will need to renegotiate these provisions, and we believe we will be able to do this without undue cost.

    As part of our Wholesale Services segment, we periodically enter into long-term prepaid commodity contracts with our clients. Under these agreements, our clients pay us upfront for a specified commodity in exchange for a discounted, fixed-price for that commodity. To date, we have executed approximately $1 billion of these contracts, and we have used the proceeds from these transactions to repay loans from UtiliCorp.

    In September 2000, we and our partner closed the financing of the 580 MW Aries plant. This financing was completed at the project level on a limited recourse basis through a sale-leaseback transaction.

    In October 2000, we executed a $140 million lease to fund a 340 MW peaking power plant that is currently under construction and is designed to produce power for periods of high demands, such as the summer months. This lease extends for seven years. We expect the peaking plant will be operational by June 2002. If UtiliCorp's interest in us drops below 75%, certain provisions in this lease will need to be renegotiated. Although we expect that we will be able to successfully renegotiate these terms, no assurances can be provided.

    On December 22, 2000, we acquired the stock of GPU International for approximately $225 million in cash. This acquisition was accounted for using the purchase method of accounting. Through this acquisition, we acquired GPU International interests in six power projects totaling about 500 MW.

Operating Activities

    For the year ended December 31, 2000, our operating cash flow was $722 million, or $406 million higher than in the comparable period in 1999. This increase was due to higher earnings, the impact of commodity transactions and favorable movements in working capital stemming from lower natural gas storage inventories and higher accounts payable balances.

    For the year ended December 31, 1999, operating cash flow was $316 million, or $261 million higher than in 1998. This increase was due to higher earnings in 1999 compared to 1998, increased accounts receivable sales of $125 million and favorable working capital movements.

Investing Activities

    For the year ended December 31, 2000, cash used in investing activities increased to $435 million, or $20 million more than in 1999. This increase was due to the $225 million acquisition of GPU International in December 2000, partially offset by approximately $75 million received upon the successful financing of our Aries power plant project. Acquisition activity in 1999 stemmed from acquiring a gas storage facility in 1999 and the acquisition of the 18% minority interest in Aquila Gas Pipeline.

    Cash used in investing activities for the year ended December 31, 1999 was $415 million or $365 million more than in 1998. This increase was due to the acquisition of a gas storage facility, the acquisition of the 18% minority interest in Aquila Gas Pipeline and higher capital expenditures related to the construction of a power plant.

B–12

Financing Activities

    For the year ended December 31, 2000, we used $284 million in cash for financing activities primarily to retire intercompany debt owed to UtiliCorp and pay cash dividends. During 1999, we borrowed $69 million from UtiliCorp primarily to finance acquisitions discussed above. The significant change in financing activity stems from the timing of cash received from our portfolio of price risk management contracts and cash used in business acquisitions.

Quantitative And Qualitative Disclosures About Market Risk

Market Risk—Trading (Primarily Wholesale Services)

    We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with the policy approved by our Board of Directors. Our trading portfolios consist of natural gas, electricity, coal, weather derivatives and interest rate contracts that are settled by the delivery of the commodity or cash. These contracts take many forms, including futures, forwards, swaps and options.

    We measure the risk in our trading portfolio using value-at-risk methodologies to simulate forward price curves in the energy markets and to estimate the size of future potential changes in portfolio value. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

  •
  Selection of a confidence level (we use 95%);

  •
  Estimated holding period. This is the time needed to liquidate different commodity and term positions. We use holding periods of one to five days depending on the commodity and duration of the position; and

  •
  Use of historical estimates of volatility and correlation with recent activity more heavily weighted.

    We seek to limit our value-at-risk on any given day to a certain dollar amount approved by our board. This means that if prices moved against our positions, our pre-tax loss in liquidating our portfolio would not be expected to exceed this approved amount within a 95% confidence level. A 95% confidence level means that we believe that 95% of the time we would not expect our pre-tax losses resulting from any net long or short position to exceed the approved amount. Stated another way, we believe that 5% of the time our pre-tax losses resulting from any net open positions could exceed this amount. In order to mitigate against this risk, we use additional risk control mechanisms such as sensitivity testing to changing market conditions, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities by an independent function. We manage these market risks through formal oversight groups, which include senior management and mechanisms that independently verify transactions and measure risk.

    In calculating our value-at-risk, we make a number of additional assumptions which, if determined to be incorrect, may result in possible pre-tax losses in excess of our value-at-risk limit. These assumptions include:

  •
  future price movements will not vary from projected price movements based on an actuarial study of historic price movements (at a 95% confidence level); and

  •
  future weather patterns will be consistent with an actuarial study of historic weather patterns (at a 95% confidence level).

B–13

    We measure our value-at-risk on a daily basis. It is possible that on an intra-day basis our value-at-risk may exceed the approved amount. We mitigate against this risk by imposing the additional risk control mechanisms described above.

    All interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation. The value of our commodity portfolios are impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 2000. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from clients, but paying Canadian dollars to suppliers. This exposes our portfolio to foreign currency risk, and we generally hedge this exposure.

    For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. We have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk.

Market Risk—Non-Trading (Primarily Capacity Services)

    We are also exposed to commodity price changes outside of price risk management activities, primarily relating to our pipeline business. These risks are measured using a sensitivity analysis. The following table summarizes these exposures on an EBIT basis as if our positions were completely unhedged.

	Commodity Price Change	EBIT Impact(1)
NGL price per gallon(2)	+/- $ .01	+/- $1 million
Natural gas price per Mcf	+/- $1.00	+/- $1 million

(1)
Assumes the price change occurs for an entire year.

(2)
We hedge our forward NGL production to minimize the effect of price changes.

New Accounting Standards

    We analyzed the effects of adopting the rules promulgated by Statement of Accounting Standards, or "SFAS," No. 133 and its amendment by SFAS No. 138. These statements establish accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We adopted the provisions of SFAS No. 133 and No. 138 on January 1, 2001 in accordance with the requirements provided by those statements. All derivatives entered into by us are reflected at fair value under our current method of revenue recognition, except for our NGL hedges, which under SFAS No. 133 are now considered a cash flow hedge. These cash flow hedges would decrease our comprehensive income by $2.2 million in 2000.

    In September 2000, the Financial Accounting Standards Board issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement replaces SFAS No. 125 and changes the requirements of a qualifying special purpose entity and requires additional disclosures relating to collateral used or pledged in certain transactions, the fair value of servicing assets and liabilities and associated risk characteristics among other disclosures. We adopted the disclosure aspects of SFAS No. 140 in our December 31, 2000 financial statements and adopted the changes in transfers and servicing aspects after March 31, 2000.

B–14

    We excerpted, with limited revisions, the following from Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001. References to "we", "our", "us" and similar words refer to Aquila, not UtiliCorp. You should read the following in conjunction with Aquila's unaudited financial statements and related notes included in Annex F to this prospectus.

    Except where noted, the following discussion refers to the combined entity, Aquila, Inc. We conduct our business through two principal segments—Wholesale Services and Capacity Services. Wholesale Services consists of Client Services; our structured capital, custom risk products and consultative services business and Commodity Services; where we manage risk. Capacity Services consists of our power generation assets, natural gas assets and coal assets. We service clients throughout North America, the United Kingdom and parts of continental Europe.

Results of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(Dollars in Millions)
Earnings Before Interest and Taxes:
Wholesale Services	$30.7	$29.5	$241.6	$70.1
Capacity Services	21.0	11.3	89.2	35.1

Total EBIT	51.7	40.8	330.8	105.2
Interest expense	.1	6.2	2.9	17.2
Provision in lieu of income taxes	14.4	11.6	140.1	32.5

Net Income	$37.2	$23.0	$187.8	$55.5

Diluted Earnings per share	$.37	$.27	$1.99	$.65

    Net income increased $14.2 million, or 62%, in the 2001 third quarter and $132.3 million, or 238%, for the nine months ended September 30, 2001 when compared to the same periods in the prior year. The growth for the quarter comes from stronger earnings in Client Services and Capacity Services, with earnings before interest and taxes up 60% and 86%, respectively, over the prior year. On a year-to-date basis, earnings growth is strong, as all business units have posted marked increases. These strong results were driven by the following:

  •
  Strong client demand for structured products and physical delivery capabilities increased the number of client transactions by 48% and 32% for the quarter and year to date, respectively.

  •
  The average number of monthly commodity transactions during the quarter and on a year-to-date basis has increased 25% and 27%, respectively, over prior year.

  •
  Strong results from our interest in six power plants acquired in December 2000 from GPU International.

  •
  Successful optimization of new generation assets by securing prices at above current market rates, reflecting on our ability to capture market opportunities.

  •
  A robust pricing environment that provided increased pricing opportunities to execute our strategy.

    These strong achievements resulted in a trailing twelve-month return on equity of 45%.

B–15

Wholesale Services

    The table below summarizes the operations of our Wholesale Services business segment for the three and nine month periods ended September 30, 2001 and 2000.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(Dollars in Millions)
Sales	$8,463.0	$7,746.3	$28,731.8	$16,829.7
Cost of sales	8,388.6	7,690.7	28,198.5	16,624.8
Equity in earnings of investments and partnerships	.2	—	.2	—

Gross profit	74.6	55.6	533.5	204.9
Operating expenses:
Administrative expenses	47.0	43.5	309.0	153.3
Depreciation and amortization expense	8.5	2.9	15.1	10.8
Other income	(11.6)	(20.3)	(32.2)	(29.3)

Earnings before interest and taxes (EBIT)	$30.7	$29.5	$241.6	$70.1

Sub-unit breakdown:
Commodity Services EBIT	$7.4	$14.9	$169.2	$31.4
Client Services EBIT	23.3	14.6	72.4	38.7

Total EBIT for wholesale services	$30.7	$29.5	$241.6	$70.1

Operating Statistics:
Physical gas volumes marketed per day (Bcf/d)	13.4	12.1	12.7	11.7
Electricity marketing volumes (MMWhs)	87.2	44.1	219.7	128.8
Volumes delivered (Tbtue/d)	24.4	18.0	22.1	17.4
Average transactions per month (000's)	49.3	39.4	44.2	34.9
Electricity prices MWh (average)	$58.09	$78.78	$59.38	$49.72
Natural gas price per Mcf (average)	$2.84	$3.95	$4.60	$3.30

Quarter Ended September 30, 2001 versus Quarter Ended September 30, 2000

Sales and Cost of Sales

    Both our sales and cost of sales for our Wholesale Services business segment increased 9% in the third quarter of 2001 compared to the third quarter of 2000, resulting in a gross profit increase of $18.8 million. This increase was primarily due to the following factors:

  •
  Improved margins resulted from a decline in power prices and our ability to take advantage of those pricing opportunities within the market. Partially offsetting improved margins for the quarter was lower volatility in gas prices and approximately a $10 million loss associated with the errant American Gas Association report that listed inventory levels at lower levels than the market expected. The report caused gas prices to increase causing our fixed price sales to decrease in value on a mark-to-market basis. The report was subsequently restated, however, our positions were already closed.

  •
  An increase of 98% and 11% in electricity and gas volumes marketed, respectively, a combined 36% increase on an equivalent Tbtue/d basis and a 25% increase in the average number of commodity transactions per month also contributed to an increase in gross profit, sales and cost of sales for the quarter over prior years.

  •
  A 48% increase in the number of client transactions contributed to a 26% increase in gross profit from our origination deals and our more highly structured products we refer to as our

B–16

    Client Services business. These include our GuaranteedWeather® and GuaranteedGenerationSM products as well as our longer duration gas and electric transactions.

Administrative Expenses

    Administrative expenses increased $3.5 million, or 8%, in the third quarter of 2001 compared to 2000 due to our continued expansion and payroll associated with additional employees.

Depreciation and Amortization Expense

    Depreciation and amortization expense increased $5.6 million in 2001 over the comparable 2000 quarter. The majority of the increase relates to the write-off of certain interactive web-based assets whose future net realizable value was considered to be minimal.

Other Income

    Other income decreased by $8.7 million, or 43%, in the third quarter of 2001, primarily as a result of a non-recurring $9 million gain related to the sale of an equity security connected to our Capital Services business in 2000.

Nine Months Ended September 30, 2001 versus Nine Months Ended September 30, 2000

Sales and Cost of Sales

    Sales and cost of sales for our Wholesale Services business segment increased 71% and 70%, respectively, in the nine-months ended September 30, 2001 compared to the same period in 2000, resulting in a gross profit increase of $328.4 million. These increases were primarily due to the following:

  •
  A robust pricing environment that provided increased opportunities to execute our strategy and deliver products and services to our clients.

  •
  An increase of 71% and 9% in electricity and gas volumes marketed, respectively, a combined 27% increase on an equivalent Tbtue/d basis and a 27% increase in the average number of commodity transactions per month also contributed to an increase in gross profit, sales and cost of sales.

  •
  A 32% increase in the number of client transactions contributed to a 57% increase in gross profit from our origination deals and our more highly structured products we call our Client Services business. These include our GuaranteedWeather® and GuaranteedGenerationSM products as well as our longer duration gas and electric transactions.

  •
  Higher natural gas and electricity prices significantly increased both sales and cost of sales in 2001 compared to 2000.

Administrative Expenses

    Administrative expenses increased $155.7 million, or 102%, in 2001 over the comparable nine month period in 2000 due to our continued expansion, payroll associated with approximately 170 additional employees and higher incentive expenses directly linked to our improved financial performance in 2001.

B–17

Depreciation and Amortization Expense

    Depreciation and amortization expense increased $4.3 million in 2001 over the comparable 2000 nine month period. The majority of the increase relates to the write-off of certain interactive web-based assets whose future net realizable value was considered to be minimal.

Capacity Services

    The table below summarizes the operations of our Capacity Services business segment for the three and nine month periods ended September 30, 2001 and 2000.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(Dollars in Millions)
Sales	$329.2	$250.2	$945.4	$502.5
Cost of sales	290.0	219.5	778.5	410.1
Equity in earnings of investments and partnerships	11.6	4.7	23.3	13.2

Gross profit	50.8	35.4	190.2	105.6

Operating expenses:
Administrative expenses	21.9	16.5	73.5	48.4
Depreciation and amortization expense	9.5	7.7	29.3	23.8
Other income	(1.6)	(.1)	(1.8)	(1.7)

Earnings before interest and taxes (EBIT)	$21.0	$11.3	$89.2	$35.1

Operating Statistics:
Gas throughput volumes (Mcf/d)	363.0	423.0	386.0	460.0
Natural gas liquids produced (MBbls/d)	22.1	22.5	19.6	22.4
Natural gas liquids price per gallon	$.40	$.48	$.46	$.46
MW owned or controlled	4,357	1,398	4,357	1,398

Quarter Ended September 30, 2001 versus Quarter Ended September 30, 2000

Sales and Cost of Sales

    Sales and cost of sales for our Capacity Services business segment increased $79.0 million and $70.5 million, respectively, in the third quarter of 2001 compared to the third quarter of 2000, representing $8.5 million of the gross profit increase. The strong results were primarily due to the following factors:

  •
  The GPU International acquisition in December 2000 added approximately $9.2 million to gross profit in the 2001 quarter while adding $17.9 million to sales and $8.7 million to costs of sales.

  •
  The additional sales and cost of sales represents additional capacity and related trading where over-all margins were slightly down when compared to the prior year.

Equity in Earnings of Investments and Partnerships

    Improved earnings of $6.9 million in the third quarter of 2001 over the same period in 2000 relates to our equity investments that were part of the GPU International acquisition that was made in December 2000. Earnings from these investments are mainly realized over the summer period where the related power plants create the majority of their earnings.

B–18

Administrative Expenses

    Administrative expenses increased $5.4 million, or 33%, in the 2001 quarter compared to the 2000 quarter. The majority of this increase is directly related to the effects of our GPU International acquisition in December 2000.

Nine Months Ended September 30, 2001 versus Nine Months Ended September 30, 2000

Sales and Cost of Sales

    For the nine months ended September 30, 2001, sales and cost of sales for our Capacity Services business segment increased $442.9 million and $368.4 million, respectively, over prior year, representing a $74.5 million increase in gross profit. The stronger results were primarily due to the following factors:

  •
  The GPU International acquisition in December 2000 added approximately $44.6 million to gross profit in 2001 while adding $65.1 million and $20.5 million to sales and costs of sales, respectively.

  •
  We successfully optimized new generation assets by securing prices at above current market rates that significantly improved our margins in the 2001 year-to-date results. We attempt to optimize asset positions with forward positions that can create earnings volatility from time to time. Generally, when we optimize asset positions with derivative instruments, they are recorded at fair market value while the underlying asset position is reflected at historical cost. This tends to produce some earnings volatility.

  •
  Partially offsetting the above increases were lower margins from our pipeline business as volumes were significantly down compared to the prior year period.

  •
  The additional sales and cost of sales represents additional capacity, higher prices and related trading where over-all margins were slightly down when compared to the prior year.

Equity in Earnings of Investments and Partnerships

    Improved earnings in 2001 over 2000 were related to our 50% equity interest in the Oasis Pipeline and our GPU International acquisition that was made in December 2000. The additional earnings from the Oasis Pipeline mainly stem from a 15% increase in ownership that occurred in the fourth quarter of 2000 and transportation opportunities that existed due to high demand in the West.

Administrative Expenses

    Administrative expenses increased $25.1 million, or 52%, in 2001 compared to 2000. The majority of this increase is related to the effects of our GPU International acquisition in December 2000.

Significant Balance Sheet Movements

    Total assets at September 30, 2001 decreased by $1,750.8 million compared to December 31, 2000. This decrease is primarily attributable to the following:

  •
  Accounts receivable decreased $1,423.5 million primarily due to the seasonality and price fluctuations of our gas and power trading business.

  •
  Inventories increased by $126.0 million as our storage facilities were replenished at higher prices and additional volumes in anticipation of the winter season.

  •
  Price risk management assets decreased by $762.3 million due to a change in market prices of gas and power which can fluctuate significantly.

B–19

    Total liabilities at September 30, 2001 decreased by $2,275.3 million compared to December 31, 2000. This decrease is primarily attributable to the following:

  •
  Accounts payable decreased by $1,139.2 million primarily due to the seasonality and price fluctuations of our gas and power trading business.

  •
  Accounts and line of credit payable to UtiliCorp increased by $130.2 million, primarily as a result of a $125 million draw down on our line of credit that was established with UtiliCorp in the third quarter of 2001.

  •
  Price risk management liabilities decreased by $873.9 million due to a change in market prices of gas and power which can fluctuate significantly.

  •
  Customer deposits decreased by $286.3 million due to price fluctuations and our customers' over-all positions in our gas and power trading business.

Liquidity and Capital Resources

    We are subject to various demands on cash resulting from cash flows generated and used by operations, margin deposits and continued investments in power plants, gas storage facilities, and our investment portfolio. We have managed our liquidity and capital needs through a variety of methods that include accessing public equity markets, cash generated from operations, borrowings from UtiliCorp, selling accounts receivable, and posting letters of credit. At September 30, 2001, our total cash and cash equivalents were $160.0 million, an increase of $151.0 million from December 31, 2000. The increase in cash is primarily due to financing activities related to our initial public offering that was completed in April 2001 that raised a net $315.6 million and $125 million of borrowings under a line of credit with UtiliCorp. Cash flows from operations were negative by $129.1 million as strong operating results before margin deposits were offset by $357.9 million of negative cash flow from net margin deposit activity. Cash flows from investing activities used net cash of $74.7 million as capital expenditures for plant development and expansion were partially offset by cash received on notes receivable repayments and on the sale of certain investments to UtiliCorp. We also reduced our notes payable to UtiliCorp by $47.6 million during the year.

    Under a series of master agreements with our customers, we are required to post, and require our customers to post, either cash or a letter of credit when certain agreed-upon credit limits are exceeded. We have a $125 million letter of credit facility with a group of banks that is used to support our operating and margining activities. At September 30, 2001, approximately $89.3 million of letters of credit were issued under this facility. This facility expires in December 2001, though we expect to extend this facility.

    On August 13, 2001, as amended on October 1, 2001 and November 7, 2001 we entered into a $350 million revolving credit agreement with UtiliCorp United Inc. The revolver is a one year agreement with borrowing rates based on one month LIBOR plus 0.4% to 2.725%. The specific rate depends upon our credit rating and the outstanding balance under the revolver. Our effective rate at September 30, 2001 was 3.64%. At September 30, 2001, $125 million was outstanding under the facility and is included within accounts and line of credit payable to UtiliCorp on the combined balance sheet. UtiliCorp may demand repayment if any of the following events were to occur:

  1.
  The sale, transfer, assignment, disposition or securitization or monetization of all or substantially all of UtiliCorp's assets;

  2.
  The occurrence of any default by UtiliCorp on any of its outstanding debt obligations;

  3.
  The occurrence of a spin-off by UtiliCorp to its shareholders of UtiliCorp's outstanding voting shares of Aquila; or

B–20

  4.
  Aquila obtains a third-party committed credit facility in an amount greater than or equal to the aggregate principal amounts of the commitment to UtiliCorp at such time.

    The credit agreement also contains customary restrictions as well as covenants relating to the use of proceeds and ratios for debt to total capital, as defined in the agreement.

    In addition, we have sold $275 million of accounts receivable under a Receivables Sale Agreement and have used the proceeds to help fund our short-term cash needs. As this program was in place prior to 2001, additional net proceeds have not been received in the current year. We intend to increase the potential sales amount under a revised Receivables Sale Agreement to $400 million in the fourth quarter of 2001 and reserve the additional capacity as a source of liquidity.

    In November 2000, we closed on a $145 million lease to finance a 340-megawatt power plant, currently under construction. The lease has a term of seven years with a variable interest component of the lease tied to changes in UtiliCorp's credit rating and LIBOR. We expect the plant to be completed by May 2002. If UtiliCorp's interest in Aquila falls below 75%, certain provisions in the lease will need to be renegotiated.

    In addition, we are constructing a 340-megawatt power plant in Mississippi. This project will be financed with cash flow from operations and various financing activities. The project is estimated to cost $145 million with $63 million being spent as of September 30, 2001.

    In May of 2001, we entered into an operating lease for ten GE turbines plus related equipment associated with future development. Up to $265 million in turbines and equipment can be leased under this agreement. Under the terms of the turbine and equipment lease, we must collateralize cumulative expenditures by the lessor above $43 million with cash. As of September 30, 2001, our outstanding collateral balance was $31 million.

    In August, Aquila and a partner agreed to purchase a gas storage facility under development in Lodi, California for $220 million. The facility will be partially financed with non-recourse project level debt. Our equity investment in this project is estimated to be around $25 million.

    Our financing strategy with respect to these investment activities will include a combination of financings through leasing or partnership structures as well as on balance sheet financing with funds provided by accessing public debt and equity markets.

B–21

ANNEX C

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF UTILICORP

    The following table sets forth, to the best of our knowledge, for each executive officer and director of UtiliCorp, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of executive officers or directors of UtiliCorp has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o UtiliCorp United Inc., 20 West Ninth Street, Kansas City, Missouri 64105.

Name, Citizenship and Current Business Address	Present Occupation or Employment	Other Material Positions Held During the Last Five Years
Directors of UtiliCorp
Richard C. Green, Jr.	Chairman of the Board and Chief Executive Officer of UtiliCorp. Effective January 1, 2002, Mr. Richard C. Green, Jr. will no longer serve as Chief Executive Officer of Utilicorp
Robert K. Green.	President, Chief Operating Officer of UtiliCorp; Effective January 1, 2002, Mr. Robert K. Green will also hold the office of Chief Executive Officer of UtiliCorp; Chief Executive Officer of Aquila
John R. Baker.	Retired Vice Chairman of the Board of UtiliCorp
Herman Cain. Godfather's Pizza, Inc. 9140 West Dodge Road Omaha, Nebraska 68114	Chief Executive Officer of T.H.E., Inc.; Chairman of the Board of Godfather's Pizza, Inc.
Irvine O. Hockaday, Jr. Hallmark Cards, Inc. 2501 McGee Kansas City, Missouri 64108	President and Chief Executive Officer of Hallmark Cards, Inc.

C–1

Stanley O. Ikenberry, Ph.D. University of Illinois College of Education MC708 1310 S. 6th Street Room 347 Champaign, Illinois 61820	President of the American Council on Education; Regent Professor and President Emeritus of the University of Illinois
Robert F. Jackson, Jr.	Retired President of Charter Corp.
L. Patton Kline.	Retired Vice Chairman of Marsh & McLennan, Inc.
Gerald L. Shaheen Caterpillar Inc. 100 NE Adams Street Peoria, Illinois 61629	Group President at Caterpillar Inc.	Vice President of Energy Products Division of Caterpillar Inc. (from 1995 to 1998)
Executive Officers of UtiliCorp
Keith G. Stamm	President and Chief Operating Officer of UtiliCorp's Global Networks Group
Chief Executive Officer of Aquila (from January 2000 to November 2001); Chief Executive Officer, United Energy Limited (from 1997 to January 2000); UtiliCorp Vice President and General Manager, Regulated Power (from 1996 to 1997)
Edward K. Mills	President and Chief Operating Officer of UtiliCorp's Energy Merchant Group and Aquila, Inc.	UtiliCorp Senior Vice President and General Manager of Risk Management and Trading (from 1993 to July 1998)
Leo E. Morton	UtiliCorp Senior Vice President and Chief Administrative Officer	UtiliCorp Senior Vice President, Human Resources and Operations Support (from 1997 to February 2000); Senior Vice President of UtiliCorp (from 1995 to 1997)
Leslie J. Parrette, Jr.	Senior Vice President, Secretary and General Counsel of UtiliCorp	Partner Blackwell Sanders Peper Martin LLP (from 1992 to June 2000)
C.E. Payne, Jr.	UtiliCorp Senior Vice President and Chief Risk Officer	UtiliCorp Vice President and Chief Risk Officer; Utilicorp Senior Vice President (from 2000 to March 2001); UtiliCorp Trading Control Officer (from 1995 to March 2000)

C–2

R. Paul Perkins	UtiliCorp Senior Vice President, Corporate Development
UtiliCorp Senior Vice President, International (from June 1999 to March 2000); UtiliCorp Senior Vice President, Australiasia (from 1997 to June 1999); UtiliCorp Vice President, Corporate Development (from 1994 to 1997)
Dan Streek	UtiliCorp Chief Financial Officer; Chief Financial Officer of Aquila
Senior Vice President, Finance of Aquila (from January 2000 to November 2000); Vice President and Assistant Controller for UtiliCorp (from July 1998 to January 2000); UtiliCorp Director of Corporate Reporting (from September 1994 to July 1998)

C–3

ANNEX D

INTERESTS OF UTILICORP AND THE DIRECTORS
AND EXECUTIVE OFFICERS OF UTILICORP IN SHARES OF AQUILA

    The following table sets forth the interests by UtiliCorp and UtiliCorp's directors and, to the best of our knowledge, executive officers in the shares of Aquila, as of November 28, 2001. Unless otherwise indicated, UtiliCorp has not and, to the best of our knowledge, none of the persons listed below has bought or sold any shares of Aquila within the past 60 days.

Name	Number of Shares of Class A Common Stock Beneficially Owned(6)	Amount and Nature Beneficial Ownership of Class B Common Stock(1)
UtiliCorp United Inc.		80,025,000
Directors of UtiliCorp
Richard C. Green, Jr.(2)	20,000
Robert K. Green(3)	20,000
John R. Baker	—
Herman Cain	—
Irvine O. Hockaday, Jr.	1,000
Stanley O. Ikenberry, Ph.D.	1,000
Robert F. Jackson, Jr.	—
L. Patton Kline	2,000
Gerald L. Shaheen	—
Executive Officers of UtiliCorp
Keith G. Stamm(4)	20,000
Edward K. Mills(5)	1,100
Leo E. Morton	100
Leslie J. Parrette, Jr.	2,000
C.E. Payne, Jr.	1,000
R. Paul Perkins	—
Dan Streek	2,500

(1)
Each share of Aquila's Class B common stock in convertible into one share of Aquila's Class A common stock. UtiliCorp is the benefical owner of all of the outstanding shares of Class B common stock of Aquila.
(2)
Mr. Richard C. Green, Jr. holds an unvested option to purchase 153,656 shares of Class A common stock of Aquila at an exercise price of $24 per share.
(3)
Mr. Robert K. Green holds an unvested option to purchase 184,387 shares of Class A common stock of Aquila at an exercise price of $24 per share.
(4)
Mr. Keith G. Stamm holds an unvested option to purchase 184,387 shares of Class A common stock of Aquila at an exercise price of $24 per share.
(5)
Mr. Edward K. Mills has an unvested option to purchase 153,656 shares of Class A common stock of Aquila at a purchase price of $24 per share.
(6)
The directors and executive officers of Utilicorp beneficially own a total of 70,700 shares of Class A common stock of Aquila. These shares constitute less than 1% of the outstanding shares of Class A common stock.

D–1

ANNEX E

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal Rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

E–1

        d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting

E–2

  corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment

E–3

or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX F

INDEX TO COMBINED FINANCIAL STATEMENTS

AQUILA, INC.

Page
Audited Combined Financial Statements—Derived from Aquila's Prospectus, dated April 24, 2001, relating to its initial public offering, including certain reclassifications
Report of Independent Public Accountants	F-2
Combined Statements of Income for the Years Ended December 31, 1998, 1999, and 2000	F-3
Combined Balance Sheets as of December 31, 1999 and 2000	F-4
Combined Statements of Shareholder's Equity for the Years Ended December 31, 1998, 1999, and 2000	F-5
Combined Statements of Comprehensive Income for the Years Ended December 31, 1998, 1999, and 2000	F-6
Combined Statements of Cash Flows for the Years Ended December 31, 1998, 1999, and 2000	F-7
Notes to Combined Financial Statements	F-8
Unaudited Combined Financial Statements—Derived from Aquila's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2001
Combined Statements of Income for Nine Months Ended September 30, 2000 and 2001	F-29
Combined Balance Sheets as of December 31, 2000 and September 30, 2001	F-30
Combined Statements of Comprehensive Income for Nine Months Ended September 30, 2000 and 2001	F-31
Combined Statements of Cash Flows for Nine Months Ended September 30, 2000 and 2001	F-32
Notes to Combined Financial Statements	F-33
Unaudited Combined Quarterly Information	F-37

F–1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of
Aquila, Inc.:

    We have audited the accompanying combined balance sheets of Aquila, Inc. and subsidiaries and of the companies identified in Note 1 as of December 31, 1999 and 2000 and the related combined statements of income, shareholder's equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Aquila, Inc. and subsidiaries at December 31, 1999 and 2000, and the combined results of their operations and their cash flows for the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
April 5, 2001

F–2

Aquila, Inc. and Subsidiaries

Combined Statements of Income

(In millions, except per share amounts)

	Year Ended December 31,
	1998	1999	2000
Sales
Natural gas	$6,779.8	$8,235.2	$16,176.0
Electricity	3,748.5	7,966.9	9,390.8
Other	162.7	450.7	911.2

Total sales	10,691.0	16,652.8	26,478.0
Cost of sales
Natural gas	6,686.8	8,211.8	15,985.8
Electricity	3,693.4	7,958.9	9,327.7
Other	113.2	229.9	586.7

Total cost of sales	10,493.4	16,400.6	25,900.2
Equity in earnings of investments and partnerships	21.9	18.5	18.4

Gross profit	219.5	270.7	596.2

Operating expenses	126.3	167.7	379.4
Depreciation expense	31.3	35.7	48.8
Provision for asset impairments	6.5	—	10.8
Other (income) expense	8.0	(16.3)	(36.5)

Earnings before interest and taxes	47.4	83.6	193.7

Interest expense, net	4.0	2.8	1.8
Interest expense to UtiliCorp	17.6	19.0	14.2

Income before income taxes	25.8	61.8	177.7

Provision in lieu of income taxes	10.3	25.0	80.1

Net income	$15.5	$36.8	$97.6

Basic and Diluted Weighted Average Shares Outstanding	85.8	85.8	85.8
Basic and Diluted Earnings Per Common Share	$.18	$.43	$1.14

See accompanying notes to combined financial statements.

F–3

Aquila, Inc. and Subsidiaries

Combined Balance Sheets

(In millions)

	December 31,
	1999	2000
ASSETS
Current Assets:
Cash	$6.0	$9.0
Funds on deposit	38.6	149.5
Accounts receivable, net	1,253.6	3,959.9
Accounts and notes receivable from UtiliCorp	54.5	11.8
Inventories	147.7	63.6
Price risk management assets	189.1	1,452.6
Other	17.5	39.7

Total current assets	1,707.0	5,686.1

Property, plant and equipment, net	597.6	559.0
Investments in subsidiaries and partnerships	230.6	408.0
Price risk management assets	206.5	744.5
Notes receivable	179.3	313.2
Other	62.4	176.4

Total Assets	$2,983.4	$7,887.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$12.5	$12.5
Short-term debt	—	25.7
Accounts payable	1,485.1	4,144.0
Accrued liabilities	42.3	316.0
Accounts and notes payable to UtiliCorp	19.7	6.0
Price risk management liabilities	188.3	1,290.5
Customer deposits	—	362.4

Total current liabilities	1,747.9	6,157.1

Long-term Liabilities:
Long-term debt, net	25.0	12.5
Notes payable to UtiliCorp	213.0	47.6
Price risk management liabilities	519.5	1,252.4
Income taxes and credits	176.6	105.2
Other	13.8	57.2

Total long-term liabilities	947.9	1,474.9

Commitments and contingencies
Preference stock, $.68 par value, 8,000,000 shares authorized, issued and outstanding	5.4	5.4
Class B common stock, $.01 par value; 250,000,000 shares authorized and 85,775,000 shares issued and outstanding	.9	.9
Additional paid-in capital	235.5	241.0
Accumulated other comprehensive loss	(2.1)	(1.7)
Retained earnings	47.9	9.6

Total shareholders' equity	287.6	255.2

Total Liabilities and Shareholders' Equity	$2,983.4	$7,887.2

See accompanying notes to combined financial statements.

F–4

Aquila, Inc. and Subsidiaries

Combined Statements of Shareholder's Equity

(In millions)

	Year Ended December 31,
	1998	1999	2000
Preference Stock:
Balance beginning of year	$5.4	$5.4	$5.4
Issuance of preference stock	—	—	—
Balance end of year	5.4	5.4	5.4

Class B common stock	.9	.9	.9
Additional Paid-In Capital:
Balance beginning of year	195.9	195.9	235.5
Repurchase of Common Stock	—	(16.0)	—
Capital contributions by Parent		55.6	5.5

Balance end of year	195.9	235.5	241.0

Retained Earnings:
Balance beginning of year	29.9	33.5	47.9
Net income	15.5	36.8	97.6
Dividends on common stock	(11.9)	(22.4)	(135.9)

Balance end of year	33.5	47.9	9.6

Accumulated other comprehensive loss	(1.9)	(2.1)	(1.7)

Total Shareholders' Equity	$233.8	$287.6	$255.2

See accompanying notes to combined financial statements.

F–5

Aquila, Inc. and Subsidiaries

Combined Statements of Comprehensive Income

(In millions)

	Year Ended December 31,
	1998	1999	2000
Net income	$15.5	$36.8	$97.6
Other comprehensive loss:
Foreign currency translation adjustments, net	(0.6)	(0.2)	0.4

Total comprehensive income	$14.9	$36.6	$98.0

See accompanying notes to combined financial statements.

F–6

Aquila, Inc. and Subsidiaries

Combined Statements of Cash Flows

(In millions)

	Year Ended December 31,
	1998	1999	2000
Cash Flows From Operating Activities:
Net income	$15.5	$36.8	$97.6
Adjustments to reconcile net income to net cash provided:
Depreciation expense	31.3	35.7	48.8
Provision for asset impairments	6.5	—	10.8
Net change in price risk management assets and liabilities	101.5	196.4	159.6
Income taxes and credits	27.6	(10.5)	(37.8)
Earnings from investments and partnerships	(21.9)	(18.5)	(18.4)
Distributions from investments and partnerships	18.7	13.4	15.2
Changes in operating assets and liabilities—
Accounts receivable, net	(54.2)	(296.4)	(2,706.3)
Accounts payable and receivable to/from UtiliCorp, net	(36.7)	25.4	29.0
Funds on deposit, net	18.1	(25.2)	251.5
Inventories	(54.0)	(37.1)	84.1
Increase in accounts payable and accrued liabilities	42.3	402.0	2,872.2
Other	(39.5)	(6.0)	(84.3)

Net cash provided by operating activities	55.2	316.0	722.0

Cash Flows From Investing Activities:
Capital expenditures	(40.3)	(108.9)	(56.1)
Investments in subsidiaries and partnerships	(7.9)	(8.3)	(19.7)
Proceeds from asset dispositions	18.3	10.5	—
Assets acquired	—	(104.9)	(225.0)
Purchase of minority interest	—	(44.1)	—
Additions to notes receivable, net	(20.1)	(159.2)	(133.9)

Net cash used in investing activities	(50.0)	(414.9)	(434.7)

Cash Flows From Financing:
Retirement of long-term debt	(12.5)	(12.5)	(12.5)
Short-term borrowings (repayments), net	—	—	25.7
Issuance (retirement) of notes payable to UtiliCorp, net	18.3	69.1	(166.9)
Cash dividends paid	(11.9)	(22.4)	(135.9)
Repurchase of Common Stock	—	(16.0)	—
Capital contribution by Parent	—	55.6	5.5

Net cash provided by (used in) financing activities	(6.1)	73.8	(284.1)

Effect of Exchange Rate Changes on Cash	.2	(.2)	(.2)
Net Decrease in Cash and Cash Equivalents	(.7)	(25.3)	3.0
Cash and Cash Equivalents, beginning of year	32.0	31.3	6.0

Cash and Cash Equivalents, end of year	$31.3	$6.0	$9.0

See accompanying notes to combined financial statements.

F–7

Aquila, Inc. and Subsidiaries

Notes to the Combined Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

    Aquila, Inc. (a Delaware corporation) and subsidiaries (collectively, the Company or Aquila) is a wholly owned subsidiary of UtiliCorp United Inc. (the Parent or UtiliCorp). Our worldwide headquarters are based in Kansas City, Missouri. We market and trade natural gas, electricity and other commodities throughout North America, and we market natural gas and electricity in the U.K. and continental Europe. Our wholesale commodity business is supported by our ownership or control of geographically diverse transportation, generation, natural gas storage and natural gas gathering and processing assets. We conduct our business mainly through two business groups: Wholesale Services and Capacity Services.

Wholesale Services

    Wholesale Services consists of our trading, risk management and structured financial products. We market and trade a diverse portfolio of commodities including natural gas, electricity, coal, emission allowances, bandwidth capacity and weather derivatives. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We use all forms of financial instruments including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our exposure to changes in market prices and take advantage of selected arbitrage opportunities.

    We raise capital for our clients by bundling structured financing solutions with our commodity and capacity capabilities. Profits from our structured financing are derived from the spread between the price we charge our clients for this funding and our cost of these funds.

    Wholesale services also includes our e-commerce initiatives. We believe that the Internet will increasingly become an important part of the energy sector as it reduces costs and becomes an efficient alternative to traditional methods of transacting business. To capitalize on this opportunity, we are an equity participant on the IntercontinentalExchange, an Internet-based trading platform for over-the-counter trading of energy products. We have also established our own web-based auction platform (yourenergysource.com) in which multiple energy suppliers can compete for energy contracts.

Capacity Services

    Capacity Services owns or has contractual control of power generation, gas storage, pipeline, coal terminal, gas gathering, processing and transportation assets. This business segment provides complementary assets to the wholesale services and seeks to develop power and gas capacity assets through the development and expansion of existing assets and acquisitions.

Market Risk and Uncertainties

    We are subject to many risks and uncertainties associated with price movements of energy commodities, credit risk associated with our counterparties, supply of fuel and electricity, seasonal weather patterns, technology, potential changes in the regulatory environment in the United States, dependence on services provided by third parties and activities of competitors. See "Risk Factors" elsewhere in this prospectus for further discussion.

F–8

Background and Basis of Presentation

    The accompanying combined financial statements include Aquila, Inc. and its subsidiaries; Aquila Energy U.K., Inc., a wholly owned subsidiary of UtiliCorp; and Aquila Canada Corp.(ACC), a wholly owned subsidiary of UtiliCorp. UtiliCorp will contribute Aquila Energy U.K., Inc. to Aquila. After this transaction is completed Aquila Energy U.K., Inc. will be consolidated into Aquila. We anticipate this transaction to be closed by the end of 2001.

    Historically, Aquila has managed ACC for UtiliCorp as it has similar trading operations to us. Additionally, we perform administrative functions on behalf of ACC. Beginning in the second quarter of 2001, ACC's activities will be performed by a wholly-owned subsidiary of Aquila. All existing ACC contracts prior to this date will continue to be owned by ACC and managed by Aquila. ACC will not enter into any new contracts subsequent to this date. Activities performed by a wholly-owned subsidiary of Aquila will be similar in nature to prior ACC activities. We expect to transfer ACC assets, acquire ACC, or merge ACC into an Aquila wholly-owned subsidiary when and if practicable.

    The combined statements of income include all revenues and costs directly attributable to the above companies. All significant intercompany transactions and balances between these companies have been eliminated in the combined financial statements. Generally, we use the equity accounting method for investments in which we own between 20% to 50%.

Use of Estimates

    We prepared these financial statements in conformity with generally accepted accounting principles and made certain estimates and assumptions that affect the reported amounts of assets and liabilities. Our estimates and assumptions affect the disclosure of contingent assets and liabilities in this report and reported amounts of sales and expenses during the reported period. Actual results could differ from those estimates. Our accounting policies conform to generally accepted accounting principles.

Cash and Cash Flow Information

    Cash includes cash in banks. As of December 31, 1998, 1999 and 2000, our cash held in foreign countries was $22.0 million, $3.0 million and $4.0 million in U.S. dollars, respectively. Cash paid during 1998, 1999 and 2000 for interest, net of amount capitalized, was $22.8 million, $22.3 million and $15.5 million, respectively.

    We are part of the consolidated income tax return for UtiliCorp and receive tax allocation payments through intercompany transactions and make no direct cash payments for income taxes.

Funds on Deposit

    Funds on deposit consist primarily of margin requirements related to commodity swap and futures contracts. Pursuant to individual contract terms with counterparties, deposit amounts required vary with changes in market prices, credit provisions and various other factors. Interest is earned on most funds on deposit. We also hold funds on deposit from counterparties in the same manner.

F–9

Inventories

    Inventories consist primarily of natural gas in storage valued at the lower of weighted average cost or at market.

Property, Plant and Equipment

    We show property, plant and equipment at cost. Additions, improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense. Depreciation of gathering and processing properties is principally provided using the straight-line composite method with an estimated useful life of 25 years. Underground storage facilities and related equipment are depreciated using the straight-line method with an estimated useful life of five to 30 years. Coal handling equipment is depreciated using the straight-line method with an estimated useful life of five to 19 years. All other depreciable property, plant and equipment are depreciated using the straight-line method over an estimated useful life of five years.

Sales Recognition

Trading Activities

    We engage in price risk management activities for both trading and non-trading activities. Transactions carried out in connection with trading activities are accounted for under the mark-to-market method of accounting. Under this method, our energy commodity trading contracts, including both physical transactions (mainly gas and power) and financial instruments, are recorded at market value, and are shown on the consolidated balance sheets as "Price Risk Management Assets" and "Price Risk Management Liabilities". As part of the valuation of our portfolio, we value our credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which our policy dictates. When market prices are not readily available or determinable, certain contracts are valued at fair value using an alternate approach such as model pricing. The market prices or fair values used in determining the value of the portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter (OTC) quotes, volatility, time value, counterparty credit and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. When the portfolio market value changes (primarily due to newly originated transactions and the effect of price changes), the change is recognized as gains or losses in the period of change within the sales caption. We record the resulting unrealized gains or losses as price risk management assets and liabilities.

Non-trading Activities

    Revenue related to other non-trading activities is generally recognized in income upon the delivery of natural gas, electricity, crude oil, coal, condensate and natural gas liquids to the buyer of the related products or services.

Income Taxes

    We are included in the consolidated tax returns of UtiliCorp. We account for deferred income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined by applying tax rates existing at the end of a reporting period to the cumulative temporary differences

F–10

between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

Capitalization of Interest

    We capitalize interest as a component of projects under construction, which will then be amortized over the projects' estimated useful lives. We capitalized $1.0 million, $1.7 million and $0.9 million in December 31, 1998, 1999 and 2000, respectively.

Development Activity

    Development costs related to projects, including costs of feasibility studies, bid preparation, permitting, licensing and contract negotiations are expensed as incurred until the project is deemed to be probable. At this point, costs are capitalized or expensed as incurred, based on the nature of the costs. These costs may be recoverable through partners of the projects or other third parties, or classified as an investment and recovered through the future cash flows of the project. Accumulated capitalized project development costs are otherwise expensed in the period that we determine it is probable that the costs will not be recovered. Capitalized development costs as of December 31, 1999 and 2000 were $60.2 million and $4.1 million, respectively.

Currency Adjustments

    Assets and liabilities of international operations have been translated into U.S. dollars using monthly exchange rates and revenues and expenses have been translated using average exchange rates during the period. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as translation adjustments in common shareholder's equity and other comprehensive income. Currency transaction gains and losses are transactions executed in a currency other than the functional currency and are recorded in income.

Earnings Per Share

    Our historical capital structure is not indicative of our prospective structure. Basic and diluted earnings per share are computed by dividing net income for each period by basic and diluted weighted average shares outstanding. All share and per share data included in the combined financial statements and footnotes to the combined financial statements has been restated to reflect the recapitalization discussed in Note 17.

NOTE 2—SEPARATION FROM UTILICORP

    UtiliCorp has announced its current intention to make us, its wholly owned subsidiary, into an independent, publicly traded company (the Stock Offering). We have negotiated separation agreements with UtiliCorp to provide transition services following the Stock Offering in the areas of finance, accounting, information technology, cash management, payroll, employee benefits and insurance, among others. These services will be provided at cost plus a 1% administrative fee, which fee will be capped at $200,000 on an annual basis. With certain exceptions, we have the option to terminate any particular service at any time after the first anniversary of the Stock Offering upon providing UtiliCorp with 60-days's prior written notice. Under arrangements for similar services currently in effect with UtiliCorp

F–11

and its affiliates, under which services are provided at cost, we paid $19.9 million, $23.4 million and $30.5 in 1998, 1999 and 2000, respectively.

    UtiliCorp has agreed to maintain all credit support arrangements existing in our favor as of the Stock Offering. Following the date UtiliCorp ceases to own at least 50% of the combined voting power of our outstanding capital stock, we will pay UtiliCorp a quarterly fee equal to one-fourth of one percent of the total maximum exposure of UtiliCorp under the credit support arrangements, without regard to market conditions or other factors, except for credit support arrangements supporting our long-term gas sales agreements. For these agreements, the quarterly fee will equal one-fourth of one percent of our mark-to-market exposure under these agreements. If the distribution does not happen by March 31, 2002, UtiliCorp and we will negotiate a new credit support fee. If requested by UtiliCorp, we must use our commercially reasonable efforts to release or replace any credit support obligations of UtiliCorp.

NOTE 3—BUSINESS ACQUISITIONS AND DISPOSITIONS

GPU International Inc. Acquisition

    On December 22, 2000, we acquired GPU International, a wholly owned subsidiary of GPU, for $225 million. Through this transaction, accounted for under the purchase method of accounting, we acquired interests in six independent U.S.-based generating plants. A portion of this purchase price has been allocated to assets acquired and liabilities assumed. The purchase price of the acquisition exceeded our share of the underlying net assets of GPU International by approximately $45.0 million, which amount will be amortized over the estimated remaining lives of the underlying assets of the individual projects.

Aries Plant Financing

    In September 2000, Merchant Energy Partners Pleasant Hill, LLC (MEPPH) closed on the financing of its 580-megawatt Aries plant. We own 50% of MEPPH. The other 50% is owned by Calpine Corporation. This financing was completed at the project level on a limited recourse basis to us through a sale-leaseback transaction. The partnership sold the Aries plant and will leaseback the facility under a 30-year lease. This lease will be classified as an operating lease in the partnership financial statements.

Tender Offer

    On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation (AQP) were tendered to us at $8.00 per share. The 3.4 million shares, together with the 24.0 million shares already held, represented 93% of AQP's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger, AQP ceased being a publicly traded company and became wholly owned by us. This transaction is a step acquisition accounted for using the purchase method. As a result of this transaction, approximately $6.8 million of goodwill is reflected in other assets on the combined balance sheets, which will be amortized over the estimated useful life of 40 years.

F–12

Western Gas Resources Storage

    On March 29, 1999, we agreed to purchase Western Gas Resources Storage, Inc., for $100 million. This acquisition increased our ownership and control of a strategically located natural gas storage asset. The 2,400 acre subsurface facility located at the Katy Hub has a working storage capacity of 20 Bcf. This transaction was accounted for using the purchase method and closed on May 3, 1999. Therefore, the operations of Western Gas Resources Storage, Inc. have been included in our combined operating results from the date of acquisition. The cost of the acquisition has been allocated based on the estimated fair market values of the assets and liabilities acquired. The fair value of the property, plant and equipment was approximately $87.6 million. The remaining costs were allocated to working capital assets and liabilities. This acquisition resulted in no goodwill being recorded.

NOTE 4—PRICE RISK MANAGEMENT ACTIVITIES

Trading Activities

Price Risk Management Activities

    We offer price risk management services primarily through our wholesale services business group. We use all forms of financial instruments, including but not limited to the following:

  •
  forward contracts involving physical delivery of an energy commodity;

  •
  swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between two prices for the commodity specified by the swap;

  •
  future and options contracts traded primarily on the New York Mercantile Exchange (NYMEX); and

  •
  other contractual arrangements.

    Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. We believe financial instruments help us manage our contractual commitments, reduce our exposure relative to the volatility of cash market prices, and take advantage of selected arbitrage opportunities. We are also able to secure additional sources of physical supply or create additional markets for existing supply through the use of exchange-for-physical (EFP) transactions allowed by the NYMEX. The management of all these types of transactions is referred to herein as price risk management activities.

F–13

Market Risk

    Our price risk management activities involve offering fixed-price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 1999 and 2000, are shown below:

	December 31, 1999
	Fixed Price Payor	Fixed Price Receiver	Maximum Term in Years
Energy Commodities:
Natural Gas (trillion BTUs)	5,419	4,959	12
Electricity (megawatt-hours)	1,788,096	1,775,280	1
Crude (BBL)	733,000	744,000	5
Financial Products:
Interest rate instruments (in millions)	$1,998	$612	12
	December 31, 2000
	Fixed Price Payor	Fixed Price Receiver	Maximum Term in Years
Energy Commodities:
Natural Gas (trillion BTUs)	5,700	4,533	12
Electricity (megawatt-hours)	9,820,208	14,068,008	5
Crude (BBL)	5,200,219	5,219,800	4
Financial Products:
Interest rate instruments (in millions)	$1,127	$4,884	10

    Although we generally attempt to balance our physical and financial purchase and sale contracts in terms of quantities and contract performance, net open positions typically exist. We will at times create a net open position or allow a net open position to continue when we believe, based upon competitive information acquired from our energy marketing activities, that future price movements will be consistent with our net open position. To the extent that we have an open position, we are exposed to the risk that fluctuating market prices may adversely impact our financial position or results of operations. To help manage this exposure, we have established trading policies and exposure limits that are monitored and reviewed.

Market Valuation

    The market prices used to value price risk management activities reflect our best estimate of current values considering various factors, including closing exchange and over-the-counter quotations, time value of money and price volatility factors underlying the commitments. We adjust market prices to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

    We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties, product location differentials and other risks which our valuation policies dictate. We continually monitor the valuation of identified risks and adjust them based on present market conditions. The value of all forward contracts is discounted to the applicable balance sheet date, using appropriate market rates. We continuously monitor the portfolio and value it daily based on present

F–14

market conditions. The following table displays the market values of energy transactions at December 31, 2000 and the average value for the year ended December 31, 2000:

	Price Risk Management Assets		Price Risk Management Liabilities
In millions	Average Value	December 31, 2000	Average Value	December 31, 2000
Natural Gas	$792.3	$1,604.3	$1,210.6	$2,171.6
Electricity	195.7	536.6	146.5	357.9
Crude oil	4.6	3.6	4.3	3.6
Other	37.3	52.6	4.5	9.8

Total	$1,029.9	$2,197.1	$1,365.9	$2,542.9

    Credit risk relates to the risk of loss that we would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. Changes in the creditworthiness of our counterparties change the value of our portfolio. We have established controls to determine and monitor the creditworthiness of counterparties and use master netting agreements whenever possible to mitigate our exposure to counterparty credit risk. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

    The value of price risk management assets at December 31, 2000, is concentrated primarily into five counterparties representing approximately 27 percent of total asset value of the portfolio, respectively. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The 2000 price risk management liabilities reflect the net present value of $912.9 million for prepayments of long-term gas contracts.

Nontrading Activities—Hedging Instruments

    To reduce the risk of market fluctuations on production of natural gas liquids, we enter into forwards and futures contracts. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and are not reflected in our trading portfolio. We apply hedge accounting for these derivative financial instruments utilized in non-trading activities. Unrealized changes in the market value of derivatives utilized as hedges are not recognized in our financial statements until the underlying hedged transaction occurs. As of December 31, 1999, we had sold 360,000 barrels of crude oil and 1,875,000 barrels of ethane, forward swaps with a notional value of $27.8 million and a fair value of $24.7 million. As of December 31, 2000, we had sold 522,000 barrels of ethane, 216,000 barrels of propane and 216,000 barrels of pentane, forward swaps with a notional value of $16.9 million and a fair value of $14.7 million.

F–15

NOTE 5—ACCOUNTS AND NOTES RECEIVABLE

    Our accounts and notes receivable on the combined balance sheets comprise the following:

	December 31,
In millions
	1999	2000
Accounts receivable, net of allowance for bad debts of $12.0 at December 31, 1999 and $30.4 at December 31, 2000	$1,528.6	$4,234.9
Accounts receivable sale program	(275.0)	(275.0)

Accounts receivable net	1,253.6	3,959.9
Accounts and notes receivable from UtiliCorp	54.5	11.8
Notes receivable	179.3	313.2

Total accounts and notes receivable	$1,487.4	$4,284.9

    Our accounts receivable relate primarily to sales of natural gas, electricity, coal and natural gas liquids. Our policy is to review the financial condition of all potential purchasers and assess the credit risk of customers prior to signing sales agreements. For those counterparties not meeting our financial guidelines, letters of credit or guarantees may be required.

    We continually sell certain accounts receivable without recourse to a bank. The maximum limit of the receivables was $275 million at December 31, 1999 and 2000. The financial institutions that buy our receivables charge a fee based on the dollar amount sold, which is reflected in other (income) expense in the combined statements of income. Our combined statements of income reflect fees associated with these sales of $8.9 million in 1998, $8.8 million in 1999, and $20.0 million in 2000. During 1998, 1999 and 2000, we received approximately $1.8 billion, $2.3 billion and $3.3 billion, respectively, in aggregate proceeds from these facilities. Our retained interests in the receivables sold are recorded at cost which approximates fair value. We have minimal servicing assets and liabilities relative to the receivables sold under these facilities.

    We provide capital primarily to energy-related businesses seeking debt financing. We have classified this loaned capital as notes receivable in our combined financial statements. Notes receivable consist of notes with terms ranging from one to seven years and interest rates ranging from 9 percent to 14 percent. At December 31, 2000, the fair market value of these instruments approximated their carrying value.

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment are as follows:

	December 31,
In millions
	1999	2000
Gas gathering and pipeline systems	$544.9	$555.9
Gas storage	87.6	86.3
Construction in progress	84.9	50.2
Other	46.8	55.5

	764.2	747.9
Less-Depreciation	166.6	188.9

Property, plant and equipment, net	$597.6	$559.0

F–16

NOTE 7—ASSET IMPAIRMENTS

    We have adjusted the reported value of certain assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In 2000, we recognized noncash, pretax charges of $7.8 million with respect to our assessment of certain underperforming pipeline assets, and $3.0 million related to our investments in certain retail assets in the United Kingdom. In 1998, we recorded a noncash, pretax charge of approximately $6.5 million caused by a change in the projected cash flows of an investment power project and resulted in the write-off of assets within the partnership. We recorded our proportional share of the impairment recorded by the partnership. These asset impairments are included in provision for asset impairments in the accompanying combined statements of income.

NOTE 8—INVESTMENTS IN SUBSIDIARIES AND PARTNERSHIPS

    Our combined balance sheet contains various investments accounted for by the equity method of accounting. The table below summarizes our investments and related equity earnings.

			Balance at December 31,		Equity Earnings, Year Ended December 31,
In millions	Ownership at December 31, 2000
		Country	1999	2000	1998	1999	2000
Independent Power Project Partnerships	17% to 50%	U.S. and Jamaica	$132.9	$248.6	$20.8	$17.9	$18.7
Oasis Pipe Line Company	35%	U.S.	97.7	97.5	1.1	0.6	(.3)

Total			$230.6	$346.1	$21.9	$18.5	$18.4

    We own interests in 15 independent power projects located in eight states and Jamaica. These investments have been aggregated because individual investments are not significant. All of these plants are currently in commercial operation. During 1998, we purchased an additional 5.3 percent ownership interest in a natural-gas-fired, combined-cycle cogeneration project. We subsequently sold an 11 percent ownership interest in the same project for $13.6 million, resulting in a gain of $3.6 million.

    Our equity investments exceed our share of the equity in underlying partnership net assets by $136.2 million at December 31, 1999 and $181.2 million at December 31, 2000. This excess and any acquisition and transaction costs included in the investment balances are being amortized on a straight-line basis over the remaining lives of the partnerships' related facilities, ranging from 15 to 40 years. Accumulated amortization aggregated $32.4 million at December 31, 1999 and $36.5 million at December 31, 2000. Unamortized acquisition and transaction costs related to these projects approximated $2.2 and $4.5 million as of December 31, 1999 and 2000, respectively.

F–17

    Combined financial information for the equity investments in which we hold an interest is summarized below:

	December 31,
In millions
	1999	2000
Assets:
Current assets	$133.2	$256.6
Non-current assets	794.4	1,611.8

Total assets	$927.6	$1,868.4

Liabilities and equity
Current liabilities	$98.6	$164.2
Non-current liabilities	430.7	1,283.8
Equity	398.3	420.4

Total liabilities and equity	$927.6	$1,868.4

	Year Ended December 31,
In millions
	1998	1999	2000
Operating results:
Revenues	$505.2	$346.9	$348.4
Costs and expenses	398.5	276.3	272.8

Net income	$106.7	$70.6	$75.6

Investment in Leveraged Lease

    We have an investment in a leveraged-lease generating facility. Our net investment in the leveraged lease consists of the following at December 31, 1999 and 2000:

In millions	1999	2000
Rents receivable, net of principal and interest on the nonrecourse debt	$7.3	$6.9
Estimated residual value of the leased assets	15.0	15.0
Less—Unearned and deferred income	(13.8)	(13.4)

Investment in leveraged lease	8.5	8.5
Less—Deferred taxes arising from leveraged lease	(6.3)	(5.9)

Net investment in leveraged lease	$2.2	$2.6

    For federal income tax purposes, we received the investment tax credit for this lease and receive the benefit of tax deductions for accelerated depreciation on the portion of the leased assets attributable to our lessor interests.

    Earnings from the investment in leveraged lease were $.2 million, $.2 million and $.3 million in 1998, 1999 and 2000, respectively. These earnings are included in the accompanying combined statements of income as other (income) expense.

F–18

NOTE 9—CREDIT FACILITIES AND DEBT

Long-term debt

    At December 31, 1999 and 2000, we had long-term debt (including current maturities) as follows:

In millions	1999	2000
Notes payable to UtiliCorp	$213.0	$47.6
8.29% senior notes, due September 15, 2002	37.5	25.0

Total long-term debt	250.5	72.6
Less—Current maturities	12.5	12.5

Long-term debt, net	$238.0	$60.1

    Periodically, we borrow funds from UtiliCorp to finance acquisitions or working capital needs. We pay interest to UtiliCorp based on revolving credit advances and long-term advances. Interest rates on long-term advances to affiliates ranged from 6.70 percent to 8.38 percent in 2000. We expect to receive financial support from UtiliCorp for approved capital commitments and future investments and to meet any working capital needs. Any such advances are repaid as available cash flow permits. All advances are classified as long-term debt as UtiliCorp has represented that it will not call for repayment of the notes within the next year.

    The senior notes mature in September 2002 with annual principal payments of $12.5 million due on September 15. The notes contain various restrictive covenants, including limitations on the incurrence or guarantee of additional indebtedness, incurrence of liens on assets, the purchase or sale of assets, investments and mergers. The notes also require that one of our wholly owned subsidiaries meet certain financial covenants related to net worth, debt, cash flow, dividends and other restricted payments and reserve life. Through December 31, 2000, we were in compliance with these covenants. The estimated fair value of this debt instrument approximates the carrying amount as of December 31, 1998, 1999 and 2000.

Financing of Power Plant

    In November 2000, we closed on a $140 million lease to finance a 340-megawatt power plant that is currently under construction. The lease has a term of 7 years with a variable interest component of the lease payment tied to changes in UtiliCorp's credit rating and LIBOR. We expect the completion of this plant to be May 2002. If UtiliCorp's interest in us falls below 75%, certain provisions in this lease will need to be renegotiated.

Letter of Credit Facilities

    In August 2000, we entered into a $125 million letter of credit facility with a group of banks that is used to support trading and other activities of Aquila with various counterparties. As of December 31, 2000, we had $88.8 million outstanding against the facility. We have certain financial covenants that need to be maintained to stay in compliance with the facility that relate to interest coverage and capitalization ratios. As of December 31, 2000, we were in compliance with these covenants and we expect to remain in compliance during the next year.

F–19

    We have a $30 million credit facility with a U.S. financial institution which provides working capital financing to our European energy merchant business at a floating rate of 7.0% at December 31, 2000. We had $25.7 million borrowed on this facility at December 31, 2000.

NOTE 10—PREFERRED STOCK

    In 1997, we issued 8.0 million shares of preferred stock to an affiliated company, for approximately $5.4 million. A non-cumulative dividend of 8% of the issued preferred stock could be paid if declared by the board of directors; however, to date, we have not declared any dividends on this preferred stock. We also can redeem the preferred stock at our option at any point in time.

NOTE 11—PROVISION FOR INCOME TAXES

    We are part of the consolidated federal income tax return of UtiliCorp. Under a joint income tax agreement, we compute current and deferred tax expense on a stand-alone basis. Under this agreement, we receive tax allocation payments from UtiliCorp on a quarterly basis.

    Income tax expense (benefit) consists of the following components:

	Year Ended December 31,
In millions
	1998	1999	2000
Currently payable:
Federal	$(14.1)	$25.5	$96.0
State	(2.8)	3.8	14.4
Foreign	(.4)	6.2	23.1
Deferred:
Federal	23.7	(9.3)	(46.7)
State	3.9	(1.2)	(6.7)

Total income tax expense	$10.3	$25.0	$80.1

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax liabilities and credits are as follows:

	Year Ended December 31,
In millions
	1999	2000
Deferred tax assets:
Price risk management activities	$—	$15.6

Deferred tax liabilities and credits:
Depreciation and amortization	$143.7	$157.6
Price risk management activities	39.8	—
Other, net	(6.9)	(18.8)

Total deferred tax liabilities and credits	$176.6	$138.8

F–20

    Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

	Year Ended December 31,
In millions
	1998	1999	2000
Statutory Federal Income Tax Rate	35.0%	35.0%	35.0%
Tax effect of:
Minority interest	.4	—	—
State income taxes, net of federal benefit	4.3	4.2	4.3
Difference in tax rate of foreign subsidiaries	(.4)	2.1	3.6
Other	.6	(.8)	2.2

Effective income tax rate	39.9%	40.5%	45.1%

    UtiliCorp has a consolidated alternative minimum tax (AMT) credit carryforward of approximately $43.0 million. As we participate in the consolidated tax returns of UtiliCorp we have generated a portion of this credit, but have not been allocated our stand-alone portion.

NOTE 12—RELATED-PARTY TRANSACTIONS

    We have agreements with UtiliCorp under which UtiliCorp or one of its subsidiaries provides the following services to us: finance, accounting, information technology, cash management, payroll, employee benefits, credit support and insurance. The costs of these services are both directly incurred and allocated based on a cost-based formula. Allocated costs amounted to $19.9 million, $23.4 million and $30.5 million during 1998, 1999 and 2000, respectively.

    UtiliCorp charges us for any services which are identifiable specifically to us. The remaining non-direct support costs are allocated to certain business units of UtiliCorp, first using appropriate and specific cost drivers and second using a general allocator. These allocated costs are charged to us at actual (or fully distributed) cost, rather than market. Costs drivers represent the percentage of support to a business unit in relation to all business units. The general allocator utilized by UtiliCorp is the Massachusetts Formula, which is the arithmetic average of net plant, net margin and payroll (fully loaded) charged to expense.

    We believe that the allocation methods used are reasonable and reflective of our proportionate share of such expenses and are not materially different from those that would have been incurred on a stand-alone basis.

    We incurred interest expense on notes payable to affiliates of $17.6 million, $19.0 million and $14.2 million during 1998, 1999 and 2000, respectively. See Note 9 for discussion of related party debt transactions.

    In February 1999, a wholly owned subsidiary of ours entered into a power supply contract with a subsidiary of UtiliCorp. Under this agreement we will provide up to 580 MW of power from June 2001 to May 2005. In 2000, we sold a 50% interest in our subsidiary that held the power contract with the UtiliCorp subsidiary. After the sale of the 50% interest in this subsidiary we will account for our 50% ownership interest by the equity method of accounting.

F–21

    From November, 1999 to December 31, 1999, we had an interest rate swap with UtiliCorp to manage our exposure to adverse interest rate movements related to our price risk management activities. As of December 31, 1999 the interest rate swap had a value of approximately $20.0 million and was recorded as a price risk management asset in our financial statements.

    We transact in a normal course of business with affiliated companies. We supply and purchase gas to and from subsidiaries of UtiliCorp, which generated sales of $136.8 million, $147.0 million and $56.7 million, and gas costs of $22.5 million, $20.4 million and $11.2 million, respectively for the years ended December 31, 1998, 1999 and 2000.

    In connection with the separation of our businesses from those of UtiliCorp, we will enter into, or continue in effect, various agreements and relationships, including those described above and in this prospectus.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Commodity Contracts

    We have various future commitments related to commodity contracts, such as, gas transportation, storage capacity and tolling agreements. Under these agreements, we make specified minimum payments each month. Future commitments related to these agreements at December 31, 2000 were $53.9 million, $65.8 million, $84.7 million, $84.7 million and $84.7 million for 2001 through 2005, respectively.

    In October 2000, we announced two agreements, a 15-year agreement and a 20-year agreement, for the output of two natural gas-fired peaking facilities. The agreements are expected to provide us with approximately 1,180 MW of additional capacity. Both facilities are currently under construction. One of these plants is expected to be operational in the summer of 2001 and the other is expected to be operational in the summer of 2002.

Other Commitments

    We lease property, operating facilities and equipment under various operating leases, certain of which contain renewal and purchase options. Future commitments related to these leases at December 31, 2000 were $1.2 million, $14.7 million, $15.2 million, $14.4 million and $14.8 million for 2001 through 2005, respectively, and $220.8 million for later years.

    We own 50% of Merchant Energy Partners Pleasant Hill, LLC (MEPPH), and the other 50% is owned by Calpine Corporation. In September 2000, the partnership sold its 580-megawat Aries plant and will lease back the facility under a 30-year lease. This lease will be classified as an operating lease in the partnership financial statements. As such, we have included our portion of the annual lease commitments described above.

    In 1998, we entered into a 15-year agreement (with a five-year renewal option) to obtain the rights to dispatch 267 megawatts of electricity from facilities currently being built by a third party. As part of the agreement, we will provide natural gas to the facility and will be able to sell the electricity generated by this facility. This facility became operational in July 2000.

F–22

    A court ruling in 1998 required us to pay costs in accordance with a U.K. gas contract that was subject to a legal dispute. In addition, we are required to pay interest to the supplier related to the gas cost not previously paid. We estimate this will cost approximately $6.8 million.

Contingencies

    The IRS has examined and proposed adjustments to UtiliCorp's consolidated federal income tax returns for 1988 through 1993. The IRS has proposed an adjustment for fiscal years 1990-1993 to lengthen the depreciable life of certain pipeline assets owned by us. UtiliCorp filed a petition in the U.S. Tax Court contesting the IRS-proposed adjustments for 1990 and 1991. UtiliCorp intends to vigorously contest the proposed adjustment, and we believe it is reasonably possible that UtiliCorp will prevail. It is expected that additional assessments for the years 1994 through the present would also be made on the same issue. Under the provisions of the tax-sharing agreement between UtiliCorp and us, we would be liable to UtiliCorp for additional taxes of approximately $12.6 million for the audit period through the present plus potential interest of approximately $4.9 million. The additional taxes would result in an adjustment to the deferred tax liability with no effect on net income, while any payment of interest would affect net income. We expect that the ultimate resolution of this matter will not have a material adverse effect on our combined financial position or results of operations.

    We are also subject to other asserted claims and contingent liabilities which arise in the ordinary course of business. In our opinion, such other asserted claims and contingent liabilities are not anticipated to result in any losses which will materially affect our combined financial position or results of operations.

NOTE 14—SEGMENT INFORMATION

    We divided our operations into two operating segments, defined as components of an enterprise about which financial information is available and evaluated by the chief operating decision maker, or decision-making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

    Our chief operating decision-making group evaluates performance based on earnings before interest and income taxes (EBIT). The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies in Note 1.

F–23

    We have divided our operations into wholesale services and capacity services. These segments have been described previously in the footnotes. Financial information by business segment and geographic area for each of the three years in the period ended December 31, 2000, is as follows:

Business Lines

	Year Ended December 31,
In millions	1998	1999	2000
Sales:
Wholesale services
North America	$10,028.6	$15,598.1	$23,825.2	90.0%
United Kingdom and continental Europe	359.6	669.9	1,837.2	6.9

Total wholesale services	10,388.2	16,268.0	25,662.4	96.9
Capacity services	302.8	384.8	815.6	3.1

Total	$10,691.0	$16,652.8	$26,478.0	100.0%

	Year Ended December 31,
In millions	1998	1999	2000
Earnings before interest and taxes:
Wholesale services
North America	$30.4	$53.1	$165.7	85.5%
United Kingdom and continental Europe	6.8	8.3	(8.9)	(4.6)

Total wholesale services	37.2	61.4	156.8	80.9
Capacity services	10.2	22.2	36.9	19.1

Total	$47.4	$83.6	$193.7	100.0%

	Year Ended December 31,
In millions	1998	1999	2000
Depreciation expense:
Wholesale services	$4.9	$5.0	$16.5	33.8%
Capacity services	26.4	30.7	32.3	66.2

Total	$31.3	$35.7	$48.8	100.0%

F–24

	Year Ended December 31,
In millions
	1998	1999	2000
Identifiable assets:
Wholesale services
North America	$1,540.4	$2,305.0	$6,144.2	78.5%
United Kingdom and continental Europe	144.8	129.1	342.8	4.4

Total wholesale services	1,685.2	2,434.1	6,487.0	82.9
Capacity services	595.7	549.3	1,338.3	17.1

Total	$2,280.9	$2,983.4	$7,825.3	100.0%

	Year Ended December 31,
In millions
	1998	1999	2000
Capital expenditures:
Wholesale services	$17.7	$4.7	$32.2	57.4%
Capacity services	22.6	104.2	23.9	42.6

Total	$40.3	$108.9	$56.1	100.0%

Geographical Information

	Year Ended December 31,
In millions
	1998	1999	2000
Sales:
United States	$9,196.9	$13,689.4	$20,670.7	78.1%
Canada	1,134.5	2,293.5	3,970.1	15.0
United Kingdom and continental Europe	359.6	669.9	1,837.2	6.9

Total	$10,691.0	$16,652.8	$26,478.0	100.0%

	Year Ended December 31,
In millions
	1998	1999	2000
Earnings before interest and taxes:
United States	$38.3	$60.6	$141.3	73.0%
Canada	2.3	14.7	61.3	31.6
United Kingdom and continental Europe	6.8	8.3	(8.9)	(4.6)

Total	$47.4	$83.6	$193.7	100.0%

	Year Ended December 31,
In millions
	1998	1999	2000
Identifiable assets:
United States	$1,919.0	$2,538.8	$6,356.0	81.2%
Canada	217.1	315.5	1,126.5	14.4
United Kingdom and continental Europe	144.8	129.1	342.8	4.4

Total	$2,280.9	$2,983.4	$7,825.3	100.0%

F–25

NOTE 15—EMPLOYEE BENEFITS

    We participate in UtiliCorp's defined benefit pension plans and other benefit plans that cover substantially all of our employees, other than those employed by our Canadian and European operations. The following table shows the funded status of UtiliCorp's pension plans, and the amounts included in the consolidated balance sheets and statements of income of UtiliCorp:

Pensions

	Pension benefits			Other benefits
In millions
	1998	1999	2000	1998	1999	2000
Changes in Benefit Obligation:
Benefit obligation at start of year	$205.5	$221.4	$218.6	$42.6	$42.2	$51.4
Service cost	7.7	7.7	8.3	.7	1.0	.9
Interest cost	14.4	14.8	16.3	2.7	3.2	3.7
Plan participants' contribution	.6	.7	.9	.8	.9	1.0
Amendments	8.9	.3	.3	.3	—	—
Net acquisitions	—	—	42.5	—	—	17.1
Actuarial (gain) loss	(1.2)	(16.0)	(2.1)	1.6	7.5	1.0
Curtailment (gain) loss	—	—	(.5)	—	—	(.3)
Benefits paid	(12.1)	(12.5)	(13.4)	(6.3)	(3.6)	(5.1)
Foreign currency exchange rates	(2.4)	2.2	(1.6)	(.2)	.2	(.1)

Benefit obligation at end of year	$221.4	$218.6	$269.3	$42.2	$51.4	$69.6

Change in Plan Assets:
Fair value of plan assets at start of year	$239.6	$227.0	$259.6	$4.8	$4.5	$7.6
Actual return on plan assets	(.5)	40.6	51.4	.2	.3	.4
Employer contribution	1.5	1.9	2.1	5.0	5.5	3.6
Plan participants' obligation	.6	.7	.9	.8	.9	1.0
Net acquisitions	—	—	88.4	—	—	5.9
Benefits paid	(12.1)	(12.5)	(13.4)	(6.3)	(3.6)	(5.1)
Foreign currency exchange changes	(2.1)	1.9	(1.4)	—	—	—

Fair value of plan assets at end of year	$227.0	$259.6	$387.6	$4.5	$7.6	$13.4

Funded status	$5.6	$41.0	$118.3	$(37.7)	$(43.8)	$(56.2)
Unrecognized transition amount	(8.9)	(7.7)	(7.0)	28.3	26.3	28.2
Unrecognized net actuarial (gain) loss	19.5	(13.6)	(45.6)	(8.8)	3.8	10.1
Unrecognized prior service cost	10.6	10.9	13.4	3.2	.3	3.5

Prepaid (accrued) benefit cost	$26.8	$30.6	$79.1	$(15.0)	$(13.4)	$(14.4)

Weighted Average Assumptions as of December 31:
Discount rate	6.75%	7.61%	7.75%	6.75%	7.75%	7.88%
Expected return on plan assets	9.73%	9.70%	9.47%	7.00%	7.00%	7.87%
Rate of compensation increase	5.09%	5.04%	4.90%	5.40%	5.40%	5.06%

F–26

    Our portion of the benefit obligation at the end of 1999 and 2000, was $5.7 million and $6.5 million, respectively. Plan assets currently are not allocated to business units. We are allocated our respective portion of the prepaid (accrued) benefit costs on an annual basis.

    For measurement purposes, UtiliCorp assumes a 6.18% annual rate of increase in the per capita cost of covered health benefits for each future fiscal year.

	Pension benefits			Other benefits
In millions
	1998	1999	2000	1998	1999	2000
Components of Net Periodic Benefit Cost:
Service cost	7.7	7.7	8.3	.7	1.0	.9
Interest cost	14.4	14.8	16.3	2.7	3.2	3.7
Expected return on plan assets	(22.8)	(23.4)	(27.7)	(.3)	(.4)	(.5)
Amortization of transition amount	(1.2)	(1.2)	(1.2)	2.0	2.0	1.9
Amortization of prior service cost	—	.5	.6	—	.1	.1
Recognized net actuarial (gain) loss	—	—	(1.9)	(.2)	—	—
Curtailment (gain) loss	—	—	(1.0)	—	—	(.3)
Regulatory adjustment	(.1)	.1	(1.3)	—	—	—

Net benefit cost	$(2.0)	$(1.5)	$(7.9)	$4.9	$5.9	$5.8

    The pensfion plans were amended effective December 1, 1999 to provide the same pension benefits for almost all participants.

    We also participate in UtiliCorp's health care plans. These plans our contributory, with participants' contributions adjusted annually. The life insurance plans are non-contributory. Future cost-sharing changes are assumed in estimating future health care costs.

    The assumed health care cost trends significantly affect the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on UtiliCorp for 2000:

	1 Percentage-Point
In millions
	Increase	Decrease
Effect on total of service and interest cost components	$.4	$(.4)
Effect on post-retirement benefit obligation	6.3	(6.8)

    Our portion of the 2000 service and interest cost components and the change in our portion of the 2000 post-retirement benefit obligation would be approximately $.2 million.

    In addition to defined benefit retirement plans and health care plans, we participate in UtiliCorp's defined contribution savings plan. Our contributions were $2.0 million and $2.2 million during the plan years ending December 1999 and 2000, respectively.

NOTE 16—NEW ACCOUNTING STANDARDS

    We analyzed the effects of adopting the rules promulgated by Statement of Accounting Standards, or "SFAS," No. 133 and its amendment by SFAS No. 138. These statements establish accounting and

F–27

reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We adopted the provisions of SFAS No. 133 and No. 138 on January 1, 2001 in accordance with the requirements provided by these statements. The impact of adopting SFAS No. 133 will not materially impact our income statement, balance sheet or statement of cash flows. All derivatives entered into by us are reflected at fair value under our current method of revenue recognition, except for our NGL hedges which under SFAS No. 133 will be considered a cash flow hedge. These cash flow hedges would decrease comprehensive income by $2.2 million if SFAS No. 133 were adopted at December 31, 2000.

NOTE 17—SUBSEQUENT EVENT

    On April 5, 2001, the Board of Directors approved the conversion of the 1,000 shares of common stock outstanding into 85,775,000 shares of Class B common stock, par value $0.01 (the recapitalization). In addition, the Company authorized a total of 1,000,000,000 shares of capital stock, of which 550,000,000 shares are Class A common stock, par value $0.01 per share, 250,000,000 shares are Class B common stock, par value $0.01 per share and 200,000,000 shares are preferred stock, par value $0.01 per share. The holders of Class A common and Class B common stock have identical rights except with respect to voting, conversion and transfer. See "Description of Our Capital Stock" appearing elsewhere in this prospectus for further discussion. All references to retained earnings, common stock, common shares outstanding, average numbers of shares outstanding and per share amounts in our combined financial statements and notes to our combined financial statements prior to the anticipated recapitalization have been restated to reflect the recapitalization on a retroactive basis. UtiliCorp also announced that it currently intends to distribute to its stockholders all of its remaining interest in us within 12 months after the completion of this Stock Offering subject to certain conditions. There can be no assurance that this distribution will be completed.

F–28

Aquila, Inc.

Combined Statements of Income—Unaudited

(Dollars in millions, except per share amounts)

	Nine Months Ended September 30,
	2001	2000
Sales
Natural Gas	$15,895.5	$10,488.6
Electricity	13,048.6	6,403.5
Other	733.1	440.1

Total Sales	29,677.2	17,332.2

Cost of sales
Natural Gas	15,520.5	10,342.9
Electricity	12,903.5	6,319.2
Other	553.0	372.8

Total cost of sales	28,977.0	17,034.9
Equity in earnings of investments and partnerships	23.5	13.2

Gross profit	723.7	310.5

Administrative expenses	382.5	201.7
Depreciation and amortization expense	44.4	34.6
Other income	(34.0)	(31.0)

Earnings before interest and taxes	330.8	105.2
Interest expense	2.9	17.2

Earnings before income taxes	327.9	88.0
Provision in lieu of income taxes	140.1	32.5

Net Income	$187.8	$55.5

Earnings per common share:
Basic Earnings Per Common Share	$2.00	$.65
Diluted Earnings Per Common Share	$1.99	$.65

See accompanying notes to combined financial statements.

F–29

Aquila, Inc.

Combined Balance Sheets

(Dollars in millions)

	September 30, 2001	December 31, 2000
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160.0	$9.0
Funds on deposit	221.1	149.5
Accounts receivable, net	2,536.4	3,959.9
Accounts and notes receivable from UtiliCorp	—	11.8
Inventories	189.6	63.6
Price risk management assets	872.8	1,452.6
Other	98.4	39.7

Total current assets	4,078.3	5,686.1

Property, plant and equipment, net	625.5	559.0
Investments in subsidiaries and partnerships	466.2	408.0
Price risk management assets	562.0	744.5
Notes receivable	300.9	313.2
Other	103.5	176.4

Total Assets	$6,136.4	$7,887.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$12.5	$12.5
Short-term debt	—	25.7
Accounts payable	3,004.8	4,144.0
Accrued liabilities	285.6	316.0
Accounts and line of credit payable to UtiliCorp	136.2	6.0
Price risk management liabilities	617.1	1,290.5
Customer deposits	76.1	362.4

Total current liabilities	4,132.3	6,157.1

Long-term Liabilities:
Long-term debt, net	—	12.5
Notes payable to UtiliCorp	—	47.6
Price risk management liabilities	1,051.9	1,252.4
Deferred income taxes and credits	76.7	105.2
Other deferred credits	95.8	57.2

Total long-term liabilities	1,224.4	1,474.9

Shareholders' Equity:
Preference stock, $.68 par value; 200,000,000 shares authorized, 28,380,000 and 8,000,000 issued and outstanding, respectively	19.3	5.4
Class A common stock, $.01 par value; 550,000,000 shares authorized, 19,975,000 and none issued and outstanding, respectively	.2	—
Class B common stock, $.01 par value; 250,000,000 shares authorized, 80,025,000 and 85,775,000 shares issued and outstanding, respectively	.8	.9
Additional paid-in capital	566.8	241.0
Accumulated other comprehensive losses	(4.8)	(1.7)
Retained earnings	197.4	9.6

Total shareholders' equity	779.7	255.2

Total Liabilities and Shareholders' Equity	$6,136.4	$7,887.2

See accompanying notes to combined financial statements.

F–30

Aquila, Inc.

Combined Statements of Comprehensive Income—Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions
	2001	2000	2001	2000
Net Income	$37.2	$23.0	$187.8	$55.5
Other comprehensive income (loss):
Unrealized translation adjustments	2.9	(4.0)	(3.3)	(4.5)
Unrealized cash flow hedge	(1.0)	—	.2	—

Comprehensive Income	$39.1	$19.0	$184.7	$51.0

F–31

Aquila, Inc.

Combined Statements of Cash Flows—Unaudited

(Dollars in millions)

	Nine Months Ended September 30,
	2001	2000
Cash Flows From Operating Activities:
Net income	$187.8	$55.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	44.4	34.6
Net change in price risk management assets and liabilities	(116.3)	216.8
Deferred income taxes and credits	(29.5)	36.0
Equity in earnings of investments and partnerships	(23.5)	(13.2)
Dividends from investments and partnerships	16.0	10.3
Changes in operating assets and liabilities:
Accounts receivable	1,424.7	(1,279.2)
Accounts payable and receivable to/from UtiliCorp, net	(19.9)	12.9
Inventories	(125.0)	68.1
Accounts payable and accrued liabilities	(1,170.5)	1,375.9
Other	40.6	17.4

Sub-total	228.8	535.1
Funds on deposit, net	(357.9)	(123.5)

Net cash (used in) provided by operating activities	(129.1)	411.6

Cash Flows From Investing Activities:
Capital expenditures	(112.3)	(43.4)
Investments in subsidiaries and partnerships	(13.0)	(22.4)
Repayments of (additions to) notes receivable, net	12.3	(146.4)
Cash received on sale of related party investments	26.1	—
Other	12.2	—

Net cash used in investing activities	(74.7)	(212.2)

Cash Flows From Financing Activities:
Repayment of short-term debt	(25.7)	—
Line of Credit with UtiliCorp	125.0	—
Repayment of notes payable to UtiliCorp, net	(47.6)	(187.5)
Retirement of long-term debt	(12.5)	(12.5)
Issuance of common stock, net	315.6	5.5
Cash dividends paid	—	(10.9)

Net cash provided by (used in) financing activities	354.8	(205.4)

Net increase (decrease) in cash and cash equivalents	151.0	(6.0)
Cash and cash equivalents at beginning of period	9.0	6.0

Cash and cash equivalents at end of period	$160.0	$—

See accompanying notes to combined financial statements.

F–32

Aquila, Inc.

Notes to Combined Financial Statements

(Unaudited)

1.  Summary of Significant Accounting Policies

    The accompanying unaudited combined financial statements have been prepared in accordance with the accounting policies described in the combined financial statements and related notes included in our Registration Statements on Form S-1, as amended. We believe it is best to read this report in conjunction with our S-1 Registration Statements. The accompanying Balance Sheet as of December 31, 2000 was derived from our audited financial statements, but does not include all disclosures required by generally accepted accounting principles. In our opinion, the accompanying combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair representation of our financial position and the results of our operations. Certain estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods shown have been made in preparing the combined financial statements. Actual results could differ from these estimates.

    Certain prior year amounts in the combined financial statements have been reclassified to conform to the 2001 presentation.

New Accounting Pronouncements

Business Combinations

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141). SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. SFAS 141 also requires certain additional disclosures regarding material business combinations. The adoption of this standard is not expected to have a material effect on our financial position or results of operations.

Goodwill and Other Intangible Assets

    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 requires that, beginning on January 1, 2002, goodwill will no longer be systematically amortized against earnings over an estimated useful life. This statement will require that, no less than annually, goodwill be tested for impairment and if impaired, be written off against earnings at that time. We expect that the adoption of this standard in 2002 will result in discontinuing annual goodwill amortization of approximately $4.4 million. As of September 30, 2001, we had total goodwill of $99.8 million. We are currently assessing the potential impact, if any, that a goodwill impairment test could have on our financial position or results of operations.

Asset Retirement Obligations

    In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related asset. The liability will be accreted to its present value each subsequent period and the capitalized cost will be depreciated over the useful life of the related asset. Upon settlement of the liability, the company will record a gain or loss for the difference between the settled liability and the recorded amount. This standard will not be in effect until

F–33

January 1, 2003, although earlier application is encouraged. We have not yet completed our estimate of the effect of the adoption of this standard on our financial position or results of operations.

Impairment or Disposal of Long Lived Assets

    In August 2001, the FASB approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 did not address the accounting for a segment of a business accounted for as a discontinued operation, which resulted in two accounting models for long-lived assets to be disposed of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We have not yet completed our estimate of the effect of the adoption of this standard on our financial position or results of operations.

2.  Earnings per Common Share

    The following table shows the amounts used in computing basic and diluted earnings per common share for the three and nine-month periods ended September 30, 2001 and 2000.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(In millions, except per share amounts)
Earnings available for common shares	$37.2	$23.0	$187.8	$55.5
Earnings per share:
Basic	$.37	$.27	$2.00	$.65
Diluted	$.37	$.27	$1.99	$.65

Weighted average number of common shares used in basic earnings per share	100.0	85.8	94.1	85.8
Per share effect of dilutive securities:
Stock options	.1	—	.3	—

Weighted number of common shares and dilutive common shares used in diluted earnings per share	100.1	85.8	94.4	85.8

3.  Initial Public Offering

    In April 2001, we issued 14,225,000 shares of Class A common stock to the public in an initial public offering at $24.00 a share. We received net proceeds of approximately $315.6 million after deducting underwriting discounts, commissions and other offering expenses. We have used a portion of the proceeds to repay debt owed to UtiliCorp and have used the remaining proceeds for working capital, fixed assets and general corporate purposes.

F–34

    In connection with the offering, UtiliCorp sold 5,750,000 shares of our Class A common stock at $24.00 a share. We did not receive any of the proceeds from the shares of stock sold by UtiliCorp.

    As a result of our initial public offering, UtiliCorp owns Class B common stock representing approximately 80% of our outstanding shares, but approximately 98% of the combined voting power.

4.  Western Hub Properties

    On August 23, 2001, we formed a partnership with ArcLight Energy Partners Fund I, L.P. to buy Western Hub Properties, a Houston-based developer of underground natural gas storage. Western Hub owns a gas storage facility under construction approximately 35 miles South of Sacramento, near Lodi, California. The cost to acquire Western Hub and to complete the facility is approximately $220 million. The majority of the acquisition will be funded at the project level, however we are expected to contribute approximately $25 million of equity. The California Public Utilities Commission must still approve the acquisition.

5.  Related Party Transactions

Investments

    During the second quarter of 2001, we completed three transactions with UtiliCorp in relation to our Canadian operations. Those transactions were as follows:

  1.
  We purchased the workforce of Aquila Canada Corp. (ACC) (a wholly owned subsidiary of UtiliCorp) for $4.3 million. As ACC is included in the combined financial statements, this transaction has been eliminated.

  2.
  We received $12.9 million from UtiliCorp for our preferred stock investment in a Canadian UtiliCorp subsidiary. The preferred stock was repurchased at the original issuance price.

  3.
  We sold back to UtiliCorp our 5% ownership of their Canadian investments. We received $13.2 million which approximates the gain connected with the sale.

    As the above transactions were all transactions with a related party, the related net gain of $10.3 million was recorded as a capital transaction and credited to additional paid in capital.

UtiliCorp Revolving Credit Agreement

    We entered into a $350 million revolving credit agreement with UtiliCorp United Inc. on August 13, 2001, as amended. The revolver is a one-year agreement with borrowing rates based on one month LIBOR plus 0.4% to 2.725%. The specific rate depends upon our credit rating and the outstanding balance under the revolver. Our effective rate at September 30, 2001 was 3.64%. At September 30, 2001, $125 million was outstanding under the facility and is included within accounts and line of credit payable to UtiliCorp on the combined balance sheet. UtiliCorp may demand repayment of all outstanding amounts under the revolver if any of the following events were to occur:

  1.
  The sale, transfer, assignment, disposition or securitization or monetization of all or substantially all of UtiliCorp's assets;

  2.
  The occurrence of any default by UtiliCorp on any of its outstanding debt obligations;

F–35

  3.
  The occurrence of a spin-off by UtiliCorp to its shareholders of UtiliCorp's outstanding voting shares of Aquila; or

  4.
  Aquila obtains a third-party committed credit facility in an amount greater than or equal to the aggregate principal amounts of the commitment to UtiliCorp at such time.

    The credit agreement also contains customary restrictions as well as covenants relating to the use of proceeds and ratios for debt to total capital, as defined in the agreement.

6.  Reportable Segment Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(Dollars In millions)
Sales:
Wholesale Services	$8,463.0	$7,746.3	$28,731.8	$16,829.7
Capacity Services	329.2	250.2	945.4	502.5

Total	$8,792.2	$7,996.5	$29,677.2	$17,332.2

EBIT:
Wholesale Services	$30.7	$29.5	$241.6	$70.1
Capacity Services	21.0	11.3	89.2	35.1

Total	$51.7	$40.8	$330.8	$105.2

7.  Subsequent Events

    On November 7, 2001, UtiliCorp announced that it will make an exchange offer by which UtiliCorp would acquire all of our outstanding publicly held shares. According to UtiliCorp, all of our public shareholders will be offered .6896 shares of UtiliCorp common stock in a tax-free exchange for each outstanding share of our Class A common stock. UtiliCorp has stated that it will require that at least a majority of our publicly held Class A shares are tendered and this condition will not be waived. UtiliCorp has committed that, if the exchange offer is successfully completed, UtiliCorp will effect a "short-form" merger of us with a UtiliCorp subsidiary. In that merger, each remaining share of our Class A stock would be converted (subject to the exercise of appraisal rights) into the same number of shares of UtiliCorp common stock as paid in the exchange offer.

    We are currently aware of ten class action complaints with allegations regarding the proposed exchange offer that have been filed against Aquila, UtiliCorp, and certain officers and directors of Aquila. Generally, the actions challenge the announced plan for the exchange offer, seek to enjoin the exchange offer or, should the exchange offer be consummated, an award of an unspecified amount of damages, and other relief. The plaintiffs in these actions allege breaches of fiduciary and other common law duties owed to them. We are in the process of reviewing the claims and have not yet answered the allegations or made an assessment of the likely outcome of the litigation.

F–36

Aquila, Inc.

Combined Quarterly Information

(Unaudited)

(in millions, except per share amounts)

2001	1st Qtr	2nd Qtr	3rd Qtr
Sales	$10,981.0	$9,904.0	$8,792.2
Gross profit	251.2	347.1	125.4
Net income	49.3	101.3	37.2
Earnings per common share:
Basic	.57	1.05	.37
Diluted	.57	1.05	.37
2000	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$4,021.6	$5,314.1	$7,996.5	$9,145.8
Gross profit	92.5	127.0	91.0	285.7
Net income	10.8	21.7	23.0	42.1
Earnings per common share:
Basic	.13	.25	.27	.49
Diluted	.13	.25	.27	.49
1999	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$2,912.7	$3,413.8	$6,329.1	$3,997.2
Gross profit	40.7	59.5	79.0	91.5
Net income	(4.7)	16.8	13.3	11.4
Earnings per common share:
Basic	(.05)	.20	.16	.13
Diluted	(.05)	.20	.16	.13

F–37

    Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for Aquila's Class A shares and any other required documents should be sent or delivered by each Aquila stockholder or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth above.

The Exchange Agent For The Offer Is:

UMB BANK, n.a.

By Mail:	By Overnight Delivery:	By Hand Delivery:
UMB Bank, n.a.	UMB Bank, n.a.	UMB Bank, n.a.
Securities Transfer Division	Securities Transfer Division	Securities Transfer Division
P.O. Box 410064	928 Grand Blvd.	928 Grand Blvd.
Kansas City, MO 64141	13th Floor	13th Floor
	Kansas City, MO 64106	Kansas City, MO 64106
By Facsimile:
(For Eligible Institutions Only)
(816) 860-3963
For Confirm of Facsimile, Telephone:
(816) 860-7782

    Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent For The Offer Is:

445 Park Avenue, 5th Floor
New York, NY 10022

E-mail: AQUILA.INFO@MORROWCO.COM
Call Collect: (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468
Stockholders Please Call: (800) 607-0088

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification Of Directors And Officers

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    The Certificate of Incorporation of UtiliCorp contains a provision that eliminates the personal liability of UtiliCorp's directors to UtiliCorp or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

    UtiliCorp has a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by UtiliCorp, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of UtiliCorp. The policy also reimburses UtiliCorp for liability incurred in the indemnification of its directors and officers.

    The By-laws of UtiliCorp entitle officers and directors to be indemnified by UtiliCorp against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with an action, suit or proceeding, including actions brought by or in the right of UtiliCorp, to which such persons are made or threatened to be made a party, by reasons of their being a director or officers. Such right, however, may be made only as authorized by (i) a majority vote of quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or (iii) by the stockholders of UtiliCorp, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonable believed to be in or not opposed to UtiliCorp's best interest, or, if indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires UtiliCorp, upon authorizations by the board of directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance must first provide UtiliCorp with an undertaking to repay any amount as to which it may be determined such person is not entitled.

II–1

    The following documents are exhibits to the Registration Statement:

Item 21.  Exhibits

Exhibit Number	Description of Document
3(i)(a)	Certificate of Incorporation of UtiliCorp United Inc., as amended (incorporated by reference to Exhibit 3(a) to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001).
3(i)(b)	Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(3) to UtiliCorp's Annual Form 10-K for the year ended December 31, 1999).
3(i)(c)
Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(4) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
3(i)(d)
Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(6) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
3(ii)	By-laws of UtiliCorp United Inc., as amended (incorporated by reference to Exhibit 3.1 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).
4
Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).
5*	Opinion of Leslie J. Parrette, Jr., Esq., Senior Vice President, Secretary and General Counsel, UtiliCorp United Inc. regarding the validity of the UtiliCorp common stock registered hereunder.
8*	Tax Opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp United Inc.
10.1	UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (incorporated by reference to Exhibit 10(a)(2) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
10.2
First Amendment and Second Amendment to UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (incorporated by reference to Exhibit 10(a)(2) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 2000).
10.3
UtiliCorp United Inc. Annual and Long Term Incentive Plan, including all amendments (incorporated by reference to Exhibit 10(a)(3) to UtiliCorp's Annual Report on Form 10-K for year ended December 31, 1999).
10.4	UtiliCorp United Inc. Life Insurance Program for Officers (incorporated by reference to Exhibit 10(a)(13) of UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1995).
10.5
Amended and Restated UtiliCorp United Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10(c)(1) to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).

II–2

10.6
Employment Agreement between UtiliCorp United Inc. and Richard C. Green, Jr. (incorporated by reference to Exhibit 10.4 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).
10.7
Employment Agreement between UtiliCorp United Inc. and Robert K. Green (incorporated by reference to Exhibit 10.5 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).
10.8	Amended and Restated UtiliCorp United Inc. Capital Accumulation Plan (incorporated by reference to Exhibit 10(a)(14) to UtiliCorp's Annual Report on on Form 10-K for the year ended December 31, 2000).
10.9
First Amendment to UtiliCorp United Inc. Capital Accumulation Plan (incorporated by reference to Exhibit 10(a) of UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).
23.1	Consent of Arthur Andersen LLP, independent auditors of UtiliCorp United Inc.
23.2	Consent of Arthur Andersen LLP, independent auditors for Aquila, Inc.
23.3*	Consent of Leslie J. Parrette, Jr., Esq., Senior Vice President, Secretary and General Counsel, UtiliCorp United Inc. (contained in Exhibit 5).
23.4*	Consent of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp United Inc. (contained in Exhibit 8).
24*	Power of Attorney.
99.1*	Form of Exchange Offer Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from UtiliCorp to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Press release of UtiliCorp announcing commencement of the offer, dated December 3, 2001.
99.7	Restated Certificate of Incorporation of Aquila, Inc. (incorporated by reference to Exhibit 3.1 to Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 31, 2001).
99.8*	Amended By-laws of Aquila, Inc.
99.9
Amended and Restated Revolving Credit Agreement, dated October 1, 2001, between Aquila, Inc. and UtiliCorp United Inc. (incorporated by reference to Exhibit 10.2 to Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).

II–3

99.10
Master Separation Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(2) to the Solicitation/Recommendation Statement on Schedule 14D-9, filed by Aquila on December 14, 2001 (the "Aquila Schedule 14D-9")).
99.11	Transitional Services Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(3) to the Aquila Schedule 14D-9).
99.12	Employee Matters Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(4) to the Aquila Schedule 14D-9).
99.13	Tax Matters Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(5) to the Aquila Schedule 14D-9).
99.14	Registration Rights Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(6) to the Aquila Schedule 14D-9).
99.15
Intellectual Property Cross-License and Transfer Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(7) to the Aquila Schedule 14D-9).
99.16
Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Keith G. Stamm (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Aquila's Registration Statement on Form S-1 (Registration No. 333-51718) (the "Aquila Form S-1").
99.17	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Dan J. Streek (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Aquila Form S-1).
99.18	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Edward K. Mills (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Aquila Form S-1).
99.19	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and John A. Shealy (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Aquila Form S-1).
99.20	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Jeffrey D. Ayers (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Aquila Form S-1).
99.21	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Brock A. Shealy (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Aquila Form S-1).
99.22	Aquila, Inc. 2001 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Aquila Form S-1).
99.23	Form of Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Aquila Form S-1).
99.24*
Complaint titled Francine Pluck v. Aquila, Inc.; UtiliCorp United Inc.; Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm, filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19236).

II–4

99.25*
Complaint titled Roseanne Caruso v. Aquila, Inc.; UtiliCorp United Inc.; Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19244NC).
99.26*
Complaint titled Darren Pinnock v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19243).
99.27*
Complaint titled George Siemers v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19246).
99.28*
Complaint titled James Hanson v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19247).
99.29*
Complaint titled Charles Zimmer v. Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm; Aquila, Inc.; UtiliCorp United Inc., filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19238NC).
99.30*
Complaint titled Joyce Sarsik v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19237).
99.31*
Complaint titled Jason Greene v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 9, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19250NC).
99.32*
Complaint titled Nicholas Ruhland v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 9, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19251NC).
99.33*
Complaint titled Edward Shlomovich v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 8, 2001 in the Circuit Court of Jackson County, Missouri, at Kansas City.
99.34
Consolidated Amended Class Action Complaint titled Francine Pluck v. Aquila, Inc., et al. (C.A. 19236-NC); Joyce Sorsik v. Robert K. Green, et al. (C.A. No. 19237-NC); Charles Zimmer v. Richard C. Green, Jr., et al. (C.A. No. 19238-NC), filed on December 5, 2001 in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to Exhibit (i)(17) to Amendment No. 1, filed by UtiliCorp on December 7, 2001, to UtiliCorp's Tender Offer Statement on Schedule TO).
99.35
Second Amended Class Action Petition titled Edward Shlomovich v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; Aquila, Inc.; and UtiliCorp United Inc., filed on December 5, 2001 in the Circuit Court of Jackson County, Missouri, at Kansas City (Case No. 01CV226874, Division No. 12) (incorporated by reference to Exhibit (i)(18) to Amendment No. 2, filed by UtiliCorp on December 10, 2001, to UtiliCorp's Tender Offer Statement on Schedule TO).

*
Previously filed.

II–5

Item 22.  Undertakings

    The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–6

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–7

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, as of December 26, 2001.

UTILICORP UNITED INC.
By:	/s/ DAN STREEK Dan Streek Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below as of December 26, 2001 by the following persons in the capacities indicated:

SIGNATURE	TITLE

** Richard C. Green, Jr.	Chairman of the Board and Chief Executive Officer* (Principal Executive Officer)
** Robert K. Green	President, Chief Operating Officer and Director*
/s/ DAN STREEK Dan Streek	Chief Financial Officer (Principal Financial and Accounting Officer)
** John R. Baker	Director*
** Herman Cain	Director*
** Irvine O. Hockaday	Director*
** Stanley O. Ikenberry	Director*

II–8

** Robert F. Jackson, Jr.	Director*
** Gerald L. Shaheen	Director*

*A majority of the board of directors

**By:	/s/ LESLIE J. PARRETTE, JR. Leslie J. Parrette, Jr. Attorney-in-Fact

II–9

INDEX TO EXHIBITS

Exhibit Number	Description of Document
3(i)(a)	Certificate of Incorporation of UtiliCorp United Inc., as amended (incorporated by reference to Exhibit 3(a) to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001).
3(i)(b)
Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(3) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
3(i)(c)
Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(4) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
3(i)(d)
Certificate of Designation to Certificate of Incorporation of UtiliCorp United Inc. (incorporated by reference to Exhibit 3(a)(6) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
3(ii)	By-laws of UtiliCorp United Inc., as amended (incorporated by reference to Exhibit 3.1 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).
4
Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).
5*	Opinion of Leslie J. Parrette, Jr., Esq., Senior Vice President, Secretary and General Counsel, UtiliCorp United Inc. regarding the validity of the UtiliCorp common stock registered hereunder.
8*	Tax Opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp United Inc.
10.1	UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (incorporated by reference to Exhibit 10(a)(2) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1999).
10.2
First Amendment and Second Amendment to UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (incorporated by reference to Exhibit 10(a)(2) to UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 2000).
10.3
UtiliCorp United Inc. Annual and Long Term Incentive Plan, including all amendments (incorporated by reference to Exhibit 10(a)(3) to UtiliCorp's Annual Report on Form 10-K for year ended December 31, 1999).
10.4	UtiliCorp United Inc. Life Insurance Program for Officers (incorporated by reference to Exhibit 10(a)(13) of UtiliCorp's Annual Report on Form 10-K for the year ended December 31, 1995).
10.5
Amended and Restated UtiliCorp United Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10(c)(1) to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).
10.6
Employment Agreement between UtiliCorp United Inc. and Richard C. Green, Jr. (incorporated by reference to Exhibit 10.4 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

II–10

10.7
Employment Agreement between UtiliCorp United Inc. and Robert K. Green (incorporated by reference to Exhibit 10.5 to UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).
10.8	Amended and Restated UtiliCorp United Inc. Capital Accumulation Plan (incorporated by reference to Exhibit 10(a)(14) to UtiliCorp's Annual Report on on Form 10-K for the year ended December 31, 2000).
10.9
First Amendment to UtiliCorp United Inc. Capital Accumulation Plan (incorporated by reference to Exhibit 10(a) of UtiliCorp's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).
23.1	Consent of Arthur Andersen LLP, independent auditors of UtiliCorp United Inc.
23.2	Consent of Arthur Andersen LLP, independent auditors of Aquila, Inc.
23.3*	Consent of Leslie J. Parrette, Jr., Esq., Senior Vice President, Secretary and General Counsel, UtiliCorp United Inc. (contained in Exhibit 5).
23.4*	Consent of Fried, Frank, Harris, Shriver & Jacobson, special counsel to UtiliCorp United Inc. (contained in Exhibit 8).
24*	Power of Attorney.
99.1*	Form of Exchange Offer Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from UtiliCorp to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Press release of UtiliCorp announcing commencement of the offer, dated December 3, 2001.
99.7	Restated Certificate of Incorporation of Aquila, Inc. (incorporated by reference to Exhibit 3.1 to Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 31, 2001).
99.8*	Amended By-laws of Aquila, Inc.
99.9
Amended and Restated Revolving Credit Agreement, dated October 1, 2001, between Aquila, Inc. and UtiliCorp United Inc. (incorporated by reference to Exhibit 10.2 to Aquila's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).
99.10
Master Separation Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(2) to the Solicitation/Recommendation Statement on Schedule 14D-9, filed by Aquila on December 14, 2001 (the "Aquila Schedule 14D-9")).
99.11	Transitional Services Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(3) to the Aquila Schedule 14D-9).
99.12	Employee Matters Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(4) to the Aquila Schedule 14D-9).

II–11

99.13	Tax Matters Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(5) to the Schedule 14D-9, filed by Aquila on December 14, 2001).
99.14	Registration Rights Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(6) to the Aquila Schedule 14D-9).
99.15
Intellectual Property Cross-License and Transfer Agreement, dated April 24, 2001, between UtiliCorp United Inc. and Aquila, Inc. (incorporated by reference to Exhibit (e)(7) to the Aquila Schedule 14D-9).
99.16
Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Keith G. Stamm (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Aquila's Registration Statement on Form S-1 (Registration No. 333-51718) (the "Aquila Form S-1").
99.17	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Dan J. Streek (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Aquila Form S-1).
99.18	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Edward K. Mills (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Aquila Form S-1).
99.19	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and John A. Shealy (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Aquila Form S-1).
99.20	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Jeffrey D. Ayers (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Aquila Form S-1).
99.21	Severance Compensation Agreement, dated as of March 16, 2001, by and between Aquila, Inc. and Brock A. Shealy (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Aquila Form S-1).
99.22	Aquila, Inc. 2001 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Aquila Form S-1).
99.23	Form of Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Aquila Form S-1).
99.24*
Complaint titled Francine Pluck v. Aquila, Inc.; UtiliCorp United Inc.; Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm, filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19236).
99.25*
Complaint titled Roseanne Caruso v. Aquila, Inc.; UtiliCorp United Inc.; Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19244NC).
99.26*
Complaint titled Darren Pinnock v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19243).

II–12

99.27*
Complaint titled George Siemers v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19246).
99.28*
Complaint titled James Hanson v. UtiliCorp UTD; Aquila, Inc.; Robert K. Green; Richard C. Green, Jr.; Keith Stamm, filed on Nov. 8, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19247).
99.29*
Complaint titled Charles Zimmer v. Richard C. Green, Jr.; Robert K. Green; Keith G. Stamm; Aquila, Inc.; UtiliCorp United Inc., filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19238NC).
99.30*
Complaint titled Joyce Sarsik v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 7, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19237).
99.31*
Complaint titled Jason Greene v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 9, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19250NC).
99.32*
Complaint titled Nicholas Ruhland v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 9, 2001 in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19251NC).
99.33*
Complaint titled Edward Shlomovich v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; UtiliCorp United Inc.; Aquila, Inc., filed on Nov. 8, 2001 in the Circuit Court of Jackson County, Missouri, at Kansas City.
99.34
Consolidated Amended Class Action Complaint titled Francine Pluck v. Aquila, Inc., et al. (C.A. 19236-NC); Joyce Sorsik v. Robert K. Green, et al. (C.A. No. 19237-NC); Charles Zimmer v. Richard C. Green, Jr., et al. (C.A. No. 19238-NC), filed on December 5, 2001 in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to Exhibit (i)(17) to Amendment No. 1, filed by UtiliCorp on December 7, 2001, to UtiliCorp's Tender Offer Statement on Schedule TO).
99.35
Second Amended Class Action Petition titled Edward Shlomovich v. Robert K. Green; Richard C. Green, Jr.; Keith G. Stamm; Aquila, Inc.; and UtiliCorp United Inc., filed on December 5, 2001 in the Circuit Court of Jackson County, Missouri, at Kansas City (Case No. 01CV226874, Division No. 12) (incorporated by reference to Exhibit (i)(18) to Amendment No. 2, filed by UtiliCorp on December 10, 2001, to UtiliCorp's Tender Offer Statement on Schedule TO).

*
Previously filed.

II–13

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE OFFER
SUMMARY Introduction
Information about UtiliCorp and Aquila UTILICORP UNITED INC. 20 West Ninth Street Kansas City, Missouri 64105 (816) 421-6600
AQUILA, INC. 1100 Walnut Street Suite 3300 Kansas City, Missouri 64106 (816) 527-1000
The Offer
Selected Historical Financial Data of UtiliCorp and Aquila
UtiliCorp Selected Unaudited Pro Forma Consolidated Financial Data
Unaudited Comparative Per Share Data
Comparative Per Share Market Data
UtiliCorp Dividend Policy
RISK FACTORS
FORWARD LOOKING INFORMATION
BACKGROUND AND REASONS FOR THE OFFER AND MERGER; OUR CHANGE IN STRATEGY
ADDITIONAL FACTORS FOR CONSIDERATION BY AQUILA STOCKHOLDERS
INFORMATION CONCERNING UTILICORP AND RECENT EVENTS
INFORMATION CONCERNING AQUILA AND RECENT EVENTS
FINANCIAL FORECASTS
COMPARATIVE PER SHARE DATA
THE OFFER
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UTILICORP UNITED INC. PRO FORMA CONSOLIDATED BALANCE SHEET—UNAUDITED As of September 30, 2001 (in millions)
UTILICORP UNITED INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME—UNAUDITED Nine Months Ended September 30, 2001 (in millions, except per share amounts)
INTERESTS OF CERTAIN PERSONS IN THE OFFER
CERTAIN COMPENSATION INFORMATION
COMPARISON OF RIGHTS OF HOLDERS OF AQUILA'S CLASS A COMMON STOCK AND HOLDERS OF UTILICORP'S COMMON STOCK
WHERE YOU CAN FIND MORE INFORMATION
UtiliCorp SEC Filings (File No. 001-03562)
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
  ANNEX A
DESCRIPTION OF AQUILA'S BUSINESS
CAPACITY SERVICES ASSETS
GENERATION ASSETS
PIPELINE ASSETS
NATURAL GAS STORAGE ASSETS
GLOSSARY
AQUILA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ANNEX C
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF UTILICORP
  ANNEX D
INTERESTS OF UTILICORP AND THE DIRECTORS AND EXECUTIVE OFFICERS OF UTILICORP IN SHARES OF AQUILA
SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
INDEX TO COMBINED FINANCIAL STATEMENTS AQUILA, INC.
Aquila, Inc. and Subsidiaries Combined Statements of Income (In millions, except per share amounts)
Aquila, Inc. and Subsidiaries Combined Balance Sheets (In millions)
Aquila, Inc. and Subsidiaries Combined Statements of Shareholder's Equity (In millions)
Aquila, Inc. and Subsidiaries Combined Statements of Comprehensive Income (In millions)
Aquila, Inc. and Subsidiaries Combined Statements of Cash Flows (In millions)
Aquila, Inc. and Subsidiaries Notes to the Combined Financial Statements
Aquila, Inc. Combined Statements of Income—Unaudited (Dollars in millions, except per share amounts)
Aquila, Inc. Combined Balance Sheets (Dollars in millions)
Aquila, Inc. Combined Statements of Comprehensive Income—Unaudited
Aquila, Inc. Combined Statements of Cash Flows—Unaudited (Dollars in millions)
Aquila, Inc. Notes to Combined Financial Statements (Unaudited)
Aquila, Inc. Combined Quarterly Information (Unaudited) (in millions, except per share amounts)
UMB BANK, n.a.
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification Of Directors And Officers
  Item 21. Exhibits
  Item 22. Undertakings
SIGNATURES
INDEX TO EXHIBITS